SABINE PASS LIQUEFACTION, LLC

AND EACH GUARANTOR THAT MAY BECOME PARTY HERETO

INDENTURE

Dated as of February 24, 2017

The Bank of New York Mellon

Trustee

i

EXHIBITS

Appendix A	PROVISIONS RELATING TO INITIAL NOTES AND ADDITIONAL NOTES
Appendix B	PAYMENT SCHEDULE
Exhibit A-1	FORM OF NOTE
Exhibit A-2	FORM OF REGULATION S TEMPORARY GLOBAL NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF NOTATION OF GUARANTEE
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE
Exhibit F	ADDITIONAL NOTES AND SUPPLEMENTAL INDENTURES FOR ADDITIONAL NOTES
Exhibit G	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

INDENTURE dated as of February 24, 2017 among Sabine Pass Liquefaction, LLC, a Delaware limited liability company, any Guarantors (as defined herein) that may become a party hereto from time to time, and The Bank of New York Mellon, as Trustee.

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of Notes (as defined herein).

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01    Definitions.

“2013 Indenture” means the indenture, dated as of February 1, 2013, between the Company and The Bank of New York Mellon, as Trustee, as supplemented by the First Supplemental Indenture, dated as of April 16, 2013, the Second Supplemental Indenture, dated as of April 16, 2013, the Third Supplemental Indenture, dated as of November 25, 2013, the Fourth Supplemental Indenture, dated as of May 20, 2014, the Fifth Supplemental Indenture, dated as of May 20, 2014, the Sixth Supplemental Indenture, dated as of March 3, 2015, the Seventh Supplemental Indenture, dated as of June 14, 2016, the Eighth Supplemental Indenture, dated as of September 19, 2016 and the Ninth Supplemental Indenture, dated as of September 23, 2016.

“Acceptable Rating Agency” means S&P, Fitch, Moody’s, or any other “nationally recognized statistical rating organization” registered with the U.S. Securities and Exchange Commission, including any successor to S&P, Fitch or Moody’s.

“Account” has the meaning given to such term in the Accounts Agreement.

“Accounts Agreement” means the Second Amended and Restated Accounts Agreement, dated as of June 30, 2015, among the Company, the Common Security Trustee and the Accounts Bank, as amended from time to time.

“Accounts Bank” means Compass Bank, d.b.a. BBVA Compass, or any successor to it appointed pursuant to the terms of the Accounts Agreement.

“Accounts Bank Fee Letter” means the Fee Letter, dated as of July 31, 2012, between the Company and the Accounts Bank.

“Additional Debt Service Reserve Account” means any Additional Debt Service Reserve Account so designated, established and created by the Accounts Bank, as directed by the Company pursuant to the Accounts Agreement, upon the incurrence of any Secured Replacement Debt or Secured Expansion Debt that provides for a “debt service reserve requirement.”

“Additional Material Project Document” means any contract, agreement, letter agreement or other instrument to which the Company becomes a party after the Initial Senior Secured Debt Closing Date that:

(a) replaces or substitutes for an existing Material Project Document; or

(b) (i) contains obligations and liabilities that are in excess of $250,000,000 over its term (including after taking into account all amendments, amendments and restatements, supplements, or waivers to any such contract, agreement, letter agreement or other instrument) and (ii) is for a term that is greater than two years;

provided, that for the purposes of this definition, any series of related transactions shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable.

“Additional Notes” means Notes (other than the Initial Notes) issued under this Indenture in accordance with Section 2.1(d) of Appendix A and Exhibit F.

“Additional Secured Debt” means any of (a) the Secured Train 6 Debt, (b) the Secured Replacement Debt, (c) the Secured Working Capital Debt and (d) the Secured PDE Debt.

“Administrative Decisions” has the meaning given to such term in the Intercreditor Agreement.

“Advance” means a borrowing of a loan, issuance of or drawing upon a letter of credit or the issuance of debt securities pursuant to any Secured Debt Instrument.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is Controlled by any such member or trust. Notwithstanding the foregoing, the definition of “Affiliate” shall not encompass (a) any individual solely by reason of his or her being a director, officer or employee of any Person and (b) the Term Loan A Administrative Agent, the Common Security Trustee, the Trustee or any Secured Debt Holder.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Aggregate Other Secured Debt” means, at any time, the aggregate amount of Other Secured Debt.

“Aggregate Secured Bank Debt” means, at any time, the aggregate amount of (i) the Secured Bank Debt and (ii) without duplication, any Additional Secured Debt (other than any

Additional Secured Debt that is either (x) Other Secured Debt or (y) loans made primarily by institutional investors, term loan B loans or any other loans made pursuant to one or more credit facilities in which the lenders are not primarily financial institutions engaged in the business of banking).

“Aggregate Secured Debt” means, at any time, the aggregate amount of Secured Debt.

“Aggregate Secured ECA Debt” means, at any time, the aggregate amount of the Secured ECA Debt.

“Applicable Facility LNG Sale and Purchase Agreement” means any Facility LNG Sale and Purchase Agreement (other than (A) any terminated Facility LNG Sale and Purchase Agreement, (B) any Facility LNG Sale and Purchase Agreement in relation to which a Bankruptcy has occurred in respect of the counterparty thereof, (C) any Facility LNG Sale and Purchase Agreement not then in effect and (D) any Facility LNG Sale and Purchase Agreement in material payment default or a breach that has resulted in a material non-payment by the counterparty to such Facility LNG Sale and Purchase Agreement) with respect to any Train (a) for which the Company shall have delivered to the Trustee a certificate of an Authorized Officer of the Company certifying that the In-Service Date has occurred or (b) (i) for which the Company shall have delivered to the Trustee a certificate of an Authorized Officer of the Company certifying that such Train is under construction pursuant to a validly issued full notice to proceed under an EPC Contract not in material default and (ii) for which the Company shall have delivered to the Trustee a certificate from the Independent Engineer certifying that the Indebtedness incurred in respect thereof, together with any equity contribution amount required by such Indebtedness and all Contracted Cash Flows, are sufficient to fund the entirety of the Project Costs of such Train through the Guaranteed Substantial Completion Date thereof, plus reasonable contingencies. As of the date of this Indenture, the Train One and Train Two LNG Sales Agreements, the Train Three and Train LNG Four Sales Agreements and the Train 5 LNG Sales Agreement are Applicable Facility LNG Sale and Purchase Agreements.

“Applicable Law” means, except as the context may otherwise require, all applicable laws (including common law), rules, regulations, ordinances, judgments, decrees, injunctions, writs and orders of any Government Authority.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(a) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Sections 4.13 and 5.01, and not by the provisions of Section 4.09; and

(b) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $50,000,000;

(2) a transfer of assets between or among the Company and any of its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to any Restricted Subsidiary of the Company;

(4) the sale, lease or other disposition of (A) products, services, inventory or accounts receivable in the ordinary course of business or (B) equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets and the disposition of obsolete equipment, equipment that is damaged or worn out or assets no longer needed in the business of the Company;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) settlement, release, waiver or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by this Indenture;

(7) a Restricted Payment that does not violate Section 4.06 or a Permitted Investment;

(8) the sale or other disposition of LNG (or other commercial products);

(9) sales, transfers or other dispositions of Permitted Investments;

(10) sales of Services in the ordinary course of business;

(11) sales of any LNG related to additional liquefaction trains developed by the Company;

(12) transfers or novations of Interest Rate Protection Agreements in accordance with the Common Terms Agreement;

(13) sales or other dispositions of the Improved Facilities (as defined in the Cooperation Agreement);

(14) conveyance to gas transmission companies of gas interconnection or metering facilities built using Capital Expenditures permitted by the Common Terms Agreement;

(15) subject to clause (a) of the definition of Permitted Indebtedness, the assignment, novation or transfer of any Train Five LNG Sales Agreement, any Train Six LNG Sales Agreements or the CMI LNG Sale and Purchase Agreement and any related agreements by the Company to an Affiliate of the Company; provided, however, that if the Company incurs Expansion Debt in respect of Train Five or Train Six, as applicable, pursuant to clause (a) of the definition of Permitted Indebtedness, any such assignment, novation or transfer of any Train Five LNG Sales Agreement or any Train Six LNG Sales Agreement, as applicable, and any related agreements by the Company to an Affiliate of the Company shall constitute an Asset Sale unless it otherwise qualifies under any of the other listed exception in this “Asset Sales” definition; and

(16) any single transaction or series of related transactions pursuant to the terms of an agreement existing on the Notes Issue Date.

“Authorized Officer” means: (a) with respect to any Person that is a corporation, the chairman, president, senior vice president, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of such Person, (b) with respect to any Person that is a partnership, the chairman, president, senior vice president, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of a general partner of such Person and (c) with respect to any Person that is a limited liability company, the chairman, president, senior vice president, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary, the manager, the managing member or a duly appointed officer of such Person.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events, conditions or circumstances:

(a) such Person shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties (the term “acquiesce,” as used in this definition, includes the failure to file in a timely manner a petition or motion to vacate or discharge any order, judgment or decree after entry of such order, judgment or decree);

(b) a case or other proceeding shall be commenced against such Person without the consent or acquiescence of such Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief with respect to such Person or its debts under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 90 consecutive days;

(c) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, and such Person shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain undischarged, unvacated or unstayed for 120 days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its property shall be appointed without the consent or acquiescence of such Person and such appointment shall remain unvacated and unstayed for an aggregate of 120 days (whether or not consecutive);

(d) such Person shall admit in writing its inability to pay its debts as they mature or shall generally not be paying its debts as they become due;

(e) such Person shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors;

(f) such Person shall take any corporate or partnership action for the purpose of effecting any of the foregoing; or

(g) an order for relief shall be entered in respect of such Person under the Bankruptcy Code.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 11 et seq.

“Bankruptcy Law” means the Bankruptcy Code and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“BG” means BG Gulf Coast LNG, LLC.

“BG FOB Sale and Purchase Agreement” means the Amended and Restated LNG Sale and Purchase Agreement (FOB), dated January 25, 2012, between the Company and BG, as amended from time to time, and, subject to the provisions of Sections 6.01(6) and 6.01(8), any replacements thereof entered into with the required approval of the Required Secured Parties or, at any time when there is no Secured Bank Debt outstanding, any replacements thereof meeting the requirements of Section 4.20.

“Blackstone” means the Blackstone Guarantor and/or Blackstone Holdco, as the context may require.

“Blackstone Guarantor” means Blackstone Capital Partners VI-Q L.P., a Delaware limited partnership.

“Blackstone Holdco” means Blackstone CQP Holdco LP, a Delaware limited partnership.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, Controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Board of Directors” means:

(a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday, Sunday or any other day which is a legal holiday or a day on which banking institutions are permitted or required by law, regulation or executive order to be closed in New York, New York.

“Business Interruption Insurance Proceeds” means all proceeds of any insurance policies required pursuant to the Common Terms Agreement or otherwise obtained with respect to the Company or the Project insuring the Company against business interruption or delayed start-up.

“Calculation Date” means the last day of the month immediately preceding a Restricted Payment Date.

“Calculation Period” means, on any Calculation Date, the period commencing twelve months prior to, and ending on, such Calculation Date; provided, that prior to the first anniversary of the DSCR Start Date, the Calculation Period shall mean the period beginning on the first day of the first full month following the DSCR Start Date and ending on, the Calculation Date.

“Capital Expenditures” means, for any period, the aggregate amount of all expenditures of the Company payable during such period that, in accordance with GAAP, are or should be included in “purchase of property, plant and equipment” or similar items reflected in the consolidated statement of cash flows of the Company.

“Capital Lease Obligations” means, for any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property of such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Accounting Standards Codification 840-30, Capital Leases of the Financial Accounting Standards Board) and, for purposes of the Financing Documents, the amount of such obligations shall be the capitalized amount of such obligations, determined in accordance with GAAP (including such ASC 840-30).

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(a) Dollars;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(c) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s (or, if any of such entities cease to provide such ratings, the equivalent rating from any other Acceptable Rating Agency);

(d) certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better;

(e) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b), (c) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper or tax exempt obligations having one of the two highest ratings obtainable from Moody’s or S&P (or, if any of such entities cease to provide such ratings, the equivalent rating categories from any other Acceptable Rating Agency) and, in each case, maturing within one year after the date of acquisition; and

(g) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition or a money market fund or a qualified investment fund (including any such fund for which the Trustee or any Affiliate thereof acts as an advisor or a manager) given one of the two highest long-term ratings available from S&P or Moody’s (or, if any of such entities cease to provide such ratings, the equivalent rating categories from any other Acceptable Rating Agency).

“Cash Flow” means, for any period, the sum (without duplication) of the following:

(a) all cash paid to the Company during such period in connection with the ownership or operation of the Project;

(b) all interest and investment earnings paid to the Company or accrued during such period;

(c) all cash paid to the Company during such period as Business Interruption Insurance Proceeds; and

(d) all cash paid to the Company during the applicable period from any direct or indirect owner of the Company by way of equity contribution or subordinated shareholder loans (in each case as otherwise permitted pursuant to the terms of the Financing Documents);

provided, however, that Cash Flow shall not include any proceeds of any Senior Debt or any other Indebtedness incurred by the Company; Insurance Proceeds; Condemnation Proceeds; proceeds from any disposition of assets of the Project or the Company other than the sale of capacity and other commercial products in the ordinary course of business and tax refunds.

“Cash Flow Available for Debt Service” means, for any period, an amount equal to the amount of Cash Flow received by the Company during such period minus all operating and maintenance expenses paid during such period.

“Centrica FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated March 22, 2013, between the Company and Centrica plc, as amended from time to time, and, subject to the provisions of Sections 6.01(6) and 6.01(8), any replacements thereof entered into with the required approval of the Required Secured Parties or, at any time when there is no Secured Bank Debt outstanding, any replacements thereof meeting the requirements of Section 4.20.

“Change of Control” means the Parent shall own, directly or indirectly, less than 50% of the voting and economic interests in the Company; provided that a Change of Control shall not be deemed to have occurred if the Company shall have received letters from any two Acceptable Rating Agencies (or if only one Acceptable Rating Agency is then rating the Notes, the Company shall have received a letter from that Acceptable Rating Agency) to the effect that the Acceptable Rating Agency has considered the contemplated event under this definition and that, if the contemplated event occurs, such Acceptable Rating Agency would reaffirm the then current rating of the Notes as of the date of such event.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“CMI LNG Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated May 14, 2012, between the Company and Cheniere Marketing, LLC, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means the Collateral (as defined in each of the Security Documents).

“Commission” or “SEC” means the United States Securities and Exchange Commission.

“Common Security Trustee” means Société Générale or any successor to it appointed pursuant to the terms of the Security Agency Agreement.

“Common Security Trustee/Term Loan A Administrative Agent Fee Letter” means the Fee Letter dated as of July 30, 2012, between the Company and Société Générale, in its capacities as the Term Loan A Administrative Agent and the Common Security Trustee.

“Common Terms Agreement” means the Second Amended and Restated Common Terms Agreement, dated as of June 30, 2015, among the Company, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee and the Intercreditor Agent, as amended from time to time.

“Company” means Sabine Pass Liquefaction, LLC, and any and all successors thereto.

“Condemnation Proceeds” means any amounts and proceeds of any kind (including instruments) payable in respect of any Event of Taking.

“ConocoPhillips License Agreements” means the License Agreements between the Company and ConocoPhillips Company, dated as of May 3, 2012 and dated as of December 21, 2012, as each is amended from time to time.

“Consents” means (a) each consent to collateral assignment required to be entered into pursuant to the Financing Documents, in each case, by and among the Company, the Common Security Trustee and the Persons identified therein and (b) each subordination, non-disturbance, surface use and/or recognition agreement, affidavit of use and possession, estoppel certificate from counterparties to the Real Property Documents required to be entered into pursuant to the Financing Documents.

“Construction Account” means the Construction Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Construction/Term Loan” means a loan made by the Secured Bank Debt Holders to the Company in an aggregate amount of up to $3,626,000,000 in accordance with and pursuant to the terms of the Term Loan A Credit Agreement.

“Consultants” means the Independent Engineer, the Insurance Advisor and the Market Consultant.

“Contest” or “Contested” means, with respect to any Person, with respect to any Taxes or any Lien imposed on Property of such Person (or the related underlying claim for labor, material, supplies or services) by any Government Authority for Taxes or with respect to obligations under ERISA or any Mechanics’ Lien (each, a “Subject Claim”), a contest of the amount, validity or application, in whole or in part, of such Subject Claim pursued in good faith and by appropriate legal, administrative or other proceedings diligently conducted so long as:

(a) during the period of such contest the enforcement of such Subject Claim is effectively stayed and any Lien (including any inchoate Lien) arising by virtue of such Subject Claim and securing amounts in excess of $25,000,000 shall, if required by applicable Government Rule, be effectively secured by posting of cash collateral or a surety bond (or similar instrument) by a reputable surety company;

(b) no Secured Party or any of its officers, directors or employees has been or could reasonably be expected to be exposed to any risk of criminal or civil liability or sanction in connection with such contested items;

(c) the failure to pay such Subject Claim under the circumstances described above could not otherwise reasonably be expected to result in a Material Adverse Effect; and

(d) any contested item determined to be due, together with any interest or penalties thereon, is promptly paid when due after resolution of such Contest, if required by such resolution. The term “Contest” used as a verb shall have a correlative meaning.

“Contracted Cash Flow” means the sum of (a) the projected cash to be received by the Company with respect to Monthly Sales Charges or the fixed price component based on FOB LNG Sale and Purchase Agreements that, at the time of such incurrence, are in effect and not in material default, plus (b) the projected cash to be received by the Company with respect to Monthly Sales Charges (or the fixed price component) based on LNG sales contracts that, at the time of such incurrence, are in effect and not in material payment default or a breach that has resulted in a material non-payment by the counterparty to such agreement and are with counterparties that (1) have an Investment Grade Rating from at least two Acceptable Rating Agencies, or who provide a guaranty from an affiliate that has at least two of such ratings or (2) have a direct or indirect parent with an Investment Grade Rating from at least one Acceptable Rating Agency and either the counterparty or an affiliate of such counterparty who is providing a guaranty has a tangible net worth in excess of $15,000,000,000, minus (c) the fixed expenses that could reasonably be expected to be incurred if the counterparties to the FOB LNG Sale and Purchase Agreements and such other LNG sales agreements were not lifting any cargoes from the Company; provided that for the purposes of Section 4.08(a)(2), it shall not be a material default, material payment default or a breach that has resulted in a material non-payment under clause (a) or clause (b) of this definition, as applicable, if (A) a Bankruptcy has occurred in respect of the applicable counterparty to such FOB LNG Sale and Purchase Agreement or such LNG sales contract, as applicable, and the bankruptcy court enters an order permitting the assumption of the applicable FOB LNG Sale and Purchase Agreement or LNG sales contract or (B) such counterparty continues to meet its contractual obligations thereunder.

“Contracted Cash Flow Available for Debt Service” means, for any period, an amount equal to the sum of (i) the amount set forth in clauses (a) and (b) of the definition of Contracted Cash Flow expected to be received by the Company during such period, minus (ii) the amount set forth in clause (c) of the definition of Contracted Cash Flow expected to be paid during such period plus (iii) any amounts expected to be received pursuant to clauses (b) and (c) of the definition of Cash Flow during such period.

“Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and, in any event, any Person owning at least 50% of the voting securities of another Person shall be deemed to Control that Person.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) Parent and its Controlled Affiliates.

“Cooperation Agreement” means the Cooperation Agreement, dated July 31, 2012, between the Company and SPLNG, as amended from time to time.

“Corporate Trust Office of the Trustee” means the address of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of the execution of this instrument is located at the address specified in Section 13.01 or such other address as to which the Trustee may designate from time to time by notice to the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Company).

“Covered Action” means:

(a) any consent to a Modification of or under any Financing Document by the Intercreditor Agent, the Common Security Trustee or any Secured Party, other than any Permitted Modification;

(b) any instruction given to the Common Security Trustee under or with respect to any Financing Document; and

(c) any exercise of discretion by the Intercreditor Agent, a Secured Debt Holder Group Representative or the Common Security Trustee under or with respect to any Financing Document to the extent the Intercreditor Agent, Secured Debt Holder Group Representative or the Common Security Trustee requests instruction, in each case other than certain Administrative Decisions permitted by the Intercreditor Agreement.

“CQP Indemnity Letter” means that certain indemnity letter, dated as of July 31, 2012, between the Parent and the Company with respect to Leases, Sublease and the Sabine Liquefaction TUA.

“CQP Security Agreement” means the Security Agreement, dated as of July 31, 2012, between the Parent and the Common Security Trustee.

“Creole Trail Pipeline Transportation Agreement” means the Firm Transportation Agreement, dated as of March 11, 2015, between the Company and Cheniere Creole Trail Pipeline, L.P. pursuant to the Creole Trail Precedent Agreement.

“Creole Trail Precedent Agreement” means the Transportation Precedent Agreement, dated as of August 6, 2012, between the Company and Cheniere Creole Trail Pipeline, L.P., as amended by that certain First Amendment to Transportation Precedent Agreement Firm Transportation Services, dated as of November 5, 2012, as further amended by that certain Second Amendment to Transportation Precedent Agreement Firm Transportation Services, dated as of March 11, 2015.

“CTA Event of Default” means any of the events described in Section 9 (Events of Default for Secured Debt) in the Common Terms Agreement.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt Service” means, for any period, the sum of (without duplication):

(a) all fees scheduled to become due and payable (or, for purposes of the Debt Service Coverage Ratio, accrued or paid) during such period in respect of any Senior Debt;

(b) interest on the Senior Debt (taking into account any Interest Rate Protection Agreements) scheduled to become due and payable (or for the purposes of the Debt Service Coverage Ratio, accrued or paid) during such period;

(c) scheduled principal payments of the Senior Debt to become due and payable (or, for purposes of the Debt Service Coverage Ratio, accrued or paid) during such period;

(d) all payments due or anticipated to become due (or, for purposes of the Debt Service Coverage Ratio, accrued or paid) by the Company pursuant to and provision in respect of increased costs or taxes under any Secured Bank Debt with respect to such principal, interest and fees and similar payments under any Senior Debt Instrument; and

(e) any indemnity payments due to any of the Secured Parties.

“Debt Service Coverage Ratio” or “DSCR” means, at any date, the ratio of Cash Flow Available for Debt Service for the preceding 12-month period to the aggregate amount required to service the Company’s Debt Service payable for the preceding 12-month period (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of Section 4.08, and all Indebtedness or Guarantees that would have been permitted to be incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of Section 4.08 of the 2013 Indenture prior to the Investment Grade Date and the scheduled principal payment of any Senior Debt that has bullet maturities or balloon payments at maturity or in the final year prior to maturity); provided, that for purposes of Section 4.06, any DSCR calculation performed prior to the first anniversary of the DSCR Start Date will be based on the number of months elapsed since the DSCR Start Date; provided, further, that the Company may exclude from any DSCR calculation the Cash Flow Available for Debt Service and the prorated aggregate amount required to service the Company’s Debt Service attributable to any month in which a Force Majeure Event had occurred or was continuing for up to twelve months in any period for which any DSCR calculation is performed.

“Debt Service Reserve Account” means any Debt Service Reserve Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Default” means an Event of Default or CTA Event of Default, as applicable, or an event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would become an Event of Default or CTA Event of Default, as applicable.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof, issued in accordance with Section 2.3 of Appendix A, and, in the case of Initial Notes, substantially in the form of Exhibit A-1 except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Default Contracts” means any Default LNG Sale and Purchase Agreement and any of the Train One and Train Two EPC Contract, the Sabine Liquefaction TUA and, if the Company incurs Expansion Debt in respect of Train Three and Train Four pursuant to clause (a) of the definition of Permitted Indebtedness, the Train Three and Train Four EPC Contract.

“Default LNG Sale and Purchase Agreement” means:

(a) at any time following Substantial Completion of Train Four, any Facility LNG Sale and Purchase Agreement if (i) such Facility LNG Sale and Purchase Agreement, together with any other Facility LNG Sale and Purchase Agreement that is a Default LNG Sale and Purchase Agreement, accounts for more than 25% of the net revenues of the Company for the prior twelve months and are anticipated to account for at least 25% of the net revenues of the Company over the following twelve months and (ii) such Facility LNG Sale and Purchase Agreement, together with any other Facility LNG Sale and Purchase Agreement that is a Default LNG Sale and Purchase Agreement, has a remaining term of more than four years; and

(b) at all other times, any of the Train One and Train Two LNG Sales Agreements and, if the Company incurs Expansion Debt in respect of Train Three and Train Four pursuant to clause (a) of the definition of Permitted Indebtedness, any of the Train Three and Train Four LNG Sales Agreements.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.05 as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Voting Party” means, at any time, with respect to any Secured Debt Instrument, (i) the Secured Debt Holder Group Representative of such Secured Debt Holder Group or (ii) such other Person which has been authorized to act as a Designated Voting Party by the Secured Debt Holder Group Representative of such Secured Debt Holder Group in a written notice given to the Intercreditor Agent and each other Secured Debt Holder Group Representative.

“Development” means the development, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and use of the Project and the purchase and sale of natural gas and the sale of LNG, the export of LNG from the Project (and, if elected, the import of LNG to the extent the Company has all necessary Government Approvals therefor), the transportation of natural gas to the Project by third parties, and the sale of other Services or other products or by-products of the Project and all activities incidental thereto, in each case in accordance with the Transaction Documents. “Develop” and “Developed” shall have the correlative meanings.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant in Section 4.06. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Distribution Account” means the Distribution Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“DOE/FE” means the United States Department of Energy Office of Fossil Energy or any successor thereto having jurisdiction over the import of LNG to and the export of LNG from the Project.

“Dollars” and “$” means lawful money of the United States.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“DSCR Start Date” means September 15, 2016.

“EPC Contractor” means Bechtel Oil, Gas and Chemicals, Inc. or, in the case of the EPC Contract with respect to Train Six, the relevant contractor under such EPC Contract.

“EPC Contract” means any of the Train One and Train Two EPC Contract, the Train Three and Train Four EPC Contract, the Train Five EPC Contract and any engineering, procurement and construction contract entered into by the Company related to the construction of Train Six, as applicable.

“Equity Contribution Amount” means $1,890,000,000.

“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Euroclear” means Euroclear Bank, S.A./N.V. or any successor securities clearing agency.

“Event of Abandonment” means any of the following shall have occurred:

(a) the abandonment, suspension or cessation of all or a material portion of the activities related to the Development for a period in excess of 60 consecutive days (other than as a result of force majeure so long as the Company is diligently attempting to restart the Development);

(b) a formal, public announcement by the Company of a decision to abandon or indefinitely defer or suspend the Development for any reason; or

(c) the Company shall make any filing with FERC giving notice of the intent or requesting authority to abandon the Development for any reason.

“Event of Loss” means any event that causes the Pipeline or any Property of the Company, or any portion thereof, to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, and shall include an Event of Taking.

“Event of Taking” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Government Authority relating to all or any part of the Pipeline or the Project, any Equity Interests in the Company or any other part of the Collateral.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expansion Debt” means additional senior secured or unsecured Indebtedness to finance the development of additional Trains and to be incurred after the Notes Issue Date.

“Export Credit Agency” means any export credit agency or similar financial institution.

“Facility LNG Sale and Purchase Agreements” means, collectively, the Train One and Train Two LNG Sales Agreements, the Train Three and Train Four LNG Sales Agreements, the Train Five LNG Sales Agreement and any additional LNG sales agreements entered into by the Company.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Indenture).

“FATCA Withholding Tax” shall mean any withholding Tax pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (and any regulations or agreements thereunder or official interpretations thereof) or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement).

“Fee Letters” means the Joint Lead Arranger Fee Letters, the Accounts Bank Fee Letter, the Common Security Trustee/Term Loan A Administrative Agent Fee Letter and the Intercreditor Agent Fee Letter.

“FERC” means the United States Federal Energy Regulatory Commission or any successor thereto having jurisdiction over the transportation of natural gas through, or the siting, construction or operation of, the Project.

“Final Completion” has the meaning assigned to the term “Final Completion” in the Train One and Train Two EPC Contract.

“Financing Documents” means each of:

(a) the Common Terms Agreement;

(b) this Indenture and any additional indentures entered into in connection with the issuance of any additional Senior Bonds;

(c) each other Secured Debt Instrument;

(d) each of the Security Documents;

(e) the Security Agency Agreement;

(f) the Intercreditor Agreement;

(g) the Notes;

(h) the Permitted Hedging Agreements;

(i) the Fee Letters;

(j) the CQP Indemnity Letter;

(k) the Hedge Opportunity Letter;

(l) the Notarial Assignment;

(m) the other financing and security agreements, documents and instruments delivered in connection with the Common Terms Agreement; and

(n) each other document designated as a Financing Document by the Company and each Secured Debt Holder Group Representative.

“Fiscal Quarter” means each three-month period commencing on January 1, April 1, July 1 and October 1 of any Fiscal Year and ending on the next March 31, June 30, September 30 and December 31, respectively.

“Fiscal Year” means any period of 12 consecutive calendar months beginning on January 1 and ending on December 31 of each calendar year.

“Fitch” means Fitch Ratings, Ltd.

“FOB Sale and Purchase Agreements” means, collectively, the BG FOB Sale and Purchase Agreement, the Centrica FOB Sale and Purchase Agreement, the GN FOB Sale and Purchase Agreement, the KoGas FOB Sale and Purchase Agreement, the GAIL FOB Sale and Purchase Agreement and the Total FOB Sale and Purchase Agreement.

“Force Majeure Event” means the occurrence of a Force Majeure event under any of the Facility LNG Sale and Purchase Agreements.

“Fundamental Decision” means:

(a) Modifying Article V (Application of Funds) of the Accounts Agreement, other than Section 5.08 (Insurance/Condemnation Proceeds Account) of the Accounts Agreement, and defined terms used therein;

(b) Modifying any of the provisions of Section 2.4 (Working Capital Debt), 2.5 (Replacement Debt) or 7.5 (Restrictions on Indebtedness) of the Common Terms Agreement, governing the incurrence by the Company of Working Capital Debt and Replacement Debt;

(c) Modifying any of the conditions for the making of Restricted Payments under Section 7.7 (Restricted Payments) of the Common Terms Agreement;

(d) Modifying any of the provisions of Section 7.8 (Limitation on Liens) of the Common Terms Agreement, Section 2.1 (Granting Clause) of the Security Agreement or Section 2.1 (Granting Clause) of the Pledge Agreement or any other provision of the Financing Documents governing the granting of or priority of the Liens over the Security;

(e) Modifying any of the provisions of Section 7.2 (Prohibition of Fundamental Changes) of the Common Terms Agreement; and

(f) Modifying the definition of “Project Completion Date” as set out in the Common Terms Agreement.

“Fundamental Government Approvals” the approvals and permits issued by FERC and DOE/FE as set forth on Schedule 4.6(a) of the Common Terms Agreement, and, when obtained, the approvals and permits issued by FERC and DOE/FE as set forth on Schedule 4.6(b) of the Common Terms Agreement.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GAIL” means GAIL (India) Limited.

“GAIL FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated December 11, 2011, between the Company and GAIL, as amended from time to time, and, subject to the provisions of Sections 6.01(6) and 6.01(8), any replacements thereof entered into with the required approval of the Required Secured Parties or, at any time when there is no Secured Bank Debt outstanding, any replacements thereof meeting the requirements of Section 4.20.

“Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

“Gas Hedge Provider” means any party (other than the Loan Parties or any of their Affiliates) that is a party to a Permitted Hedging Agreement described in clause (b) of the definition thereof that is secured by a Security in the Collateral pursuant to the Security Documents.

“Gas Hedge Termination Value” means the amount of any termination payment owed by the Company to a Gas Hedge Provider under a Secured Gas Hedge Instrument, or to any other counterparty under a Gas hedge agreement that is not a Secured Gas Hedge Instrument, in either case upon the termination of the Secured Gas Hedge Instrument or such other Gas hedge agreement that is not a Secured Gas Hedge Instrument as a result of a party’s default thereunder.

“General Partner” means Cheniere Energy Partners GP, LLC.

“Global Note Legend” means (i) in the case of the Initial Notes, the legend set forth in Section 2.3(g)(2) of Appendix A and (ii) in the case of any Additional Notes, a legend required or permitted by Section 2.1(d) of Appendix A.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes, the Unrestricted Global Notes and any Additional Notes issued as a Global Note, deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in accordance with Sections 2.1 and 2.3 of Appendix A.

“GN” means Gas Natural Aprovisionamientos SDG S.A.

“GN FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated November 21, 2011, between the Company and GN, as amended from time to time, and, subject to the provisions of Sections 6.01(6) and 6.01(8), any replacements thereof entered into with the required approval of the Required Secured Parties or, at any time when there is no Secured Bank Debt outstanding, any replacements thereof meeting the requirements of Section 4.20.

“Government Approval” means (a) any authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, by or with, (b) any required notice to, (c) any declaration of or with or (d) any registration by or with, any Government Authority.

“Government Authority” means any supra-national, federal, state or local government or political subdivision thereof or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the Person or matters in question.

“Government Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Government Authority, including all common law, which is applicable to any Person, whether now or hereafter in effect.

“Government Securities” means securities that are direct obligations of, or obligations guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property of any Person, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding (a) endorsements for collection or deposit in the ordinary course of business and (b) customary non-financial indemnity or hold harmless provisions included in contracts entered into in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guaranteed Substantial Completion Date” means the “Guaranteed Substantial Completion Date” or any equivalent term, with respect to each Train, as defined in the applicable EPC Contract.

“Guarantors” means each Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture, and each such Person’s respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedge Opportunity Letter” means the Hedge Opportunity Letter, dated as of July 11, 2012, among the Company, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Union Bank, N.A., Crédit Agricole Corporate and Investment Bank, Credit Suisse Securities (USA) LLC, HSBC Securities

(USA), Inc., J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, SG Americas Securities, LLC, Deutsche Bank Trust Company Americas, Standard Chartered Bank, and Sovereign Bank, N.A.

“Hedge Termination Value” means, in respect of any Interest Rate Protection Agreement, after taking into account the effect of any legally enforceable netting agreement to which the Company is a party relating to such Interest Rate Protection Agreement, for any date on or after the date such Interest Rate Protection Agreement has been closed out and termination value determined in accordance therewith, such termination value.

“Hedging Agreement” means any agreement in respect of any interest rate, swap, forward rate transaction, commodity swap, commodity option, commodity future, interest rate option, interest or commodity cap, interest or commodity collar transaction, currency swap agreement, currency future or option contract, or other similar agreements (other than the Term Loan A Credit Agreement).

“Holder” means a Person in whose name a Note is registered.

“IAI Global Note” means a Global Note issued in accordance with Section 2.1(c)(1)(B) of Appendix A.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $5,000,000 and whose total revenues for the most recent 12-month period do not exceed $5,000,000.

“Impairment” means, with respect to any Government Approval;

(a) the rescission, revocation, staying, withdrawal, early termination, cancellation, repeal or invalidity thereof or otherwise ceasing to be in full force and effect;

(b) the suspension or injunction thereof; or

(c) the inability to satisfy in a timely manner stated conditions to effectiveness or amendment, modification or supplementation thereof in whole or in part. The verb “Impair” shall have a correlative meaning.

“In-Service Date” means (a) with respect to Train One, May 27, 2016, and with respect to Train Two, September 15, 2016, and (b) with respect to the EPC Contract with respect to any other Train, the date when the Independent Engineer shall have certified in writing to the Trustee that “substantial completion” (based on the corresponding defined term in such EPC Contract) of such Train has occurred.

“Indebtedness” of any Person means without duplication:

(a) all obligations of such Person for borrowed money or in respect of deposits or advances of any kind;

(b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, or similar instruments;

(c) all obligations of such Person upon which interest charges are customarily paid;

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or are otherwise limited in recourse);

(e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(g) all Guarantees by such Person of Indebtedness of others;

(h) all Capital Lease Obligations of such Person;

(i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (including standby and commercial), bank guaranties, surety bonds, letters of guaranty and similar instruments;

(j) all obligations of such Person in respect of any Hedging Agreement;

(k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and

(l) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Engineer” means Lummus Consultants International, Inc. (f/k/a Shaw Consultants International, Inc.) and any replacement thereof appointed by the Required Secured Parties and, if no CTA Event of Default shall then be occurring, after consultation with the Company.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means $800,000,000 aggregate principal amount of 5.00% Senior Secured Notes due 2037 issued under this Indenture on the date hereof.

“Initial Notes Purchase Agreement” means the Note Purchase Agreement, dated February 24, 2017, between the Company and the purchasers named therein, pursuant to which the Initial Notes were issued.

“Initial Purchasers” means, with respect to the Initial Notes, the purchasers named in the Initial Notes Purchase Agreement, and with respect to any Additional Notes, the purchaser or purchasers of such Additional Notes from the Company.

“Initial Senior Secured Debt Closing Date” means July 31, 2012.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who is not also a QIB.

“Insurance Advisor” means Aon Risk Services and any replacement thereof appointed by the Required Secured Parties and, if no CTA Event of Default shall then be occurring, after consultation with the Company.

“Insurance Proceeds” means all proceeds of any insurance policies required pursuant to the Common Terms Agreement or otherwise obtained with respect to the Company or the Project that are paid or payable to or for the account of the Company as loss payee (other than Business Interruption Insurance Proceeds and proceeds of insurance policies relating to third party liability).

“Insurance/Condemnation Proceeds Account” means the Insurance/Condemnation Proceeds Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Intercreditor Agent” means Société Générale or any successor to it, appointed pursuant to the terms of the Intercreditor Agreement.

“Intercreditor Agent Fee Letter” means the Fee Letter, dated as of July 31, 2012, between the Company and the Intercreditor Agent.

“Intercreditor Agreement” means the Second Amended and Restated Intercreditor Agreement, dated as of June 30, 2015, among the Secured Bank Debt Holder Group Representatives, each other Secured Debt Holder Group Representative party thereto, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee and the Intercreditor Agent, as amended from time to time.

“Intercreditor Vote” means, at any time, a vote conducted in accordance with the procedures set forth in Article 3 (Voting and Decision-Making) of the Intercreditor Agreement among the Designated Voting Parties entitled to vote with respect to the particular decision at issue at such time.

“Interest Rate Protection Agreements” means each interest rate swap, collar, put, or cap, or other interest rate protection arrangement between the Company and a Qualified Counterparty.

“International LNG Terminal Standards” means to the extent not inconsistent with the express requirements of the Common Terms Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG receiving, exporting, liquefaction and regasification terminals, established by the following (such standards to apply in the following order of priority): (a) a Government Authority having jurisdiction over the Company, (b) the SIGTTO or any successor body of the same) and (c) any other internationally recognized non -governmental agency or organization with whose standards and practices it is customary for reasonable and prudent operators of LNG receiving, exporting, liquefaction and regasification terminals to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest Roman numeral noted above shall prevail.

“International LNG Vessel Standards” means to the extent not inconsistent with the express requirements of the Common Terms Agreement, the international standards and practices applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by: (a) the International Maritime Organization, (b) the Oil Companies International Marine Forum, (c) SIGTTO (or any successor body of the same), (d) the International Navigation Association, (e) the International Association of Classification Societies, and (f) any other internationally recognized agency or non-governmental organization with whose standards and practices it is customary for reasonable and prudent operators of LNG vessels to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest Roman numeral noted above shall prevail.

“Investment” means, for any Person:

(a) the acquisition (whether for cash, Property of such Person, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any other sale of any securities at a time when such securities are not owned by the Person entering into such sale);

(b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold in the ordinary course of business); and

(c) the entering into of any Guarantee of, or other contingent obligation (other than an indemnity which is not a Guarantee) with respect to, Indebtedness or other liability of any other Person;

provided, that Investment shall not include amounts deposited pursuant to the escrow agreement entered with respect to disputed amounts under any EPC Contract.

“Investment Grade Date” means January 9, 2017.

“Investment Grade Issue Rating” means Baa3 or better by Moody’s, BBB- or better by Fitch, BBB- or better by S&P or, if any of such entities cease to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other Acceptable Rating Agency selected by the Company as a replacement agency.

“Investment Grade Rating” means Baa3 or better by Moody’s, BBB- or better by Fitch, BBB- or better by S&P or the equivalent investment grade credit rating from any other Acceptable Rating Agency.

“Issue Date” means the first date of original issuance of the Notes under this Indenture.

“Joint Lead Arranger Fee Letters” means (i) the Fee Letter, dated as of July 11, 2012, between The Bank of Tokyo-Mitsubishi UFJ, Ltd. and the Company, (ii) the Fee Letter, dated as of July 11, 2012, between Union Bank, N.A. and the Company, (iii) the Fee Letter, dated as of July 11, 2012, between Crédit Agricole Corporate and Investment Bank and the Company, (iv) the Upfront Fee Letter, dated as of July 11, 2012, between Credit Suisse AG, Cayman Islands Branch and the Company, (v) the Structuring Fee Letter, dated as of July 11, 2012, between Credit Suisse Securities (USA) LLC and the Company, (vi) the Fee Letter, dated as of July 11, 2012, between HSBC Securities (USA), Inc. and the Company, (vii) the Fee Letter, dated as of July 11, 2012, between J.P. Morgan Securities LLC and the Company, (viii) the Fee Letter, dated as of July 11, 2012, between Morgan Stanley Senior Funding, Inc. and the Company, (ix) the Fee Letter, dated as of July 11, 2012, between Royal Bank of Canada and the Company, (x) the Fee Letter, dated as of July 11, 2012, between SG Americas Securities, LLC and the Company, (xi) the Underwriting Fee Letter, dated as of July 11, 2012, between Deutsche

Bank Trust Company Americas and the Company, (xii) the Structuring Fee Letter, dated as of July 11, 2012, between Deutsche Bank Securities Inc. and the Company, (xiii) the Swap Coordination Fee Letter, dated as of July 11, 2012, between Deutsche Bank Securities Inc. and the Company, and (xi) the Fee Letter, dated as of July 11, 2012, between Standard Chartered Bank and the Company.

“KEXIM” means The Export-Import Bank of Korea, an official export credit agency incorporated by the Export-Import Bank of Korea Act as amended on July 25, 2011, duly organized and existing under the laws of the Republic of Korea.

“KEXIM Covered Facility Agreement” means the facility agreement, dated as of June 30, 2015, by and among the Company, the KEXIM Facility Agent, the Common Security Trustee, KEXIM and the KEXIM Covered Facility Lenders.

“KEXIM Covered Facility Lenders” means any Person from time to time party to the KEXIM Covered Facility Agreement as a KEXIM Covered Facility Lender.

“KEXIM Direct Facility Agreement” means the facility agreement dated as of June 30, 2015, by and among the Company, the KEXIM Facility Agent, the Common Security Trustee and KEXIM.

“KEXIM Facility Agent” means Shinhan Bank, New York Branch, not in its individual capacity, but solely as agent for KEXIM under the KEXIM Direct Facility Agreement and for the KEXIM Covered Facility Lenders under the KEXIM Covered Facility Agreement.

“KoGas” means Korea Gas Corporation.

“KoGas FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated January 30, 2012, between the Company and KoGas, as amended from time to time, and, subject to the provisions of Sections 6.01(6) and 6.01(8), any replacements thereof entered into with the required approval of the Required Secured Parties or, at any time when there is no Secured Bank Debt outstanding, any replacements thereof meeting the requirements of Section 4.20.

“KSURE” means Korea Trade Insurance Corporation, a governmental financial institution of the Government of the Republic of Korea.

“KSURE Covered Facility Agent” means The Korea Development Bank, New York Branch, not in its individual capacity, but solely as agent for the KSURE Covered Facility Lenders under the KSURE Covered Facility Agreement.

“KSURE Covered Facility Agreement” means the facility agreement dated June 30, 2015 by and among the Company, the KSURE Covered Facility Agent, the Common Security Trustee and the KSURE Covered Facility Lenders.

“KSURE Covered Facility Lenders” means any Person from time to time party to the KSURE Covered Facility Agreement as a KSURE Covered Facility Lender.

“Lease Agreements” means:

(a) that certain real property lease agreement between Crain Lands, LLC, as lessor, and the Company, as lessee, dated December 5, 2011, covering approximately 80 acres of the Site; and

(b) that certain real property lease agreement between Crain Lands, LLC, as lessor, and the Company, as lessee, dated November 1, 2011, covering approximately 80 acres of the Site,

both as may be amended or supplemented from time to time.

“Lien” means, with respect to any Property (including, without limitation, the Project) of any Person, any mortgage, pledge, hypothecation, assignment, encumbrance, bailment, lien, privilege or other security interest, including any sale-leaseback arrangement, any conditional sale, other title retention agreement, tax lien, lien (statutory or otherwise), easement or right of way in respect of such Property of such Person. For purposes of the Financing Documents, a Person shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“LNG” means Gas in a liquid state at or below its boiling point at a pressure of approximately one atmosphere.

“Loan Parties” means the Company and the Pledgor.

“Majority Aggregate Other Secured Debt Participants” means, at any time with respect to any decision, the Designated Voting Parties under any one or more Secured Debt Instruments that constitute all or part of the Other Secured Debt that, when their allotted votes are cast pursuant to Section 3.3 (Intercreditor Votes; Each Party’s Entitlement to Vote) of the Intercreditor Agreement and Section 3.4 (Casting of Votes) of the Intercreditor Agreement, exceed 50% of the votes eligible to be cast by such Designated Voting Parties regarding such decision; provided, however, that a Modification that has been the subject of a Rating Affirmation shall be deemed to have been approved by votes cast pursuant to Section 3.3 (Intercreditor Votes; Each Party’s Entitlement to Vote) of the Intercreditor Agreement and Section 3.4 (Casting of Votes) of the Intercreditor Agreement, exceeding 50% of the votes eligible to be cast by such Designated Voting Parties regarding the Modification that has been the subject of such Rating Affirmation.

“Majority Aggregate Secured Bank Debt Participants” means, at any time with respect to any decision, the Designated Voting Parties under any one or more Secured Debt Instruments that constitute all or part of the Aggregate Secured Bank Debt that, when their allotted votes are cast pursuant to Section 3.3 (Intercreditor Votes; Each Party’s Entitlement to Vote) of the Intercreditor Agreement and Section 3.4 (Casting of Votes) of the Intercreditor Agreement, exceed 50% of the votes eligible to be cast by such Designated Voting Parties regarding such decision.

“Majority Aggregate Secured ECA Debt Participants” means, at any time with respect to any decision, the Designated Voting Parties under any one or more Secured Debt Instruments that constitute all or part of the Aggregate Secured ECA Debt that, when their allotted votes are cast pursuant to the Intercreditor Agreement, exceed 50% of the votes eligible to be cast by such Designated Voting Parties regarding such decision.

“Majority Secured Debt Participants” means, at any time with respect to any relevant decision, the Designated Voting Parties under any one or more Secured Debt Instruments that, when their allotted votes are cast pursuant to Section 3.3 (Intercreditor Votes; Each Party’s Entitlement to Vote) of the Intercreditor Agreement and Section 3.4 (Casting of Votes) of the Intercreditor Agreement, exceed 50% of the votes eligible to be cast by all Designated Voting Parties regarding such decision; provided, however, that a Modification that has been the subject of a Rating Affirmation shall be deemed to have been approved by votes cast pursuant to Section 3.3 (Intercreditor Votes; Each Party’s Entitlement to Vote) of the Intercreditor Agreement and Section 3.4 (Casting of Votes) of the Intercreditor Agreement, exceeding 50% of the votes eligible to be cast by such Designated Voting Parties regarding the Modification that has been the subject of such Rating Affirmation.

“Management Services Agreement” means the Management Services Agreement, dated as of May 14, 2012, between the Company and Cheniere LNG Terminals, Inc., as amended from time to time.

“Manager” means Cheniere LNG Terminals, Inc., a Delaware corporation.

“Market Consultant” means Wood Mackenzie Limited and any replacement thereof appointed by the Required Secured Parties and, if no CTA Event of Default shall then be occurring, after consultation with the Company.

“Material Adverse Effect” means an act, event or condition which materially impairs (a) the business, financial condition, or operations of the Company or the Project, (b) the ability of the Company to perform its material obligations under any Financing Document or Material Project Document to which it is a party, (c) the validity and enforceability of any Material Project Document or any Financing Document or the rights or remedies of each Secured Debt Holder thereunder or (d) the security interests of the Secured Parties.

“Material Project Document” means:

(a) the Train One and Train Two EPC Contract, the Train Three and Train Four EPC Contract, the Train Five EPC Contract, and related parent guarantees;

(b) the FOB Sale and Purchase Agreements and related parent guarantees;

(c) the Sabine Liquefaction TUA;

(d) the Pipeline Transportation Agreements;

(e) the Terminal Use Rights Assignment and Agreement;

(f) the Cooperation Agreement;

(g) the Real Property Documents;

(h) the Precedent Agreements;

(i) the ConocoPhillips License Agreements;

(j) the Water Agreement;

(k) any Additional Material Project Document;

(l) if the Company incurs Expansion Debt in respect of Train Six pursuant, as applicable, to Section 4.08(a)(1), any Train Six LNG Sales Agreements, as applicable, and with respect to Train Six any agreement or license having substantially the same purpose as the Material Project Documents set forth in clauses (a) and (i) above in this definition; and

(m) any agreement replacing or in substitution of any of the foregoing.

“Material Project Party” means each party to a Material Project Document (other than the Company) and each guarantor or provider of security or credit support in respect thereof.

“Mechanics’ Liens” means carriers’, warehousemen’s, laborers’, mechanics’, workmen’s, materialmen’s, repairmen’s, construction or other like statutory Liens.

“Modification” means, with respect to any Financing Document, any amendment, supplement, Waiver or other modification of the terms and provisions thereof and the term “Modify” shall have a corresponding meaning.

“Monthly Sales Charges” with respect to any of the FOB Sale and Purchase Agreements, has the meaning set forth in such FOB Sale and Purchase Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means the Amended and Restated Multiple Indebtedness Mortgage, Assignment of Leases and Rents and Security Agreement, dated July 28, 2012, and effective July 31, 2012, from the Company to the Common Security Trustee.

“Net Cash Proceeds” means in connection with any asset disposition, the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any asset disposition (including any cash received upon the sale or other disposition of any non-cash consideration received in any asset disposition), net of the direct costs relating to such asset disposition and payments made to retire Indebtedness (other than the Obligations) required to be repaid in connection therewith, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of such asset disposition, taxes paid or payable as a result of such asset disposition, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts reserved for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Net Loss Proceeds” means Insurance Proceeds, Condemnation Proceeds and all Performance Liquidated Damages.

“NGA” means the United States Natural Gas Act of 1938, as heretofore and hereafter amended, and codified 15 U.S.C. §717 et seq.

“NGPL Pipeline Transportation Agreements” means (i) the Transportation Rate Schedule FTS Agreement, dated October 29, 2012, between Natural Gas Pipeline Company of America LLC and the Company, as amended by that certain Transportation Rate Schedule FTS Amendment No. 1, dated June 18, 2013 and (ii) Transportation Rate Schedule FTS Agreement, dated June 18, 2013, between Natural Gas Pipeline Company of America LLC and the Company.

“Non-Recourse Debt” means Indebtedness:

(a) as to which neither the Company nor any of its Restricted Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (2) is directly or indirectly liable as a guarantor or otherwise; and

(b) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notarial Assignment” means the Notarial Act of Assignment, dated July 31, 2012, by the Parent in favor of the Common Security Trustee for the benefit of the Secured Parties of (i) that certain Revolving Credit Note in the amount of $100,000,000, dated June 11, 2012, made by the Company, payable to the order of the Parent, (ii) that certain Multiple Indebtedness Mortgage, Assignment of Rents and Leases, and Security Agreement, executed by the Company, as mortgagor, to and in favor of the Parent, as mortgagee, dated effective June 11, 2012, and recorded in the Official Records of Cameron Parish, Louisiana on June 11, 2012, under File No.

326265, relating to that property in Cameron Parish, Louisiana described therein, and (iii) that certain UCC-1 Financing Statement filed in the Official Records of Cameron Parish, Louisiana on June 11, 2012 under File No. 12-326266.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” means the Initial Notes and any Additional Notes, unless the context otherwise requires.

“Notes Issue Date” means the first date of the original issuance of the Initial Notes under this Indenture.

“O&M Agreement” means the Operation and Maintenance Agreement, dated as of May 14, 2012, between the Operator, the Company and, solely for the purposes set forth therein, Cheniere LNG O&M Services, LLC, as amended from time to time.

“Obligations” means and includes all loans, advances (including, without limitation, any advance made by any Secured Party to satisfy any obligation of any Loan Party under any Transaction Document), debts, liabilities, Indebtedness and obligations of the Company, howsoever arising, owed to the Secured Debt Holders, the Secured Debt Holder Group Representatives, the Senior Debt Holders of Secured Hedge Obligations, the Secured Hedge Representatives or any other Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company of any insolvency or liquidation proceeding naming the Company as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, pursuant to the terms of the Common Terms Agreement or any of the other Financing Documents (including the Secured Hedge Instruments), including all principal, interest, fees, charges, expenses, attorneys’ fees, costs and expenses, accountants’ fees and Consultants’ fees payable by the Company thereunder.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means a certificate signed by one Authorized Officer of the Company, which officer must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer, that meets the requirements of Section 13.03.

“One Hundred Percent Participants” means, at any time with respect to any decision, the Designated Voting Parties that, when their allotted votes are cast pursuant to Article 3 (Voting and Decision-Making) of the Intercreditor Agreement, equal 100% of the votes eligible to be cast regarding such decision.

“Operating Account” means the Operating Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Operating Budget” means a proposed operating plan and a budget setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses for the Company and the Project for the ensuing calendar year (or, in the case of the initial Operating Budget, the remaining portion thereof).

“Operation and Maintenance Expenses” means, for any period, the sum, computed without duplication, of the following, in each case that are contemplated by the then-effective Operating Budget or are incurred in connection with any permitted exceedance thereunder pursuant to the Common Terms Agreement:

(a) for fees and costs of the Manager pursuant to the Management Services Agreement; plus

(b) expenses for operating the Project and maintaining it in good repair and operating condition payable during such period, including the ordinary course fees and costs of the Operator payable pursuant to the O&M Agreement; plus

(c) insurance costs payable during such period; plus

(d) applicable sales and excise taxes (if any) payable or reimbursable by the Company during such period; plus

(e) franchise taxes payable by the Company during such period; plus

(f) property taxes payable by the Company during such period; plus

(g) any other direct taxes (if any) payable by the Company to the taxing authority (other than any taxes imposed on or measured by income or receipts) during such period; plus

(h) costs and fees attendant to the obtaining and maintaining in effect the Government Approvals payable during such period; plus

(i) legal, accounting and other professional fees attendant to any of the foregoing items payable during such period; plus

(j) Permitted Capital Expenditures contemplated by the then-effective Operating Budget; plus

(k) the cost of purchase and transportation (including storage) of natural gas consumed for LNG production; plus

(l) all other cash expenses payable by the Company in the ordinary course of business. Operation and Maintenance Expenses shall exclude any Gas Hedge Termination Value and shall exclude, to the extent included above: (i) transfers from any Account into any other Account (other than the Operating Account) during such period, (ii) payments of any kind with respect to Restricted Payments during such period, (iii) depreciation for such period, (iv) except as provided in clause (j) above, any Capital Expenditure including Permitted Capital Expenditures and (v) any payments of any kind with respect to any restoration during such period.

To the extent insufficient funds are available in the Operating Account to pay any Operation and Maintenance Expenses and amounts are advanced by or on behalf of any Secured Party in accordance with the terms of the applicable Secured Debt Instrument or Secured Hedge Instrument for the payment of such Operation and Maintenance Expenses, the Obligation to repay such advances shall itself constitute an Operation and Maintenance Expense.

“Operator” means Cheniere Energy Investments, LLC, or such other Person from time to time party to the O&M Agreement as “Operator.”

“Opinion of Counsel” means an opinion or opinions from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.03. The counsel may be an employee of, or counsel to, the Company, any Subsidiary of the Company or the Trustee.

“Other Secured Debt” means any Secured Debt other than (a) the Secured Bank Debt and (b) any Additional Secured Debt which constitutes one or more commercial loans made pursuant to one or more credit facilities in which the lenders are primarily financial institutions engaged in the business of banking.

“Parent” means Cheniere Energy Partners, L.P., a Delaware limited partnership.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Payment Date” means March 15 and September 15 of each year, commencing on September 15, 2017 (as set forth in the Payment Schedule), or if any such day is not a Business Day, the next succeeding Business Day.

“Payment Schedule” means the payment and amortization schedule attached hereto as Appendix B, as the same may be adjusted from time to time in accordance with the terms of this Indenture.

“PDE Debt” has the meaning assigned to such term in Section 2.5 of the Common Terms Agreement.

“Performance Liquidated Damages” means any liquidated damages resulting from the Project’s performance which are required to be paid by the EPC Contractor or any other Material Project Party for or on account of any diminution to the performance of the Project.

“Permitted Business” means (i) the construction, operation, expansion, reconstruction, debottlenecking, improvement and maintenance of the Project or related to or using by-products of the Project, all activity reasonably necessary or undertaken in connection with the foregoing and any activities incidental or related to any of the foregoing, including, the development, construction, operation, maintenance and financing of any facilities reasonably related to the Project or related to or using by-products of the Project and (ii) the buying, selling, storing and transportation of hydrocarbons for use in connection with the Project or related to or using by-products of the Project.

“Permitted Capital Expenditures” means Capital Expenditures that: (a) are required for compliance with Project Documents, insurance policies, Government Rules, Government Approvals and Prudent Industry Practices; or (b) are otherwise used for the Project or for the development, construction, financing and operation of additional Trains; and in all cases, (i) are funded by equity or Permitted Indebtedness issued by the Company, (ii) are funded from the Distribution Account as set forth in Section 5.10 (Distribution Account) of the Accounts Agreement, (iii) are funded by insurance proceeds, each of (i), (ii) or (iii) as expressly permitted herein and the other Financing Documents and to the extent that all such sums entirely fund such Permitted Capital Expenditures, or (iv) are contemplated by the then-effective Operating Budget, and, in the case of clauses (i), (ii) or (iii), could not reasonably be expected to have a Material Adverse Effect or materially and adversely affect the Borrower’s rights, duties, obligations or liabilities under the Sabine Liquefaction TUA.

“Permitted Holder” means (i) Cheniere Energy, Inc. and its Affiliates and (ii) Blackstone and its Affiliates.

“Permitted Hedging Agreement” means any of the:

(a) Interest Rate Protection Agreements; and

(b) gas hedging contracts in an amount and for a period not to exceed the amount reasonably required by the Company to comply with its obligations under the Facility LNG Sale and Purchase Agreements and its other contractual obligations.

“Permitted Indebtedness” means items (a) through (r) set forth in Section 4.08.

“Permitted Investments” means:

(a) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor and that is engaged in a Permitted Business;

(b) any Investment in Cash Equivalents;

(c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(1) such Person becomes a Restricted Subsidiary of the Company; or

(2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.09;

(e) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Equity Interests that constitute Indebtedness) of the Company or any of its Subsidiaries;

(f) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(g) Investments pursuant to Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

(h) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(i) loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;

(j) repurchases of the Notes;

(k) advances, deposits and prepayments for purchases of any assets, including any Equity Interests;

(l) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(m) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(n) Investments received as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(o) surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business, including cash deposits incurred in connection with natural gas purchases;

(p) Guarantees of Indebtedness permitted under Section 4.08;

(q) Investments existing on the Notes Issue Date; and

(r) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (r) that are at the time outstanding not to exceed $50.0 million.

“Permitted Liens” means, collectively:

(a) Liens in favor, or for the benefit, of the Secured Parties created or permitted pursuant to the Security Documents;

(b) Liens securing Indebtedness with respect to Permitted Hedging Agreements and Secured Bank Debt permitted to be incurred under this Indenture;

(c) Liens which are scheduled exceptions to the coverage afforded by the Title Policy on the Initial Senior Secured Debt Closing Date;

(d) statutory liens for a sum not yet delinquent or which are being Contested;

(e) pledges or deposits of cash or letters of credit to secure the performance of bids, trade contracts (other than for borrowed money) leases, statutory obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature incurred in the ordinary course of business and in accordance with the then-effective Operating Budget and cash deposits incurred in connection with natural gas purchases;

(f) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.08(e) covering only the assets acquired with or financed by such Indebtedness;

(g) easements and other similar encumbrances affecting real property which are incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or encumbrances or imperfections in title which do not materially impair such property for the purpose for which the Company’s interest therein was acquired or materially interfere with the operation of the Project as contemplated by the Transaction Documents;

(h) Mechanics’ Liens, Liens of lessors and sublessors and similar Liens incurred in the ordinary course of business for sums which are not overdue for a period of more than 30 days or the payment of which is subject to a Contest;

(i) legal or equitable encumbrances (other than any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment) deemed to exist by reason of the existence of any pending litigation or other legal proceeding if the same is effectively stayed or the claims secured thereby are subject to a Contest;

(j) the Liens created pursuant to the Real Property Documents;

(k) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves, bonds or other cash equivalent security have been provided or are fully covered by insurance (other than any customary deductible);

(l) Liens for workers’ compensation awards and similar obligations not then delinquent; Mechanics’ Liens and similar Liens not then delinquent, and any such Liens, whether or not delinquent, whose validity is at the time being Contested in good faith;

(m) Liens in favor of the Company or the Guarantors;

(n) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(1) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(2) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, any amounts deposited in a debt service reserve or similar reserve account in connection with the issuance of such Permitted Refinancing Indebtedness and the amount of all fees and expenses (including Hedge Termination Value with respect to any Interest Rate Protection subject to refinancing with the purposed Permitted Refinancing Indebtedness), including premiums, incurred in connection therewith) with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, discounts, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(o) other Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $100,000,000 at any one time.

“Permitted Modification” means, with respect to any Secured Debt Instrument, the following:

(a) subject to Section 4.1 (Majority Decisions) and 4.2 (Unanimous Decisions) of the Intercreditor Agreement any Modifications of or under such Secured Debt Instrument (provided that such Modification shall not (x) adversely affect the rights or interests of any Secured Party not party to such Secured Debt Instrument or (y) change or attempt to change the effect of Sections 4.5(b) or 4.6 of the Intercreditor Agreement;

(b) any release of anyone liable in any manner under, or in respect of the Obligations owing under, such Secured Debt Instrument (but only in respect of such Obligations); and

(c) any Waiver of, or determination of satisfaction of or compliance with, any condition precedent to any Advance under such Secured Debt Instrument.

“Permitted Payments to Parent” means, without duplication as to amounts allowed to be distributed under any other provision of this Indenture:

(d) payments to the Parent to permit the Parent to pay reasonable accounting, legal and administrative expenses of the Parent when due, in an aggregate amount not to exceed $5,000,000 per calendar year; and

(e) on each Quarterly Payment Date, the amount necessary for payment to the Pledgor or Parent to enable it to pay its (or for Parent to satisfy any contractual obligation to distribute to its beneficial owners to enable them to pay their) income tax liability with respect to income generated by the Company, determined at the highest combined U.S. federal and State of Louisiana tax rate applicable to an entity taxable as a corporation in both jurisdictions for the applicable period.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, any amounts deposited in a debt service reserve or similar reserve account in connection with the issuance of such Permitted Refinancing Indebtedness and the amount of all fees and expenses (including Hedge Termination Value with respect to any Interest Rate Protection subject to refinancing with the purposed Permitted Refinancing Indebtedness), including premiums and discounts incurred in connection therewith);

(b) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a weighted average life to maturity that is (a) equal to or greater than the weighted average life to maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the Notes; provided that this clause (b) shall not apply to Permitted Refinancing Indebtedness incurred pursuant to Section 4.08(a)(2);

(c) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(d) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary of the Company that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or Government Authority.

“Pipeline” means the approximately 94 miles of 42-inch diameter pipeline and other facilities as described in the application filed by the Cheniere Creole Trail Pipeline, L.P., pursuant to Section 7(c) of the NGA in FERC Docket No CP12-351-000 and any expansion thereof used in connection with any Permitted Business.

“Pipeline Transportation Agreements” means, collectively, the Creole Trail Pipeline Transportation Agreement and the NGPL Pipeline Transportation Agreements.

“Pledge Agreement” means the Pledge Agreement, dated as of July 31, 2012, between the Pledgor and the Common Security Trustee and any other pledge agreement executed (in favor of the Common Security Trustee) by any Person holding any direct ownership interests in the Company.

“Pledgor” means Sabine Pass LNG-LP, LLC, a Delaware limited liability company.

“Precedent Agreements” means collectively (i) the Transportation Precedent Agreement, dated as of August 6, 2012, between Cheniere Creole Trail Pipeline, L.P. and the Company, as amended by that certain First Amendment to the Transportation Precedent Agreement, dated November 5, 2012, and as further amended by that certain Second Amendment to the Transportation Precedent Agreement, dated March 11, 2015, (ii) the Precedent Agreement, dated August 2, 2012, between Natural Gas Pipeline Company of America LLC and the Company, and (iii) the Precedent Agreement, dated March 25, 2015, between Kinder Morgan Louisiana Pipeline LLC and the Company.

“Private Placement Legend” means (a) in the case of the Initial Notes, the legend set forth in Section 2.3(g)(1) of Appendix A and (b) in the case of any Additional Notes any legend required or permitted by Section 2.1(d) of Appendix A.

“Project” means (a) the liquefaction trains, each with a nominal capacity of at least 182,500,000 MMBtu per annum that as of the date hereof, are intended to be used for production of LNG and other Services under the BG FOB Sale and Purchase Agreement, the Centrica FOB Sale and Purchase Agreement, the GN FOB Sale and Purchase Agreement, the KoGas FOB Sale and Purchase Agreement, the GAIL FOB Sale and Purchase Agreement, the CMI LNG Sale and Purchase Agreement, as applicable, and any other LNG sales contracts with additional purchasers and (b) any other Permitted Business conducted by the Company.

“Project Costs” means all costs of acquiring, leasing, designing, engineering, developing, permitting, insuring, financing (including closing costs and interest and interest rate hedge expenses), constructing, installing, commissioning, testing and starting-up (including costs relating to all equipment, materials, spare parts and labor for) the Project and all other costs incurred with respect to the Project, including working capital (provided that Project Costs shall exclude any operation and maintenance expenses for any train of the Project that has achieved Substantial Completion).

“Project Document Termination Payments” means all payments that are required to be paid to or for the account of the Company as a result of the termination of or reduction of any obligations under any Material Project Document, if any.

“Project Documents” means each Material Project Document and any other material agreement relating to Development.

“Projected Debt Service Coverage Ratio” means, for the applicable period, the ratio of (a) Cash Flow Available for Debt Service projected for such period to (b) Debt Service projected for such period (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of Section 4.08, and all Indebtedness or Guarantees that would have been permitted to be incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of Section 4.08 of the 2013 Indenture prior to the

Investment Grade Date and the scheduled principal payment of any Senior Debt that has bullet maturities or balloon payments at maturity or in the final year prior to maturity), including Debt Service projected with respect to any undrawn portion of the Secured Bank Debt Available Amount. Where this Indenture states that the Projected Debt Service Coverage Ratio is to be based on Contracted Cash Flow, the Projected Debt Service Coverage Ratio shall mean, for any period, the ratio of (a) Contracted Cash Flow Available for Debt Service projected for such period to (b) Debt Service projected for such period (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of Section 4.08, and all Indebtedness or Guarantees that would have been permitted to be incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of Section 4.08 of the 2013 Indenture prior to the Investment Grade Date and the scheduled principal payment of any Senior Debt that has bullet maturities or balloon payments at maturity or in the final year prior to maturity), including Debt Service projected with respect to any undrawn portion of the Secured Bank Debt Available Amount.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal, mixed, movable, immovable, corporeal or incorporeal and whether tangible or intangible.

“Prudent Industry Practice” means, at a particular time, any of the practices, methods, standards and procedures (including those engaged in or approved by a material portion of the LNG industry) that, at that time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, would reasonably have been expected to accomplish the desired result consistent with good business practices, including due consideration of the Project’s reliability, environmental compliance, economy, safety and expedition, and which practices, methods, standards and acts generally conform to International LNG Terminal Standards and International LNG Vessel Standards.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Counterparty” means:

(a) as of the date of execution or assignment of any Interest Rate Protection Agreement, any of the following: (i) any Person who is a Secured Debt Holder as of the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing clause (a)(i) of this definition; and

(b) as of the date of execution or assignment of any Interest Rate Protection Agreement, any of the following: (i) any Person who is a Secured Debt Holder after the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing clause (b)(i) of this definition, in each case, with a credit rating (or a guaranty from a Person with a credit rating) of at least A- from S&P or Fitch or at least A-3 from Moody’s (or, if any of such entities cease to provide such ratings, the equivalent credit rating from any other Acceptable Rating Agency).

“Quarterly Payment Date” means each March 31, June 30, September 30 and December 31.

“Rating Affirmation” means, with respect to any Modification, delivery by the Company to the Intercreditor Agent of letters from any two Recognized Credit Rating Agencies that are then rating Other Secured Debt (or if only one Recognized Credit Rating Agency is then rating Other Secured Debt, that Recognized Credit Rating Agency) to the effect that the Recognized Credit Rating Agency has considered the contemplated Modification and that, if the contemplated Modification is adopted, such Recognized Credit Rating Agency would reaffirm (or upgrade) the rating of the Other Secured Debt as of the date of the request for a Rating Affirmation.

“Real Property Documents” means any material contract or agreement constituting or creating an estate or interest in any portion of the Site, including, without limitation, the Lease Agreements and the Sublease.

“Recognized Credit Rating Agency” means S&P, Fitch, Moody’s, or any successor to S&P, Fitch, Moody’s, so long as such agency is a “nationally recognized statistical rating organization” registered with the SEC.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note issued in accordance with the second paragraph of Section 2.1(c) of Appendix A.

“Regulation S Temporary Global Note” means a temporary Global Note issued in accordance with the first paragraph of Section 2.1(c) of Appendix A.

“Replacement Assets” means (a) non-current assets that will be used or useful in a Permitted Business or (b) substantially all the assets of a Permitted Business or a majority of the voting stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Replacement Debt” means, collectively, Secured Replacement Debt and Unsecured Replacement Debt incurred by the Company (including by way of Senior Bonds) pursuant to the Common Terms Agreement in order to partially or in whole (a) refinance by prepaying or redeeming then existing Senior Debt or (b) replace by cancelling then existing Senior Debt Commitments. For the avoidance of doubt, the Notes constitute Replacement Debt for purposes of the Financing Documents.

“Required Secured Parties” means:

(a) except as otherwise provided in clauses (b) through (e) below, with respect to any Covered Action, Designated Voting Parties constituting the Majority Aggregate Secured Credit Facilities Debt Participants;

(b) in the case of any Covered Action subject to Section 4.1 (Majority Decisions) of the Intercreditor Agreement, Designated Voting Parties constituting the Majority Aggregate Secured Bank Debt Participants, the Majority Aggregate Secured ECA Debt Participants, the Majority Aggregate Other Secured Debt Participants or the Majority Secured Debt Participants, as applicable, set forth in that Section;

(c) Designated Voting Parties constituting the One Hundred Percent Participants with respect to any Covered Action that is subject to Section 4.2 (Unanimous Decisions) of the Intercreditor Agreement;

(d) Designated Voting Parties constituting the Majority Secured Debt Participants with respect to any decision to exercise remedies made pursuant to Section 5.3 (Election to Pursue Remedies) of the Intercreditor Agreement, except as otherwise provided in Section 5.3(g) of the Intercreditor Agreement; and

(e) Designated Voting Parties constituting the Majority Secured Debt Participants (1) if no Secured Bank Debt is outstanding or (2) with respect to any other action not otherwise described or dealt with in this definition of “Required Secured Parties” and not otherwise specifically delegated to the Intercreditor Agent, the Common Security Trustee or a Secured Debtholder Group Representative pursuant to Section 4.3 (Administrative Decisions) of the Intercreditor Agreement.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Division - Corporate Finance Unit of the Trustee (or any successor division or unit of the Trustee) located at the Corporate Trust Office of the Trustee, who has direct responsibility for the administration of this Indenture and also means, in the case of Section 7.01(c)(2) and the second sentence of Section 7.05, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Payment” with respect to any Person means (a) any dividend or other distribution (in cash, Property of such Person, securities, obligations, or other property) on, or other dividends or distributions on account of, its Capital Stock (other than dividends or distributions payable solely to the Company or any of its Restricted Subsidiaries), (b) the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by such Person of any portion of any of the Capital Stock of the Company or any direct or indirect parent of the Company, (c) all payments (in cash, Property of such Person, securities, obligations, or other property) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by such Person of, any Indebtedness owed to the Pledgor or any other Person party to a Pledge Agreement or any Affiliate thereof (including any Subordinated Indebtedness incurred to fund the Equity Contribution Amount), and (d) the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by such Person of Subordinated Indebtedness (other than from the Company or a Restricted Subsidiary of the Company, and other than within one year of the fixed date on which the final payment of principal thereof is due and payable). For the avoidance of doubt, payments to the Manager for fees and costs pursuant to the Management Services Agreement, and payments to the Operator pursuant to the O&M Agreement paid in accordance with the Accounts Agreement and Permitted Payments to Parent are not Restricted Payments.

“Restricted Payment Date” means, with respect to any specific Restricted Payment, the date such Restricted Payment is made.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revenue Account” means the Revenue Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 144A Global Note” means a Global Note issued in accordance with Section 2.1(c)(1)(A) of Appendix A.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

“Sabine Liquefaction TUA” means the Second Amended and Restated LNG Terminal Use Agreement, dated as of July 31, 2012, between the Company and SPLNG, as amended from time to time.

“Secured Bank Debt” means Indebtedness incurred by the Company in the aggregate amount of up to $3,626,000,000 pursuant to the Term Loan A Credit Agreement comprised of the Construction/Term Loans, and any amendments, supplements, modifications, extensions, renewals, restatements, replacements, refundings or refinancings thereof with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans or commitments thereunder; provided that, any such replacements, refundings or refinancings shall be subject to Section 4.08(a)(2).

“Secured Bank Debt Available Amount” means the amount of all outstanding Secured Bank Debt plus available and undrawn commitments for any Secured Bank Debt pursuant to the applicable Secured Debt Instruments.

“Secured Bank Debt Committed Amount” means $3,626,000,000.

“Secured Bank Debt Holders” means, at any time, the Senior Debt Holders of the Secured Bank Debt and shall also include any indebtedness issued to or guaranteed by an export credit agency or institution serving a similar function.

“Secured Debt” means the Senior Debt (other than Indebtedness under Interest Rate Protection Agreements) that is secured by a Security in the Collateral pursuant to the Security Documents.

“Secured Debt Holder Group” means, at any time, the Senior Debt Holders of each tranche of Secured Debt.

“Secured Debt Holder Group Representative” means, (a) the Term Loan A Administrative Agent in respect of the Secured Bank Debt Holders and Secured Bank Debt, (b) the Trustee and (c) with respect to any other Secured Debt Holder Group and its relevant Secured Debt Instrument, the representative designated as such pursuant to the Common Terms Agreement.

“Secured Debt Holders” means, at any time, the Senior Debt Holders of the Secured Debt.

“Secured Debt Instrument” means, at any time, each instrument governing Secured Debt and designated as such pursuant to the Common Terms Agreement.

“Secured ECA Debt” means the Indebtedness under (i) the KEXIM Covered Facility Agreement, (ii) the KEXIM Direct Facility Agreement and (iii) the KSURE Covered Facility Agreement.

“Secured Expansion Debt” means the Expansion Debt that is Secured Debt.

“Secured Gas Hedge Representative” means the representative or representatives of the Gas Hedge Providers designated as such pursuant to the Common Terms Agreement.

“Secured Hedge Instrument” means, at any time, each instrument governing Secured Hedge Obligations and designated as such in pursuant to the Common Terms Agreement.

“Secured Hedge Obligations” means the Indebtedness under Interest Rate Protection Agreements that is secured by a Security in the Collateral pursuant to the Security Documents.

“Secured Hedge Representative” means the representative or representatives of the Senior Debt Holders of Secured Hedge Obligations designated as such pursuant to the Common Terms Agreement.

“Secured Parties” means the Secured Debt Holders, the Senior Debt Holders of Secured Hedge Obligations, the Gas Hedge Providers, the Common Security Trustee, the Intercreditor Agent, the Accounts Bank, the Trustee, the applicable Secured Debt Holder Group Representatives, Secured Hedge Representatives and Secured Gas Hedge Representatives, in each case, in whose favor the Company has granted Security in the Collateral pursuant to the Security Documents.

“Secured PDE Debt” means the PDE Debt that is Secured Debt.

“Secured Replacement Debt” means the Replacement Debt that is Secured Debt.

“Secured Train 6 Debt” means Train 6 Debt which is Secured Debt.

“Secured Working Capital Debt” means the Working Capital Debt that is Secured Debt.

“Securities Act” means the Securities Act of 1933, as amended.

“Security” means the security interest created in favor of the Common Security Trustee for the benefit of the Secured Parties pursuant to the Security Documents.

“Security Agency Agreement” means the Security Agency Agreement, dated as of July 31, 2012, among the Company, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee, the Accounts Bank and the Intercreditor Agent.

“Security Agreement” means the Amended and Restated Security Agreement, dated as of June 30, 2015, between the Company and the Common Security Trustee.

“Security Documents” means:

(a) the Security Agreement;

(b) the CQP Security Agreement;

(c) the Accounts Agreement;

(d) each Pledge Agreement;

(e) the Mortgage;

(f) the Consents; and

(g) any such other security agreement, control agreement, patent and trademark assignment, lease, mortgage, assignment and other similar agreement securing the Obligations between any Person and the Common Security Trustee on behalf of the Secured Parties or between any Person and any other Secured Party and all financing statements, agreements or other instruments to be filed in respect of the Liens created under each such agreement.

“Senior Bonds” means debt securities, including the Notes, issued pursuant to an indenture that is a Senior Debt Instrument.

“Senior Debt” means:

(a) Secured Bank Debt;

(b) Additional Secured Debt;

(c) the Unsecured Replacement Debt;

(d) the Unsecured Expansion Debt;

(e) the Unsecured Working Capital Debt;

(f) Indebtedness under Interest Rate Protection Agreements; and

(g) all other Indebtedness referred to in clauses (a), (b), (c) and (p) of Section 4.08.

“Senior Debt Commitments” means, at any time, the aggregate of any principal amount that Senior Debt Holders of Senior Debt are committed to disburse or stated amount of letters of credit that Senior Debt Holders of Senior Debt are required to issue, in each case under any Senior Debt Instrument, and in the case of Senior Debt Commitments in respect of Secured Debt, as designated pursuant to the Common Terms Agreement.

“Senior Debt Instrument” means a Secured Debt Instrument or an Unsecured Debt Instrument.

“Senior Debt Holders” shall be determined by reference to provisions of the relevant Senior Debt Instrument or Secured Hedge Instrument, as applicable, setting forth who shall be deemed to be lenders, holders or owners of the Senior Debt governed thereby.

“Senior Secured Notes Debt Service Reserve Account” means the Senior Secured Notes Debt Service Reserve Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Services” means the liquefaction and other services to be provided or performed by the Company under the Facility LNG Sale and Purchase Agreements and any other agreements entered into in connection with a Permitted Business.

“SIGTTO” means the Society of International Gas Tanker and Terminal Operators.

“Site” means, collectively, each parcel or tract of land, as reflected on Schedule A of the Title Policy and in the Real Property Documents, upon which any portion of the Project is or will be located.

“SPLNG” means Sabine Pass LNG, L.P., a Delaware limited partnership.

“Sublease” means the Sub-lease Agreement, dated June 11, 2012, between SPLNG, as sublessor, and the Company, as sublessee covering approximately 268 acres of the Site.

“Subordinated Indebtedness” means any unsecured Indebtedness of the Company to any Person permitted by Section 4.08(f) which is subordinated to the Obligations pursuant to an instrument in writing satisfactory in form and substance to the Required Secured Parties.

“Subsidiary” means, for any Person, any corporation, partnership, joint venture, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substantial Completion” has the meaning assigned to such term in the applicable EPC Contract.

“Supplemental Indenture” means any indenture supplemental to this Indenture governing the terms and conditions of any Additional Notes issued from time to time pursuant to Section 2.1(d) of Appendix A, in each case, to the extent that the Indebtedness evidenced by any Additional Notes, and the terms and conditions of any such Indebtedness, Additional Notes and Supplemental Indenture, are permitted by this Indenture, including Article 4.

“Taxes” means, with respect to any Person, all taxes, assessments, imposts, duties, governmental charges or levies imposed directly or indirectly on such Person or its income, profits or Property by any Government Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan A Administrative Agent” means Société Générale.

“Term Loan A Credit Agreement” means the Credit Agreement (Term Loan A) dated July 31, 2012, by and among the Company, the Term Loan A Administrative Agent, the Common Security Trustee, and the Secured Bank Debt Holders.

“Terminal Use Rights Assignment and Agreement” means the Terminal Use Rights Assignment and Agreement, dated as of July 31, 2012, among the Company, SPLNG and Cheniere Energy Investments, LLC, as amended from time to time.

“Title Policy” means the title policy delivered in connection with the closing of the Term Loan A Credit Agreement on the Initial Senior Secured Debt Closing Date.

“Total FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated December 14, 2012, between the Company and Total Gas & Power North America, Inc., as amended from time to time, and any replacements thereof entered into with the required approval of the Required Secured Parties or, at any time when there is no Secured Bank Debt outstanding, any replacements thereof meeting the requirements of Section 4.20.

“Train” means a “liquefaction train” as such term is used in the definition of “Project.”

“Train Five” means the designated Train under the Train Five LNG Sales Agreement.

“Train Five EPC Contract” means the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 3 Facility, dated as of May 4, 2015, between the Company and the EPC Contractor, as supplemented and amended from time to time.

“Train Five LNG Sales Agreement” means the Total FOB Sale and Purchase Agreement and any other LNG sale and purchase agreement entered into by the Company with respect to Train Five and any replacements thereof entered into with the required approval of the Required Secured Parties or, at any time when there is no Secured Bank Debt outstanding, any replacements thereof meeting the requirements of Section 4.20.

“Train Number” means the numbers One through Six to describe the applicable Train.

“Train One and Train Two” means the designated Trains under the Train One and Two LNG Sales Agreements.

“Train One and Train Two EPC Contract” means the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated as of November 11, 2011, between the Company and the EPC Contractor, as supplemented and amended from time to time.

“Train One and Train Two LNG Sales Agreements” means the BG FOB Sale and Purchase Agreement and the GN FOB Sale and Purchase Agreement.

“Train Six” means the Train intended to be the designated train under the Train Six LNG Sales Agreements.

“Train 6 Debt” has the meaning provided in Section 2.7 of the Common Terms Agreement.

“Train Six LNG Sales Agreements” means any LNG sale and purchase agreement entered into by the Company with respect to the sixth Train of the Project.

“Train Three and Train Four” means the designated Trains under the Train Three and Train Four LNG Sales Agreements.

“Train Three and Train Four EPC Contract” means the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 2 Liquefaction Facility, dated as of December 20, 2012, between the Company and the EPC Contractor, as supplemented and amended from time to time.

“Train Three and Train Four LNG Sales Agreements” means the GAIL FOB Sale and Purchase Agreement and the KoGas FOB Sale and Purchase Agreement.

“Transaction Documents” means, collectively, the Financing Documents and the Project Documents.

“Trustee” means The Bank of New York Mellon until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unanimous Decisions” means each of the items ((a) through (n)) set forth on Schedule 1 to the Intercreditor Agreement.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection of priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in any jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of provisions relating to such perfection or priority and for purposes of definitions related to such provisions.

“United States” or “U.S.” means the United States of America.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(a) has no Indebtedness other than Non-Recourse Debt;

(b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“Unsecured Debt Instrument” means, at any time, each material instrument governing Senior Debt other than Secured Debt or Secured Hedge Obligations.

“Unsecured Expansion Debt” means the Expansion Debt that is not Secured Debt.

“Unsecured Replacement Debt” means the Replacement Debt that is not Secured Debt.

“Unsecured Working Capital Debt” means the Working Capital Debt that is not Secured Debt.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Waiver” means, with respect to any particular conduct, event or other circumstance, any change to an obligation of any Person under any Transaction Document requiring the consent of one or more Secured Parties, which consent has the effect of waiving, excusing or accepting or approving changed performance of, or noncompliance with, such obligation or any Default or CTA Event of Default with respect thereto to the extent relating to such conduct, event or circumstance.

“Water Agreement” means the Water Service Agreement, dated as of December 21, 2011, between the City of Port Arthur and the Company, as amended by that certain First Amendment to Water Service Agreement, dated as of June 12, 2012 and that certain Second Amendment to Water Service Agreement, dated as of December 31, 2012, as amended from time to time.

“Working Capital Debt” means additional senior secured or unsecured Indebtedness the proceeds of which shall be used solely for working capital and general corporate purposes related to the Project (including the issuance of letters of credit), only if, prior to or on the date of incurrence thereof, the following conditions have been satisfied or waived by the Required Secured Parties:

(a) the Secured Debt Holder Group Representative for any Secured Working Capital Debt shall have entered into an Accession Agreement in accordance with the Common Terms Agreement; and

(b) the Intercreditor Agent shall have received a certificate from an Authorized Officer of the Company at least five days prior to the incurrence of such Working Capital Debt, in the form set out in the Common Terms Agreement, which certificate shall (a) identify each Secured Debt Holder Group Representative and each Senior Debt Holder for any Secured Working Capital Debt; (b) attach a copy of each proposed Senior Debt Instrument relating to the Working Capital Debt (that may be an amendment to an existing Senior Debt Instrument), which copy shall disclose the material terms, permitted uses, and the tenor and amortization schedule of such Working Capital Debt and the rate, or the rate basis and margin in the case of a floating rate, at which such Working Capital Debt shall bear interest, and (if applicable) commitment fees or other premiums relating thereto; and (c) in the case of Working Capital Debt incurred pursuant to Section 4.08(d)(2) certify that the amount to be incurred is reasonably expected to be required to be expended to purchase Gas to comply with the obligations of the Company under the Facility LNG Sale and Purchase Agreements

Section 1.02    Other Definitions.

Term	Defined in Section
“Accession Agreement”	10.02
“Affiliate Transaction”	4.30
“Applicable Expansion Debt Assets”	4.08
“Asset Sale Offer”	3.09
“Authentication Order”	2.04
“Called Principal”	3.07
“Change of Control Offer”	4.13
“Change of Control Payment”	4.13
“Change of Control Payment Date”	4.13
“Covenant Change Date”	4.30
“Covenant Defeasance”	8.03
“Discounted Value”	3.07
“DTC”	2.03
“Event of Default”	6.01
“Excess Loss Offer”	3.09
“Excess Loss Proceeds”	4.14
“Excess Proceeds”	4.09
“IE Phase Report”	4.08
“incur”	4.08
“Legal Defeasance”	8.02
“Optional Redemption Price”	3.07
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Project Document Termination Payment Offer”	3.09
“Project Phase”	4.08
“Purchase Date”	3.09
“Registrar”	2.03
“Reinvestment Yield”	3.07
“Remaining Average Life”	3.07
“Remaining Scheduled Payments”	3.07
“Reported”	3.07
“Rule 144A Information”	4.03
“Settlement Date”	3.07

Section 1.03    [Reserved.]

Section 1.04    Rules of Construction.

(a) Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means “including without limitation” whether or not stated;

(5) words in the singular include the plural, and in the plural include the singular;

(6) “will” shall be interpreted to express a command;

(7) provisions apply to successive events and transactions;

(8) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(9) references to any agreement or instrument means such agreement or instrument as it may be amended, amended and restated or otherwise modified in accordance with the terms of this Indenture.

(b) For purposes of the Common Terms Agreement and the Security Documents, the capitalized terms used therein shall have the respective meanings set forth therein.

ARTICLE 2

THE NOTES

Section 2.01    Form and Dating.

The Notes will be issued initially in Definitive Note form. Provisions relating to the Initial Notes and any Additional Notes issued under this Indenture are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Section 2.02    Interest and Principal on the Notes

(a) Interest shall accrue on the outstanding principal balance of the Notes at a rate of 5.00% per annum and shall be payable in arrears on each Payment Date in accordance with the Payment Schedule.

(b) Unless all of the Notes have been redeemed pursuant to Section 3.07 and subject to proportional reduction in the event the Notes are redeemed in part, in each case as of a particular Payment Date, the principal amount specified as being payable on a Payment Date as set forth in the Payment Schedule and accrued and unpaid interest shall be paid on each such Payment Date. Each Holder will receive its pro rata share of such payments.

Section 2.03    Adjustment to Payment Schedule

The Payment Schedule shall be appropriately adjusted (whereby scheduled payments of principal and interest set out in the Payment Schedule are increased or decreased, as applicable, in a pro rata manner) in any circumstance in which Additional Notes are issued in accordance with this Indenture, or in any circumstance in which Notes are redeemed, repaid or prepaid by the Company in accordance with this Indenture, and a Supplemental Indenture shall be entered into in respect of such adjusted Payment Schedule, provided that the Trustee shall agree upon the adjusted Payment Schedule. For clarity, any amendments to the Payment Schedule undertaken pursuant to and in accordance with this Section 2.03 do not require approval of the Holders.

Section 2.04    Execution and Authentication.

At least one Authorized Officer must sign the Notes for the Company by manual or facsimile signature.

If an Authorized Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by at least one Authorized Officer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.08.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes. Nothing in this paragraph shall be deemed to modify, replace or otherwise affect the restrictions on transfer applicable to Restricted Notes set forth in Section 2.3 of Appendix A.

Section 2.05    Registrar and Paying Agent; Depositary.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.06    Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.07    Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.08    Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.09    Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.09 as not outstanding. Except as set forth in Section 2.10, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or an Affiliate of the Company shall not be deemed to be outstanding for purposes of Section 3.07.

If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replacement Note is held by a “protected purchaser” under the Uniform Commercial Code.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.10    Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.11    Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.12    Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Company. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to this Indenture and no Notes may be issued in substitution or exchange for any such Notes.

Section 2.13    Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

ARTICLE 3

REDEMPTION AND OFFERS TO PURCHASE NOTES

Section 3.01    Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1) the Section of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the series, or more than one series, if applicable, of Notes to be redeemed;

(4) the principal amount of Notes to be redeemed;

(5) the redemption price; and

(6) the CUSIP number of the Notes to be redeemed.

Section 3.02    Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, or less than all of the Notes of a particular series are to be redeemed, the Trustee will select Notes for redemption pro rata, by lot or by such other method as the Trustee shall deem fair and appropriate (provided that, in the case of Global Notes, the Depositary may select Global Notes for redemption pursuant to its Applicable Procedures) and, if applicable, with such adjustments that may be deemed appropriate by the Trustee so that only Notes in denominations of $100,000 or whole multiples of $1,000 in excess thereof will be purchased unless otherwise required by law, Depositary requirements, or applicable stock exchange requirements; provided that if only Notes of a particular series are to be redeemed, such selection by the Trustee shall be limited to Notes of such series.

No Notes of $100,000 or less can be redeemed in part. In the event of partial redemption, the particular Notes to be redeemed will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in amounts of $100,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not in the amount of $100,000 or a whole multiple of $1,000 thereof, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03    Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or 12.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued in the name of the Holder upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date (unless a shorter period is acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04    Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

Section 3.05    Deposit of Redemption or Purchase Price.

At least one Business Day prior to the redemption date, the Company will deposit or will cause to be deposited with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of and accrued interest on all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06    Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07    Optional Redemption.

At any time or from time to time prior to March 15, 2037, the Company may, at its option, redeem all or a part of the Initial Notes at a redemption price equal to the Optional Redemption Price (subject to the right of Holders of record on the relevant record date to receive interest due on a payment date that is on or prior to the redemption date, without duplication).

“Optional Redemption Price” with respect to any Notes to be redeemed, means an amount equal to the greater of:

(1)	100% of the principal amount of such Notes; and

(2)	the Discounted Value of such Notes;

plus, in the case of both (1) and (2), accrued and unpaid interest on such Notes, if any, to the redemption date.

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid or has become or is declared to be immediately due and payable, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% and (y) the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second (2nd) Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% and (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second (2nd) Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” shall mean, with respect to any Called Principal, the number of years obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (1) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (2) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Settlement Date” means, with respect to the Called Principal of a Note, the date on which such Called Principal is to be redeemed or has become or is declared to be immediately due and payable.

The notice of redemption with respect to the foregoing redemption need not set forth the Optional Redemption Price but only the manner of calculation thereof. The Company will notify the Trustee of the Optional Redemption Price with respect to any redemption promptly after the calculation, and the Trustee shall not be responsible for such calculation.

At any time on or after March 15, 2037, the Company may, at its option, redeem all or a part of the Initial Notes at a redemption price equal to 100% of the principal amount of the Initial Notes to be redeemed, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date, without duplication).

Section 3.08    Open Market Purchases; No Mandatory Redemption or Sinking Fund.

The Company may at any time and from time to time purchase Notes in the open market or otherwise. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09    Offer to Purchase by Application of Excess Proceeds or Excess Loss Proceeds.

In the event that, pursuant to Sections 4.09, 4.14 or 4.19, the Company is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”, an “Excess Loss Offer” or a “Project Document Termination Payment Offer,” respectively), it will follow the procedures specified below.

The Asset Sale Offer, the Excess Loss Offer or the Project Document Termination Payment Offer, as applicable, shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, loss proceeds or project document termination payments. The Asset Sale Offer, the Excess Loss Offer or the Project Document Termination Payment Offer, as applicable, with respect to all Holders will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by Applicable Law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds, Excess Loss Proceeds or Project Document Termination Payments, as applicable (the “Offer Amount”), to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer, the Excess Loss Offer or the Project Document Termination Payment Offer, as applicable. Payment for any Notes so purchased will be made in the same manner as interest payments are made hereunder.

If the Purchase Date is on or after an interest record date and on or before the related Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer, the Excess Loss Offer or the Project Document Termination Payment Offer, as applicable.

Upon the commencement of an Asset Sale Offer, Excess Loss Offer or Project Document Termination Payment Offer, as applicable, the Company will send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer, the Excess Loss Offer or the Project Document Termination Payment Offer, as applicable. The notice, which will govern the terms of the Asset Sale Offer, the Excess Loss Offer or the Project Document Termination Payment Offer, as applicable, will state:

(1) that the Asset Sale Offer, the Excess Loss Offer or the Project Document Termination Payment Offer, as applicable, is being made pursuant to this Section 3.09 and Section 4.09, 4.14 or 4.19, as applicable, and the length of time the Asset Sale Offer, the Excess Loss Offer or the Project Document Termination Payment Offer, as applicable, will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrete or accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer, the Excess Loss Offer or the Project Document Termination Payment Offer, as applicable, will cease to accrete or accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer, Excess Loss Offer or Project Document Termination Payment Offer, as applicable, may elect to have Notes purchased in integral multiples of $100,000 and integral multiples of $1,000 in excess thereof only;

(6) that Holders electing to have Notes purchased pursuant to an Asset Sale Offer, Excess Loss Offer or Project Document Termination Payment Offer, as applicable, will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by Holders thereof, if applicable, exceeds the Offer Amount, the Notes, and such other pari passu Indebtedness, shall be purchased on a pro rata basis and the Trustee will select the Notes or portions thereof to be purchased by lot, on a pro rata basis or by any other method as the Trustee shall deem fair and appropriate; provided that, in the case of Global Notes, the Depositary may select Global Notes for redemption pursuant to its Applicable Procedures (and, if applicable, with respect to the Notes, with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $100,000 and integral multiples of $1,000 in excess thereof, will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, the Excess Loss Offer or the Project Document Termination Payment Offer, as applicable, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer, the Excess Loss Offer or the Project Document Termination Payment Offer, as applicable, on the Purchase Date.

Section 3.10    Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes pursuant to Section 3.09, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

ARTICLE 4

COVENANTS

Section 4.01    Payment of Notes.

The Company will pay or cause to be paid the principal of, and interest on, the Notes on the dates and in the manner provided in the Payment Schedule. Each Holder will receive its pro rata share of such payments. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 12:00 p.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on any overdue principal balance of the Notes and any overdue interest thereon at the rate equal to 0.5% per annum in excess of the then applicable interest rate on the Notes to the extent lawful (without regard to any applicable grace period).

Section 4.02    Maintenance of Office or Agency.

The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.05.

Section 4.03    Information About the Company.

(a) The Company shall file with the Trustee (i) within 15 days after the Company files them with the SEC, copies of its annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; and (ii) within 15 days after such documents become available, copies of each financial statement, report, notice of default, proxy statement or similar document sent by the Company or any Subsidiary to its creditors under any Senior Debt (excluding information sent to such creditors in the ordinary course of administration of such Senior Debt).

(b) So long as any Notes are outstanding, the Company will furnish to the Trustee and also to the Holders and Beneficial Owners of the Notes and to securities analysts and prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) (“Rule 144A Information”).

(c) So long as any of the Notes are outstanding, in addition to the requirement to furnish Rule 144A Information as provided in the preceding clause (b), the Company shall furnish or cause to be furnished to Holders and (upon the request thereof delivered to the Company) to Holders of an interest in any Global Note:

(1) annual audited consolidated financial statements of the Company prepared in accordance with GAAP (together with notes thereto and a report thereon by an independent accountant of established national reputation), such statements to be so furnished on the date that is the later of (i) 105 days after the end of the Fiscal Year covered thereby and (ii) the date on such financial statements are required to be delivered under any Senior Debt (or the date on which such financial statements are delivered under any Senior Debt, if such delivery occurs earlier than such required delivery date);

(2) unaudited consolidated financial statements of the Company for each of the first three Fiscal Quarters of each Fiscal Year of the Company and the corresponding quarter and year-to-year period of the prior year prepared in all material respects on a basis consistent with the annual financial statements furnished pursuant to clause (1) of this clause (c), such statements to be so furnished on the date that is the earlier of (i) 60 days after the end of each such quarter and (ii) the date on such financial statements are required to be delivered under any Senior Debt (or the date on which such financial statements are delivered under any Senior Debt, if such delivery occurs earlier than such required delivery date);

(3) copies of any notice to the Company or any Subsidiary from any Government Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect, such copies to be furnished promptly, and in any event within 30 days of receipt thereof;

(4) notification of resignation or replacement of the Company’s auditors and any further information as the Holders may request, such notification to be furnished within 10 days following such resignation or replacement;

(5) such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such Holder, such other data or information to be furnished with reasonable promptness; and

(d) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(e) Notwithstanding the foregoing, any reports, Officer’s Certificates or other information required to be filed, delivered or furnished pursuant to this Section 4.03 shall be deemed to be so filed, delivered or furnished:

(1) with respect to the financial statements furnished pursuant to clauses (1) and (2) of Section 4.03(c), if such financial statements are (i) delivered to each Holder by e-mail at the e-mail address of the Holder set forth in the Initial Notes Purchase Agreement or as communicated from time to time in a separate writing delivered to the Company, (ii) filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), or (iii) are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each Holder has free access;

(2) with respect to the Officer’s Certificate delivered pursuant to Sections 4.03(f) and 4.04, if such Officer’s Certificate is (i) delivered to each Holder by e-mail at the e-mail address of the Holder set forth in the Initial Notes Purchase Agreement or as communicated from time to time in a separate writing delivered to the Company, (ii) made available on the Company’s home page on the internet at such internet address as will be provided to Holders, or (iii) posted by or on behalf of the Company on IntraLinks or on any other similar website to which each Holder has free access; and

(3) with respect to the reports and documents filed pursuant to Section 4.03(a), if such reports or documents are (i) delivered to each Holder by e-mail at the e-mail address of the Holder set forth in the Initial Notes Purchase Agreement or the purchase agreement for any Additional Note or as communicated from time to time in a separate writing delivered to the Company, or (ii) timely filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system) and made available on the Company’s home page on the internet at such internet address as will be provided to Holders, or on IntraLinks or any other similar website to which each Holder has free access.

(f) Each set of financial statements delivered to a Holder of a Note pursuant to clauses (c)(1) and (c)(2) of this Section 4.03 shall be accompanied by an Officer’s Certificate setting forth a list of all Subsidiaries that are Guarantors and certifying that each Subsidiary that is required to be a Guarantor pursuant to Section 11.01 is a Guarantor, in each case, as of the date of such Officer’s Certificate.

(g) The Company shall permit each Holder:

(1) No Default – if no Default or Event of Default then exists, at the expense of such Holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the

Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as requested in writing; provided, that under no circumstances shall such visit occur more than twice a year, and any such visit shall be subject to such Holder entering into a confidentiality agreement with the Company prior to any such visit; and

(2) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested; provided, that any such visit shall be subject to such Holder entering into a confidentiality agreement with the Company prior to any such visit.

Section 4.04    Compliance Certificates

(a) The Company shall deliver to the Trustee, within 90 days after the end of each Fiscal Year, an Officer’s Certificate stating that to the signing Officer’s knowledge no Default or Event of Default has occurred and is continuing (or, if a Default or Event of Default has occurred and is continuing, describing all such Defaults or Events of Default of which he or she has knowledge and what action the Company is taking or proposes to take with respect thereto).

(b) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05    Taxes.

Each of the Company and its Restricted Subsidiaries (or, for the purposes of this Section 4.05, if such entity is a disregarded entity for U.S. income tax purposes, its direct owner) shall (a) file or cause to be filed all tax returns required to be filed by it, and (b) pay and discharge, before the same shall become delinquent, after giving effect to any applicable extensions, all taxes imposed on it or its property (including interest and penalties) unless such taxes are being contested in good faith and by appropriate proceedings, appropriate reserves are maintained with respect thereto and such proceedings, if adversely determined, could not reasonably be expected to have a Material Adverse Effect.

Section 4.06    Restricted Payments.

The Company will not, and will not permit any of its Restricted Subsidiaries to, make or agree to make, directly or indirectly, any Restricted Payments unless on the Restricted Payment Date each of the following conditions has been satisfied:

(a) no Default or Event of Default has occurred and is continuing as of the Restricted Payment Date or would occur as a result of the Restricted Payment;

(b) on and as of the applicable Calculation Date with respect to such Restricted Payment Date, (i) the Debt Service Coverage Ratio for the Calculation Period ended on the applicable Calculation Date is at least 1.25 to 1.0, and (ii) the Projected Debt Service Coverage Ratio commencing on the first day after such Calculation Date is at least 1.25 to 1.0 for the upcoming twelve month period, provided that the Company may, at its option, exclude any Debt Service that (x) was pre-funded by the incurrence of Indebtedness, one of the use of proceeds of which was expressly for this purpose or (y) will be funded as part of scheduled draws pursuant to the express terms of Indebtedness to be incurred during such upcoming twelve month period; and provided, further that, (A) such Projected Debt Service Coverage Ratio shall not be required during the final three quarters prior to the last scheduled maturity of the final principal amount of the Notes and (B) if the Company shall have excluded each month in the relevant Calculation Period from the calculation of the Debt Service Coverage Ratio pursuant to the definition of Debt Service Coverage Ratio due to a Force Majeure Event, only subclause (ii) of this clause (c) shall apply;

(c) each Debt Service Reserve Account and Additional Debt Service Reserve Account is funded to its then required funding level;

(d) the Company shall have delivered to the Trustee a certificate of an Authorized Officer of the Company (i) to the effect that all conditions for a Restricted Payment on the Restricted Payment Date have been satisfied, and (ii) setting forth in reasonable detail the calculations for computing each of the Debt Service Coverage Ratio (including, if applicable, identifying any months in which the Cash Flow Available for Debt Service and the aggregate amount required to service the Company’s Debt Service has been excluded in respect of a Force Majeure Event) and the Projected Debt Service Coverage Ratio for the relevant periods and stating that such calculations were prepared in good faith and were based on reasonable assumptions; and

(e) if the Company has been subject to a Force Majeure Event for greater than twelve consecutive months and has relied on the second proviso in the definition of Debt Service Coverage Ratio to make Restricted Payments during such twelve-month period, at least three consecutive months shall have elapsed without any Force Majeure Event before the Company may make Restricted Payments.

Subject to the Accounts Agreement, the Company may make Restricted Payments not more frequently than once per calendar month.

Section 4.07    Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) (A) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.07(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements or instruments governing existing indebtedness as in effect on the Notes Issue Date and any amendments, restatements, modifications, increases, renewals, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, restatements, modifications, increases, renewals, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or instruments on the Notes Issue Date;

(2) the Common Terms Agreement, this Indenture, the Notes, the Note Guarantees and the Security Documents;

(3) Applicable Law;

(4) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(5) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.07(a);

(6) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(7) Permitted Indebtedness, including Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8) Liens permitted to be incurred under the provisions of Section 4.10 that limit the right of the debtor to dispose of the assets subject to such Liens;

(9) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, security agreements, mortgages, purchase money agreements and other similar agreements or instruments entered into with the approval of the Board of Directors of the Company, which limitation is applicable only to the assets that are the subject of such agreements;

(10) Permitted Hedging Agreements; and

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.08    Incurrence of Indebtedness and Issuance of Preferred Stock.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, permit, suffer to exist or otherwise be or become liable with respect to, contingently or otherwise (collectively, “incur”), any Indebtedness and the Company will not permit any of its Restricted Subsidiaries to issue preferred stock; provided, however, that the Company and any Guarantor may incur Indebtedness or directly or indirectly create or incur or otherwise be or become liable with respect to any Guarantee if any of the following conditions are satisfied:

(a) with respect to an incurrence of Indebtedness that is (1) Expansion Debt or (2) Permitted Refinancing Indebtedness of the Company or any of its Restricted Subsidiaries in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that would have been permitted to be incurred pursuant to clauses (a), (b) or (c) of Section 4.08 of the 2013 Indenture prior to the Investment Grade Date, the Company shall have delivered to the Trustee a certificate of an Authorized Officer of the Company certifying that the amount of all Senior Debt (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of this Section 4.08, and all Indebtedness or Guarantees that would have been permitted to be incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of Section 4.08 of the 2013 Indenture prior to the Investment Grade Date) outstanding after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom, is capable of being amortized to a zero balance by the termination date of the last to terminate of the Applicable Facility LNG Sale and Purchase Agreements such that the Projected Debt Service Coverage Ratio after the last Guaranteed Substantial Completion Date with respect to any Trains then in construction (or if the In-Service Date has occurred with respect to all Trains, the date of incurrence of the Indebtedness) through the terms of such Applicable Facility LNG Sale and Purchase Agreements, would be at least 1.5 to 1.0; provided that (i) the Projected Debt Service Coverage Ratio shall be calculated (x) solely with respect to Contracted Cash Flow; and (y) using an interest rate equal to the weighted average interest rate of all such Senior Debt outstanding after giving effect to the incurrence of the Indebtedness and the application of the proceeds therefrom and (ii) all of the Indebtedness required or anticipated to be incurred in connection with the construction of each of Train One and Train Two, Train Three and Train Four and Train Five has either been (x) fully funded or (y) no longer has any conditions precedent to funding that have not been satisfied or waived; or

(b) (1) the Indebtedness to be incurred has received at least two Investment Grade Ratings and (2) the Company shall have received (A) letters from any two Acceptable Rating Agencies (or if only one Acceptable Rating Agency is then rating the Notes, the Company shall have received a letter from that Acceptable Rating Agency) to the effect that the Acceptable Rating Agency has considered the contemplated incurrence, and that, if the contemplated incurrence is consummated, such Acceptable Rating Agency would reaffirm the Investment Grade Issue Rating of the Notes as of the date of such incurrence and (B) letters from all other Acceptable Rating Agencies then rating the Notes, if any, to the effect that the Acceptable Rating Agency has considered the contemplated incurrence, and that, if the contemplated incurrence is consummated, such Acceptable Rating Agency would reaffirm its then current rating of the Notes as of the date of such incurrence; or

(c) the Company shall have delivered to the Trustee a certificate of an Authorized Officer of the Company certifying that the amount of all Senior Debt (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of Section 4.08, and all Indebtedness or Guarantees that would have been permitted to be incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of Section 4.08 of the 2013 Indenture prior to the Investment Grade Date) outstanding after giving effect to the incurrence of the Indebtedness and the application of the proceeds therefrom (A) would have resulted in a Debt Service Coverage Ratio of at least 1.5 to 1.0 for the most recently ended four Fiscal Quarters and (B) is capable of being amortized to a zero balance by the termination date of the last to terminate of the Applicable Facility LNG Sale and Purchase Agreements such that after the last Guaranteed Substantial Completion Date with respect to any Trains then in construction (or if the In-Service Date has occurred with respect to all Trains, the date of incurrence of the Indebtedness) through the terms of such Applicable Facility LNG Sale and Purchase Agreements, the Projected Debt Service Coverage Ratio would be at least 1.5 to 1.0 for each Fiscal Year during such period; provided that (i) each of the Debt Service Coverage Ratio and the Projected Debt Service Coverage Ratio shall be calculated (x) solely with respect to Contracted Cash Flow; and (y) using an interest rate equal to the weighted average interest rate of all such Senior Debt outstanding after giving effect to the incurrence of the Indebtedness and the application of the proceeds therefrom and (ii) all of the Indebtedness required or anticipated to be incurred in connection with the construction of each of Train One and Train Two, Train Three and Train Four and Train Five has either been (x) fully funded or (y) no longer has any conditions precedent to funding that have not been satisfied or waived;

and the Company and any Guarantor may incur any of the following items of Indebtedness:

(d) Working Capital Debt of the Company or a Guarantor in an amount not to exceed the sum of (i) $200,000,000 and (ii) an amount required to be expended to purchase Gas to comply with the obligations of the Company under the Facility LNG Sale and Purchase Agreements;

(e) purchase money Indebtedness or Capital Lease Obligations of the Company or a Restricted Subsidiary of the Company to the extent incurred in the ordinary course of business to finance the acquisition or licensing of intellectual property or items of equipment; provided, that (i) if such obligations are secured, they are secured only by Liens upon the equipment or intellectual property being financed and (ii) the aggregate principal amount and the capitalized portion of such obligations do not at any time exceed $100,000,000 in the aggregate;

(f) other unsecured Indebtedness for borrowed money subordinated to the Obligations pursuant to the form of subordination agreement attached to this Indenture (or otherwise pursuant to an instrument in writing satisfactory in form and substance to the Required Secured Parties (other than the Holders)); provided, that such instrument shall include that: (i) the maturity of such subordinated debt shall be no shorter than the maturity of the latest maturing tranche of Secured Debt; (ii) such subordinated debt shall not be amortized; (iii) no interest payments shall be made under such subordinated debt except from monies held in the Distribution Account and that are permitted to be distributed pursuant to the Accounts Agreement; and (iv) such subordinated debt shall not impose covenants on the Company;

(g) trade or other similar Indebtedness of the Company or a Restricted Subsidiary of the Company incurred in the ordinary course of business, which is (i) not more than 90 days past due, or (ii) being contested in good faith and by appropriate proceedings;

(h) contingent liabilities of the Company or a Restricted Subsidiary of the Company incurred in the ordinary course of business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Transaction Documents;

(i) any obligations of the Company or a Restricted Subsidiary of the Company under Permitted Hedging Agreements;

(j) to the extent constituting Indebtedness, indebtedness of the Company or a Restricted Subsidiary of the Company arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;

(k) to the extent constituting Indebtedness, obligations of the Company or a Restricted Subsidiary of the Company in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay or take-or-deliver obligations contained in supply agreements, cash deposits incurred in connection with natural gas purchases and similar obligations incurred in the ordinary course of business;

(l) Indebtedness of the Company or a Restricted Subsidiary of the Company in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(m) Indebtedness of the Company or a Restricted Subsidiary of the Company in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(n) Indebtedness of the Company or a Restricted Subsidiary of the Company in an amount not to exceed $250,000,000 to finance the restoration of the Project following an Event of Loss;

(o) Indebtedness of the Company or a Restricted Subsidiary of the Company consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and its Restricted Subsidiaries in the ordinary course of business;

(p) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company to the extent that the guaranteed Indebtedness was permitted to be incurred by another clause of this Section 4.08; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(q) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(1) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(2) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (q); and

(r) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (r), not to exceed $250,000,000.

For purposes of determining compliance with this Section 4.08, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness pursuant to clauses (a) through (r) of this Section 4.08, the Company will be permitted to classify or divide such item of Indebtedness on the date of its incurrence, or later reclassify or redivide all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.08. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.08; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Debt Service of the Company as accrued. Notwithstanding any other provision of this Section 4.08, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.08 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the least of:

(A) the Fair Market Value of such asset at the date of determination;

(B) the amount of the Indebtedness of the other Person; and

(C) the principal amount of the Indebtedness, in the case of any other Indebtedness.

Section 4.09    Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale equal to the greater of (A) the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of and (B) an amount equal to the invested cost of the assets sold or otherwise disposed of, less depreciation; and

(2) at least 90% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent consolidated balance sheet (or as would be shown on the Company’s consolidated balance sheet as of the date of such Asset Sale) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a written novation agreement that releases the Company or such Restricted Subsidiary from further liability therefor; and

(B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 90 days after such Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion.

(b) Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply an amount equal to such Net Cash Proceeds:

(1) to repay Senior Debt in accordance with the Common Terms Agreement and this Indenture; or

(2) to make any capital expenditure or to purchase Replacement Assets (or enter into a binding agreement to make such capital expenditure or to purchase such Replacement Assets; provided that (A) such capital expenditure or purchase is consummated within the later of (i) 360 days after the receipt of the Net Cash Proceeds from the related Asset Sale and (ii) 180 days after the date of such binding agreement and (B) if such capital expenditure or purchase is not consummated within the period set forth in subclause (A), the amount not so applied will be deemed to be Excess Proceeds.

(c) Pending the final application of any Net Cash Proceeds, the Company may reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by this Indenture.

(d) An amount equal to any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding clauses of this Section 4.09 will constitute “Excess Proceeds.” If on any date, the aggregate amount of Excess Proceeds exceeds $100,000,000, then within ten Business Days after such date, the Company will make an Asset Sale Offer in accordance with Section 3.09. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the date of purchase and will be payable in cash. If any Excess Proceeds remain unapplied after consummation of an Asset Sale Offer, the Company and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(e) Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of Section 4.13 and/or the provisions of Section 5.01 and not by the provisions of this Section 4.09.

(f) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 or this Section 4.09, or compliance with the provisions of Section 3.09 or this Section 4.09 would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 or this Section 4.09 by virtue of such compliance.

Section 4.10    Liens.

The Company will not, and will not permit any Restricted Subsidiary to, create, assume, incur, permit or suffer to exist any Lien upon the Collateral, whether now owned or hereafter acquired, except for the Permitted Liens.

Section 4.11    Business Activities.

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business or activities other than the Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.12    Maintenance of Existence.

Subject to the rights of the Company under Section 5.01, the Company shall do all things necessary to maintain: (a) its corporate, limited liability company or partnership, as applicable, existence in its jurisdiction of organization; provided, that the foregoing shall not prohibit conversion into another form of entity or continuation in another jurisdiction and (b) the power and authority (corporate and otherwise) necessary under the Applicable Law to own its properties and to carry on the business of the Project. Each of the Company and the Guarantors shall not dissolve, liquidate, and shall not take any action to amend or modify its corporate constituent or governing documents where such amendment would be adverse in any material respect to the Holders.

Section 4.13    Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) of payment (a “Change of Control Payment”) to each Holder to repurchase all (equal to $100,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). No later than 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.13 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed;

(3) that any Note not tendered will continue to accrete or accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrete or accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $100,000 in principal amount or an integral multiple of $1,000 in excess thereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.13, or compliance with this Section 4.13 would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.13 by virtue of such compliance.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail (but in any case not later than five days after the Change of Control Payment Date) to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $100,000 or an integral multiple of $1,000 in excess thereof.

(c) The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d) If Holders of not less than 95% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described below, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest thereon, to the date of redemption.

(e) Notwithstanding anything to the contrary in this Section 4.13, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.13 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.03 with respect to a redemption of Notes pursuant to Section 3.07, unless and until there is a default in payment of the applicable redemption price.

Section 4.14    Events of Loss

(a) After any Event of Loss, the Company may apply the Net Loss Proceeds from the Event of Loss to the rebuilding, repair, replacement or construction of improvements to the Project, with no obligation to make any purchase of any Notes, provided, that with respect to any Event of Loss that results in Net Loss Proceeds equal to or greater than $100,000,000:

(1) the Company delivers to the Trustee within 120 days of such Event of Loss a written opinion from a reputable contractor that the Project can be rebuilt, repaired, replaced or constructed and operating within 540 days following such Event of Loss; and

(2) the Company delivers to the Trustee within 120 days of such Event of Loss a certificate from an Authorized Officer of the Company certifying that the applicable entity has available from Net Loss Proceeds, cash on hand, binding equity commitments with respect to funds, anticipated insurance proceeds and/or available borrowings under Indebtedness permitted under Section 4.08 to complete the rebuilding, repair, replacement or construction described in clause (1) above and to pay debt service on its Indebtedness during the repair or restoration period.

(b) Any Net Loss Proceeds that are not reinvested (or committed for reinvestment by the Company) within 540 days following an Event of Loss will be deemed “Excess Loss Proceeds.” Within 15 days following the date on which the aggregate amount of Excess Loss Proceeds exceeds $100,000,000, the Company will make an Excess Loss Offer in accordance with Section 3.09. The offer price in any Excess Loss Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the date of purchase and will be payable in cash. If any Excess Loss Proceeds remain after consummation of an Excess Loss Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. Upon completion of each Excess Loss Offer, the amount of Excess Loss Proceeds will be reset at zero.

(c) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Excess Loss Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 or this Section 4.14, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 or this Section 4.14 by virtue of such conflict.

(d) If the Trustee, on behalf of the Holders, receives any excess Insurance Proceeds, Condemnation Proceeds or Performance Liquidated Damages applied to the prepayment of Secured Debt and other Obligations as provided in the Common Terms Agreement and this Indenture does not require the Company to make an Excess Loss Offer pursuant to Section 3.09 and this Section 4.14, the Company shall instruct the Trustee to deposit such proceeds in the Construction Account, the Revenue Account or the Operating Account, as applicable, and the Trustee shall be required to make such deposit.

Section 4.15    Access.

Each of the Company and its Restricted Subsidiaries shall grant the Common Security Trustee or its designee from time to time, including during the pendency of a Default or an Event of Default, upon reasonable prior written notice but no more than twice per calendar year (unless an Default or Event of Default has occurred and is continuing) reasonable access to all of its books and records and the physical facilities of the Project, provided that all such inspections are conducted during normal business hours in a manner that does not disrupt the operation of the Project. So long as a Default or any Event of Default has occurred and is continuing, the reasonable fees and documented expenses of such persons shall be for the account of the Company.

Section 4.16    Insurance.

Each of the Company and its Restricted Subsidiaries will keep the Project property of an insurable nature and of a character usually insured, insured with financially sound insurers in such form and amounts as is necessary to insure the maximum probable loss for the Project. The Company will cause with limited exceptions, each insurance policy to name the Common Security Trustee on behalf of the Secured Parties and the Secured Parties as loss payees as their interest may appear.

Section 4.17    Compliance with Law.

Each of the Company and its Restricted Subsidiaries shall (a) comply with all Applicable Law (including environmental, health and safety and port laws), except where such failure to comply could not reasonably be expected to have a Material Adverse Effect and (b) notify the Trustee promptly following the initiation of any proceedings or material disputes with any Government Authority or other parties, which could reasonably be expected to have a Material Adverse Effect, relating to compliance or noncompliance with any such law, rule, regulation or order.

Section 4.18    Use of Proceeds of Secured Debt.

The Company will use the proceeds of the Secured Debt solely for purposes permitted in the applicable Secured Debt Instruments.

Section 4.19    Project Document Termination Payments.

(a) Within 15 days following the date on which the aggregate amount of Project Document Termination Payments received by the Company exceeds $100,000,000, the Company will make a Project Document Termination Payment Offer in accordance with Section 3.09. The offer price in any Project Document Termination Payment Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the date of purchase and will be payable in cash. If any Project Document Termination Payments remain after consummation of an Project Document Termination Payment Offer, the Company may use those Project Document Termination Payments for any purpose not otherwise prohibited by this Indenture. Upon completion of each Project Document Termination Payment, the amount of Project Document Termination Payments for the purposes of this paragraph will be reset at zero.

(b) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Project Document Termination Payment Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 or this Section 4.19, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 or this Section 4.19 by virtue of such conflict.

(c) If the Trustee, on behalf of the Holders, receives any Project Document Termination Payments applied to the prepayment of Secured Debt and other Obligations as provided in the Common Terms Agreement and this Indenture does not require the Company to make a Project Document Termination Payment Offer pursuant to Section 3.09 and this Section 4.19, the Company shall instruct the Trustee to deposit such proceeds in the Construction Account, the Revenue Account or the Operating Account, as applicable, and the Trustee shall make such deposit.

Section 4.20    LNG Sales Contracts.

The Company will not enter into any LNG sales contracts except for (a) the Train One and Train Two LNG Sales Agreements, the Train Three and Train Four LNG Sales Agreements and the Train Five LNG Sales Agreement, (b) the CMI LNG Sale and Purchase Agreement, (c) LNG sales contracts with counterparties who at the time of execution of the contract (1) have an Investment Grade Rating from at least one Acceptable Rating Agency, or who provide a guaranty from an affiliate with at least one of such ratings or (2) have a direct or indirect parent with an Investment Grade Rating from at least one Acceptable Rating Agency and either the counterparty or an affiliate of such counterparty who is providing a guaranty has a tangible net worth in excess of $15,000,000,000, (d) LNG sales contracts with a term of less than five years and greater than one year with counterparties who do not at the time of execution of the contract have an Investment Grade Rating from at least one Acceptable Rating Agency to the extent the counterparty provides a letter of credit from a financial institution rated at least A- by S&P or A3 by Moody’s (or, if any of such entities ceases to provide such ratings, the equivalent credit rating from any other Acceptable Rating Agency) with respect to its estimated obligations under the contract for a period of 60 days, (e) LNG sales contracts with a term of one year or less, (f) LNG sales contracts with counterparties who prepay (in cash) for their LNG purchase obligations under such contracts, or (g) LNG sales contracts otherwise approved by the Required Secured Parties; provided, that in the case of clauses (c), (d), (e), (f) and (g) above, performance under such contracts shall not adversely affect the ability of the Company to meet its obligations under any contract listed in clause (a) above.

Section 4.21    Project Documents.

(a) Each of the Company and its Restricted Subsidiaries shall comply in all material respects with its payment and other material obligations under the Material Project Documents and Fundamental Government Approvals, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(b) The Company and the Restricted Subsidiaries shall notify the Trustee (1) when entering into or terminating any Material Project Documents and provide a copy of any such contract to the Trustee and (2) promptly upon obtaining knowledge thereof, of any material adverse change in the status of any Fundamental Government Approval.

(c) Each of the Company and its Restricted Subsidiaries shall not agree to any material amendment or termination of any Material Project Document to which it is or becomes a party unless (1) a copy of such amendment or termination has been delivered to the Trustee at least 5 days in advance of the effective date thereof along with a certificate of an Authorized Officer of the Company certifying that the proposed amendment or termination could not reasonably be expected to have a Material Adverse Effect or (2) the Company has obtained the consent of a majority of the Holders to such amendment or termination.

Section 4.22    Project Construction; Maintenance of Properties.

The Company will use its commercially reasonable efforts to perform, or cause to be performed, all work and services required or appropriate in connection with the design, engineering, construction, testing and commencement of operations of the Project.

Section 4.23    Maintenance of Liens.

(a) The Company will grant a security interest to the Common Security Trustee in the Company’s interest in all Project assets and Project Documents acquired or entered into, as applicable, from time to time (except to the extent expressly permitted to be excluded from the Liens created by the Security Documents pursuant to the terms thereof) and shall take, or cause to be taken, all action reasonably required by the Common Security Trustee to maintain and preserve the Liens created by the Security Documents to which it is a party and the priority of such Liens.

(b) The Company will from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any Security Document) reasonably requested by the Common Security Trustee for such purposes.

(c) The Company will preserve and maintain good, legal and valid title to, or rights in, the Collateral free and clear of Liens other than Permitted Liens.

(d) The Company will promptly discharge at the Company’s cost and expense, any Lien (other than Permitted Liens) on the Collateral.

Section 4.24    Credit Rating Agencies.

The Company shall use its commercially reasonable efforts to cause the Notes to be rated by at least two Recognized Credit Rating Agencies. If any Recognized Credit Rating Agency ceases to be a “nationally recognized statistical rating organization” registered with the SEC or ceases to be in the business of rating securities of the type and nature of the Notes, the Company may replace the rating received from it with a rating from any other Acceptable Rating Agency.

Section 4.25    Additional Note Guarantees.

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary, then such Domestic Subsidiary will become a Guarantor and execute a supplemental indenture in the form attached hereto as Exhibit E (together with a corresponding Notation of Guarantee in the form attached hereto as Exhibit D) and deliver to the Trustee an Opinion of Counsel within 15 Business Days of the date on which such Domestic Subsidiary is acquired or created; provided that any Domestic Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Section 4.26    Separateness.

The Company shall comply at all times with the separateness provisions set forth on Schedule 6.1 to the Common Terms Agreement.

Section 4.27    Payments for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder, in its capacity as a Holder, for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.28    Books and Records.

The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Government Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

Section 4.29    Economic Sanctions, Etc.

The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

Section 4.30    Changes in Covenants when Notes No Longer Rated Investment Grade.

(a) If, on any date, Parent (or any successor entity thereto) no longer has a rating from all Acceptable Rating Agencies that rate both Parent (or any successor entity thereto) and the Company that is equivalent to or better than the Company’s rating from all Acceptable Rating Agencies that rate Parent (or any successor entity thereto) and the Company, then on such date (the “Covenant Change Date”):

(i) the covenant set forth below shall come into force and effect:

“Section 4.31     Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction that is otherwise permitted hereunder with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate) (each, an “Affiliate Transaction”) involving aggregate payments or consideration with respect to a single transaction or a series of related transactions, in excess of $25,000,000, except:

(1) to the extent required by Applicable Law;

(2) to the extent required or contemplated by the Material Project Documents or any other Project Document in existence on the Notes Issue Date;

(3) upon terms no less favorable to the Company than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate, or, if no comparable arm’s-length transaction with a Person that is not an Affiliate is available, then on terms that are determined by the Board of Directors of the Company to be fair in light of all factors considered by said Board of Directors to be pertinent to the Company;

(4) for any Project processing, facilities sharing, use or similar agreement with an Affiliate of the Company; provided, if applicable for the recovery by the Company, that the terms of such agreement provide for the recovery of at least the incremental Operation and Maintenance Expenses associated with operations pursuant to such agreement and the Company has entered into the required Security Documents; and

(5) Subordinated Indebtedness between or among the Company, any of its Restricted Subsidiaries and/or any of their Affiliates.

Prior to entering into any agreement with an Affiliate involving aggregate consideration in excess of $50,000,000, the Company shall deliver to the Trustee a certificate of an Authorized Officer of the Company as to the satisfaction of the applicable condition set forth in clauses (2), (3), (4) and (5) of this Section.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of clause (a) of this Section:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(6) any (A) Permitted Investments or (B) Restricted Payments that do not violate Section 4.06;

(7) Permitted Payments to Parent;

(8) any contracts, agreements or understandings existing as of the Notes Issue Date and any amendments to or replacements of such contracts, agreements or understandings so long as any such amendment or replacement is not more disadvantageous to the Company or to the Holders in any material respect than the original agreement as in effect on the Notes Issue Date; and

(9) subject to Section 4.08(a)(1), any assignment, novation or transfer of any Train Five LNG Sales Agreement, any Train Six LNG Sales Agreement or the CMI LNG Sale and Purchase Agreement by the Company to an Affiliate of the Company and any related agreements; provided, however, that if the Company incurs Expansion Debt in respect of Train Five or Train Six pursuant, as applicable, to clause (a) of the definition of Permitted Indebtedness, any such assignment, novation or transfer of any Train Five LNG Sales Agreement or any Train Six LNG Sales Agreement, as applicable, and any related agreements shall constitute an Affiliate Transaction unless such assignment, novation or transfer qualifies under any of the other listed exceptions in this section.”

(ii) Clause (b) of the definition of “Unrestricted Subsidiary” will be replaced with the following:

“(b) except as permitted by Section 4.31, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company”

No Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture or the Notes with respect to the covenant set forth in Section 4.31(a) and neither the Company nor any of its Subsidiaries shall bear any liability for, any actions taken or events occurring prior to the Covenant Change Date, regardless of whether such actions or events would have been permitted if the covenant were in effect prior to such date.

(b) If, on any date following a Covenant Change Date, the following conditions are satisfied:

(1) the Notes receive at least two Investment Grade Issue Ratings;

(2) no Default or Event of Default shall have occurred and be continuing; and

(3) Parent (or any successor entity thereto) has a rating from all Acceptable Rating Agencies that rate both Parent (or any successor entity thereto) and the Company that is equivalent to or better than the Company’s rating from all Acceptable Rating Agencies that rate Parent (or any successor entity thereto) and the Company, then the covenant set forth in Section 4.31(a) will no longer be applicable to the Notes and clause (b) of the definition of “Unrestricted Subsidiary” will revert to the initial definition included in this Indenture, beginning on such date and continuing until any subsequent Covenant Change Date.

(c) In the event that subsequent to a Covenant Change Date the Company satisfies the conditions set forth in clauses (1), (2) and (3) of Section 4.30(b), the Company will provide written notice of such event to the Trustee.

ARTICLE 5

SUCCESSORS

Section 5.01    Merger, Consolidation, or Sale of Assets.

The Company will not, directly or indirectly, consolidate, amalgamate or merge with or into another Person (regardless of whether the Company is the surviving entity), convert into another form of entity or continue in another jurisdiction; or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(a) either:

(1) the Company is the surviving entity; or

(2) the Person formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(b) the Person formed by or surviving any such conversion, consolidation, amalgamation, or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes, this Indenture and the Security Documents, pursuant to a supplemental indenture and appropriate Security Documents;

(c) immediately after such transaction or transactions, no Default or Event of Default exists;

(d) the Company shall have delivered to the Trustee a certificate from an Authorized Officer of the Company and an Opinion of Counsel, each stating that such consolidation or merger, or sale or disposition and such supplemental indenture, Security Documents and registration rights agreement, if any, comply with this Indenture and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with; and

(e) either (i) the Company shall have received letters from all Acceptable Rating Agencies then rating the Notes (or if only one Acceptable Rating Agency is then rating the Notes, the Company shall have received a letter from that Acceptable Rating Agency) to the effect that the Acceptable Rating Agency has considered the contemplated transaction or transactions, and that, if the contemplated transaction or transactions are consummated, such Acceptable Rating Agency would reaffirm the then current rating of the Notes as of the date of such transaction or transactions or (ii) the transaction or transactions have been consented to by Secured Debt Holders holding greater than 50% of the aggregate principal amount of Secured Debt then outstanding.

Upon any consolidation, amalgamation or merger, or any transfer of all or substantially all of the assets of the Company in accordance with this Section 5.01, the successor Person formed by such consolidation or amalgamation or into which the Company merged or to which such transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such successor Person had been named as the Company in this Indenture and the Notes, and thereafter the predecessor Person will have no continuing obligations under the Indenture, the Notes and the Security Documents (and such change shall not in any way constitute or be deemed to constitute a novation, discharge, rescission, extinguishment or substitution of the existing Indebtedness and any Indebtedness so effected shall continue to be the same obligation and not a new obligation).

In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person. This Section 5.01 will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and the Guarantors.

Clause (c) of this Section 5.01 will not apply to any merger or consolidation of the Company with or into an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction.

Section 5.02    Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01    Events of Default.

Each of the following is an “Event of Default:”

(1) any “Event of Default” specified in Section 9.1 of the Common Terms Agreement; provided, however, that:(A) except with respect to any default in the payment when due of any principal of, or premium, if any, on the Notes, any default described in clause (i) of such Section 9.1 shall not constitute an “Event of Default” for purposes of the Notes unless such default in the payment when due of any principal of any Secured Debt is in a principal amount in excess of $100,000,000, (B) any default described in clause (ii) of such Section 9.1 shall not constitute an “Event of Default” for purposes of the Notes unless such default in the payment when due of any interest on any Secured Debt or any fee or any other amount or Obligation payable by the Company under the Common Terms Agreement, any Secured Debt Instrument or any other Financing Documents continues unremedied for a period of 30 days after the occurrence of such default, (C) any waiver of any default in the payment when due of any principal of, or premium, if any, or interest on the Notes shall not be effective, and will not be a waiver with respect to the Notes, unless such waiver is approved by greater than 50% in aggregate principal amount of the Notes then outstanding and (D) no amendment or other modification to such Section 9.1 that results in (i) any default in the payment when due of any principal of, or premium, if any, or interest on the Notes not being an “Event of Default” under such Section 9.1, (ii) an extension of the cure period with respect to the payment of principal of, or premium, if any, on the Notes or (iii) an extension of the cure period with respect to the payment of interest on the Notes to a period that is greater than thirty (30) days, shall be effective with respect to the Notes unless such amendment or other modification is approved by greater than 50% in aggregate principal amount of the Notes then outstanding;

(2) default with respect to any Indebtedness of the Company that is in excess of $100,000,000 in the aggregate (other than any amount due in respect of Additional Secured Debt or Secured Bank Debt) and continued beyond any applicable grace period, the effect of which has been to cause the entire amount of such Indebtedness under this clause (2) to become due (whether by redemption, purchase, offer to purchase or otherwise) and such Indebtedness under this clause (2) remains unpaid or the acceleration of its stated maturity unrescinded;

(3) failure by the Company to comply with its obligations described under Section 5.01 or to consummate a purchase of Notes when required pursuant to Section 4.09, 4.13, 4.14 or 4.19;

(4) failure by the Company for 30 days to comply with the provisions of Section 4.07, 4.08 or 4.10;

(5) failure by the Company for 60 days after notice from the Trustee or the Holders of at least 33 1⁄3% in aggregate principal amount of the then outstanding Notes to comply with any of the other agreements in this Indenture or the Common Terms Agreement, to the extent applicable to the Notes, the Security Documents or the Notes unless covered by another Event of Default;

(6) (a) any Default Contract or the Consent related to such Default Contract shall at any time for any reason terminate (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default or early termination right thereunder)) or (b) any other Material Project Document or the Consent related to such Material Project Document shall terminate (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default or early termination right thereunder)) and any such event under this clause (b) could reasonably be expected to result in a Material Adverse Effect; provided, however, that no Event of Default shall have occurred pursuant to this clause (6) if, in the case of the occurrence of any of the events set forth in clause (a) or (b) above with respect to any Material Project Document or related Consent:

(i) (A) the Company notifies the Common Security Trustee that it intends to replace such Material Project Document and related Consent, (B) the Company diligently pursues such replacement, (C) the applicable Material Project Document is replaced within 360 days (except the Sabine Liquefaction TUA, which shall be replaced within 180 days) with a replacement Material Project Document, (D) (I) in the case of any Facility LNG Sale and Purchase Agreement, such replacement Material Project Document is on terms and conditions, taken as a whole, not materially less favorable to the Company than the then existing least favorable FOB Sale and Purchase Agreement, (II) in the case of the Sabine Liquefaction TUA, such replacement Material Project Document is on terms and conditions, taken as a whole, not materially less favorable to the Company than the Sabine Liquefaction TUA, (III) in the case of the Train One and Train Two EPC Contract and the Train Three and Train Four EPC Contract, such replacement Material Project Document is on terms and conditions, taken as a whole, not materially less favorable to the Company than the Train One and Train Two EPC Contract and the Train Three and Train Four EPC Contract, respectively, and (IV) in the case of any EPC Contract related to Train One and Train Two, Train Three and Train Four, Train Five or Train Six, the counterparty to such replacement Material Project Document is an internationally recognized contractor and the Company shall have delivered to the Trustee a certificate of the Independent Engineer, certifying that such counterparty is capable of completing the applicable Project Phase, and (E) in the case of any Facility LNG Sale and Purchase Agreement, the counterparty to any such replacement Material Project Document (x) has an Investment Grade Rating from at least two Acceptable Rating Agencies, or provides a guaranty from an Affiliate that has at least two of such ratings or (y) has a direct or indirect parent with an Investment Grade Rating from at least one Acceptable Rating Agency and either the counterparty or an Affiliate of such counterparty who is providing a guaranty has a tangible net worth in excess of $15,000,000,000; provided that, clauses (D) and (E) shall not apply if such replacement Material Project Document is reasonably acceptable to (x) if the Aggregate Secured Bank Debt then outstanding is equal to or greater than 25% of the total Secured Debt then outstanding, the Required Secured Parties, or (y) if the Aggregate Secured Bank Debt then outstanding is less than 25% of the total Secured Debt then outstanding, Holders of greater than 50% in aggregate principal amount of the then outstanding Notes; or

(ii) the Company shall have delivered to the Trustee a certificate of an Authorized Officer of the Company and the certification set forth therein is confirmed by the Independent Engineer, certifying that (A) the present value of (x) the projected cash flows to be received by the Company pursuant to the Applicable Facility LNG Sale and Purchase Agreements, minus (y) the projected expenses that could reasonably be expected to be incurred by the Company throughout the term of such Applicable Facility LNG Sale and Purchase Agreements is greater than (B) the sum of the outstanding principal amount of Senior Debt (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of Section 4.08, and all Indebtedness or Guarantees that would have been permitted to be incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of Section 4.08 of the 2013 Indenture prior to the Investment Grade Date) outstanding; provided, that in calculating the present value of such cash flows, the discount rate shall be the weighted average interest rate of all the Indebtedness referred to in clause (B) and the discount period shall commence on the date of the occurrence of the applicable event set forth in clause (a) or (b) above with respect to the applicable Material Project Document (and, with respect to any Applicable Facility LNG Sale and Purchase Agreement relating to a Train for which the In-Service Date has not occurred as of such date, the cash flows to be received pursuant to the associated Applicable Facility LNG Sale and Purchase Agreements shall be deemed to commence on the Guaranteed Substantial Completion Date for such Train);

(7) any event that would constitute an “Event of Default” under Section 9.7 of the Common Terms Agreement shall occur with respect to the Company; provided, however, that (a) any waiver of any such “Event of Default” shall not be effective, and will not be a waiver, with respect to the Notes, unless such waiver is approved by greater than 50%

in aggregate principal amount of the Notes then outstanding and (b) no amendment or other modification to such Section 9.7 that results in the occurrence of a Bankruptcy with respect to the Company not being an “Event of Default” under such Section 9.7 shall be effective with respect to the Notes unless such amendment or other modification is approved by greater than 50% in aggregate principal amount of the Notes then outstanding;

(8) a Bankruptcy shall occur with respect to (a) any party to one or more Default LNG Sale and Purchase Agreements (other than the Company) (and such party has failed to meet its contractual obligations under the applicable Facility LNG Sale and Purchase Agreement for 180 consecutive days) or (b) (i) prior to the later of Final Completion and “final completion” or similar concept in the Train Three and Train Four EPC Contract and (ii) after the Company incurs Expansion Debt in respect of Train Three and Train Four pursuant to clause (a) of the definition of Permitted Indebtedness, the EPC Contractor or Bechtel Global Energy, Inc., unless:

(i) (A) the Company notifies the Common Security Trustee that it intends to enter into a replacement Material Project Document in lieu of the Material Project Document to which any of the affected Persons is party, (B) the Company diligently pursues such replacement, (C) the applicable Material Project Document is replaced not later than 180 days following the expiration of such 180 consecutive day period (except the Train One and Train Two EPC Contract, the Train Three and Train Four EPC Contract, which shall be replaced within 360 days) (D) (I) in the case of any Facility LNG Sale and Purchase Agreement, such replacement Material Project Document is on terms and conditions, taken as a whole, not materially less favorable to the Company than the then existing least favorable FOB Sale and Purchase Agreement, (II) in the case of the Train One and Train Two EPC Contract and the Train Three and Train Four EPC Contract, such replacement Material Project Document is on terms and conditions, taken as a whole, not materially less favorable to the Company than the Train One and Train Two EPC Contract and the Train Three and Train Four EPC Contract, respectively, and (III) in the case of any EPC Contract related to Train One and Train Two, Train Three and Train Four, Train Five or Train Six, the counterparty to such replacement Material Project Document is an internationally recognized contractor and the Company shall have delivered to the Trustee a certificate of the Independent Engineer, certifying that such counterparty is capable of completing the applicable Project Phase and (E) in the case of any Facility LNG Sale and Purchase Agreement, the counterparty to any such replacement Material Project Document (x) has an Investment Grade Rating from at least two Acceptable Rating Agencies, or provides a guaranty from an Affiliate that has at least two of such ratings or (y) has a direct or indirect parent with an Investment Grade Rating from at least one Acceptable Rating Agency and either the counterparty or an Affiliate of such counterparty who is providing a guaranty has a tangible net worth in excess of $15,000,000,000; provided that, clauses (D) and (E) shall not apply if such replacement Material Project Document is reasonably acceptable to (x) if the Aggregate Secured Bank Debt then outstanding is equal to or greater than 25% of the total Secured Debt then outstanding, the Required Secured Parties, or (y) if the Aggregate Secured Bank Debt then outstanding is less than 25% of the total Secured Debt then outstanding, Holders of greater than 50% in aggregate principal amount of the then outstanding Notes; or

(ii) the Company shall have delivered to the Trustee a certificate of an Authorized Officer of the Company and the certification set forth therein is confirmed by the Independent Engineer, certifying that (A) the present value of (x) the projected cash flows to be received by the Company pursuant to the Applicable Facility LNG Sale and Purchase Agreements, minus (y) the projected expenses that could reasonably be expected to be incurred by the Company throughout the term of such Applicable Facility LNG Sale and Purchase Agreements is greater than (B) the sum of the outstanding principal amount of Senior Debt (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of Section 4.08, and all Indebtedness or Guarantees that would have been permitted to be incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of Section 4.08 of the 2013 Indenture prior to the Investment Grade Date) outstanding; provided, that in calculating the present value of such cash flows, the discount rate shall be the weighted average interest rate of all the Indebtedness referred to in clause (B) and the discount period shall commence on the date such Bankruptcy occurs (and, with respect to any Applicable Facility LNG Sale and Purchase Agreement relating to a Train for which the In-Service Date has not occurred as of such date, the cash flows to be received pursuant to the associated Applicable Facility LNG Sale and Purchase Agreements shall be deemed to commence on the Guaranteed Substantial Completion Date for such Train);

(9) A final judgment or order, or series of judgments or orders, for the payment of money in excess of $150,000,000 in the aggregate (net of insurance proceeds which are reasonably expected to be paid), in either case shall be rendered against any Loan Party, in each case, by one or more Government Authorities, arbitral tribunals or other bodies having jurisdiction over any such entity and the same shall not be discharged (or provision shall not be made for such discharge), dismissed or stayed, within 90 days from the date of entry of such judgment or order or judgments or orders;

(10) the Common Terms Agreement or any other Financing Document or any material provision of any Financing Document, (A) is declared by a court of competent jurisdiction to be illegal or unenforceable, (B) should otherwise cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default hereunder)) or (C) is (including the enforceability thereof) expressly terminated, contested or repudiated by any Loan Party, the Parent, any Affiliate of any of them;

(11) the Liens in favor of the Secured Parties under the Security Documents shall at any time cease to constitute valid and perfected Liens granting a first priority security interest in any material portion of the Collateral (subject to Permitted Liens);

(12) an Event of Abandonment occurs or is deemed to have occurred; or

(13) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in the Initial Notes Purchase Agreement thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(14) any Fundamental Government Approval related to the Company or the Project shall be Impaired and such Impairment could reasonably be expected to have a Material Adverse Effect, unless:

(A) (i) the Company provides to the Trustee a remediation plan (which sets forth the proposed steps to be taken to cure such Impairment) no later than 20 Business Days following the date that the Company has knowledge of the occurrence of such Impairment, (ii) the Company pursues the implementation of such remediation plan, and (iii) such Impairment is cured no later than 360 days following the occurrence thereof; or

(B) the Company shall have delivered to the Trustee a certificate of an Authorized Officer of the Company and the certification set forth therein is confirmed by the Independent Engineer, certifying that (i) the present value of (x) the projected cash flows to be received by the Company pursuant to the Applicable Facility LNG Sale and Purchase Agreements, minus (y) the projected expenses that could reasonably be expected to be incurred by the Company throughout the term of such Applicable Facility LNG Sale and Purchase Agreements is greater than (ii) the sum of the outstanding principal amount of Senior Debt (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of Section 4.08, and all Indebtedness or Guarantees that would have been permitted to be incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q)

of Section 4.08 of the 2013 Indenture prior to the Investment Grade Date) outstanding, in each case after giving effect to such Impairment; provided, that in calculating the present value of such cash flows, the discount rate shall be the weighted average interest rate of all the Indebtedness referred to in clause (ii) and the discount period shall commence on the date of the occurrence of the applicable Impairment event with respect to the applicable Fundamental Government Approval (and, with respect to any Applicable Facility LNG Sale and Purchase Agreement relating to a Train for which the In-Service Date has not occurred as of such date, the cash flows to be received pursuant to the associated Applicable Facility LNG Sale and Purchase Agreements shall be deemed to commence on the Guaranteed Substantial Completion Date for such Train).

Section 6.02    Acceleration.

In the case of an Event of Default specified in clause (7) of Section 6.01, all outstanding Notes will become due and payable immediately without further action or notice (subject to Applicable Law). If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 33 1⁄3% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately, by notice in writing to the Company, specifying the Event of Default. Upon any such declaration, the Notes shall become due and payable immediately.

Upon any Notes becoming due and payable under this Section 6.02, whether automatically or by declaration, such Notes will forthwith mature and the Optional Redemption Price determined with respect to such principal amount shall be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

Section 6.03    Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal and premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04    Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing

Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of and premium, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05    Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06    Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 33 1⁄3% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07    Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal and premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under Applicable Law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08    Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) with respect to the Notes occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal and premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09    Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10    Priorities.

If the Trustee collects any money pursuant to this Article 6, or, after an Event of Default, any money or other property distributable in respect of the Company’s obligations under this Indenture, it shall pay out the money in the following order:

First: to the Trustee (including any predecessor trustee), its agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal and premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and premium, if any, and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11    Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01    Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraphs (b) and (e) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02    Rights of Trustee.

(a) The Trustee may conclusively rely upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Trustee need not investigate any fact or matter stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both; provided that an Officer’s Certificate or Opinion of Counsel will not be required if the Indenture requires the Company to deliver a certificate of an Authorized Officer of the Company in connection with such act or refrain from acting. The Trustee will not be liable for any action it takes, suffers or omits to take in good faith in reliance on such Officer’s Certificate, Opinion of Counsel or a certificate of an Authorized Officer of the Company. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes, suffers or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Authorized Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of such Default or Event of Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (and under the other Financing Documents to which it is a party) and each agent, custodian and other Person employed to act hereunder or thereunder.

(j) The Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(k) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(l) Anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential or other similar loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action.

Section 7.03    Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10.

Section 7.04    Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

The Trustee will not be responsible for the existence, genuineness or value of any of the Collateral, for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company or the Pledgor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee hereby disclaims any representation or warranty to the present and future holders of the Secured Obligations concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral. For purposes of the two preceding sentences, the terms “Collateral,” “Liens,” “Pledgor” and “Secured Obligations” shall have the meanings ascribed to such terms in the Collateral Trust Agreement.

Section 7.05    Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06    [Reserved.]

Section 7.07    Compensation and Indemnity.

(a) The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel and of all Persons not regularly in its employ.

(b) The Company and the Guarantors will indemnify each of the Trustee or any predecessor trustee and their officers, agents, directors and employees for, and to hold them harmless against, any and all loss, damage, claims, liability or expense, including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), incurred by it arising out of or in connection with the acceptance or administration of its duties under this

Indenture and the Financing Documents, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture, the termination for any reason of this Indenture and the resignation or removal of the Trustee.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture, the termination for any reason of this Indenture and the resignation or removal of the Trustee.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(7) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) “Trustee” for purposes of this Section shall include any predecessor Trustee; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

Section 7.08    Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 will continue for the benefit of the retiring Trustee.

Section 7.09    Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act will be the successor Trustee. In case any Notes shall have been authenticated but not delivered by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 7.10    Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition.

Section 7.11    Authorization to Enter Into Accession Agreement.

The Trustee is hereby authorized to exercise all the rights and perform all the obligations of a Secured Debt Holder Group Representative set out in the Accession Documents (as defined in the Accession Agreement), including, without limitation, making, on behalf of the Holders, the agreements expressed to be made by Secured Debt Holders under the Financing Documents.

Section 7.12    Trustee Protective Provisions.

Without duplication of any amounts the Trustee is entitled to recover under any indemnification provisions in the Financing Documents, the rights, privileges, protections, indemnities, immunities and benefits provided to the Trustee in this Indenture are in addition to, and are not intended to be in conflict with or limited by, any such provisions in the Financing Documents.

Section 7.13    Tax Withholding.

The Trustee shall be entitled to deduct FATCA Withholding Tax from any payment hereunder, and shall have no obligation to gross-up any payment hereunder or to pay any additional amount as a result of such FATCA Withholding Tax deduction.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02    Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire

Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04;

(2) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03    Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from each of their obligations under the covenants contained in Sections 4.06 through 4.30 (and Section 4.31 if a Covenant Change Date has occurred) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes).

For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(3) through 6.01(5) will not constitute Events of Default.

Section 8.04    Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of an election under Section 8.02, the Company has delivered to the Trustee an Opinion of Counsel confirming that:

(A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03, the Company must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(7) the Company must deliver to the Trustee an Officer’s Certificate stating that all conditions precedent set forth in clauses (1) through (6) of this Section 8.04 have been complied with; and

(8) the Company must deliver to the Trustee an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent set forth in clauses (2), (3) and (5) of this Section 8.04 have been complied with; provided that the Opinion of Counsel with respect to clause (5) of this Section 8.04 may be to the knowledge of such counsel.

Section 8.05    Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06    Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07    Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or Government Authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01    Without Consent of Holders of Notes.

Notwithstanding Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement the Notes and this Indenture or the Note Guarantees without the consent of any Holder of Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders and Note Guarantees by a successor to the Company or such Guarantor pursuant to Article 5 or Article 10;

(4) to effect the release of a Guarantor from its Note Guarantee and the termination of such Note Guarantee, all in accordance with the provisions of this Indenture governing such release and termination;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of any Holder;

(6) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Issue Date;

(7) to add any Note Guarantee; or

(8) to provide for a successor Trustee in accordance with the provisions of this Indenture.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02    With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture (including Section 3.09, 4.09, 4.13, 4.14 and 4.19) and the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class, or if such amendment or supplement applies to less than all series of Notes, all series affected by such amendment or supplement, of each series affected by such amendment or supplement (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.09 shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes or the Note Guarantees. However, without the consent of each Holder of each series of Notes affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes; provided, however, that any purchase or repurchase of Notes, including pursuant to Sections 4.09, 4.13, 4.14 or 4.19 shall not be deemed a redemption of the Notes;

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes;

(7) waive a redemption payment with respect to any Note; provided, however, that any purchase or repurchase of Notes, including pursuant to Sections 4.09, 4.13, 4.14 or 4.19, shall not be deemed a redemption of the Notes;

(8) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Section 9.03    Decisions under Other Financing Documents.

(a) Notwithstanding any provision of this Indenture or the Intercreditor Agreement to the contrary, the Trustee shall be required, without the requirement of any vote or consent by the Holders of Notes and without seeking noteholder vote, consent or direction with respect to any of the clauses set forth below to vote as follows:

(1) for any Covered Action that is or includes any Fundamental Decision, if at the time no Secured Bank Debt is outstanding and such Covered Action causes the provisions of the Financing Documents that are being amended to be no less restrictive on the Company than the covenants in this Indenture, the Trustee shall vote in favor of such Covered Action;

(2) for any Covered Action while the Aggregate Secured Bank Debt then outstanding is less than 25% of the total Secured Debt then outstanding, the Trustee shall vote in conformity with the Secured Bank Debt Holders to the extent that any such Covered Action causes the provisions of the Financing Documents that are being amended to be no less restrictive on the Company than this Indenture, as set forth in a certificate of an Authorized Officer of the Company;

(3) for any Covered Action that Modifies the provisions governing Expansion Debt in the Common Terms Agreement, (A) if at the time both Aggregate Secured Bank Debt and Aggregate Other Secured Debt is outstanding, the Trustee shall vote in conformity with the Secured Bank Debt Holders to the extent that any such Covered Action causes the provisions of the Financing Documents that are being amended to be no less restrictive on the Company than this Indenture, as set forth in a certificate of an Authorized Officer of the Company or (B) if at the time no Bank Debt is outstanding and such Covered Action causes the provisions of the Financing Documents that are being amended to be no less restrictive on the Company that the covenants in this Indenture, the Trustee shall vote in favor of such Covered Action;

(4) the Trustee shall vote in conformity with the Secured Bank Debt Holders with respect to any Unanimous Decision set forth as (A) item (a), (b), (c), (d), (k), (m) or (n) on Schedule 1 to the Intercreditor Agreement and (B) item (l) on such Schedule (to the extent of the phrase thereof which reads “any Modification in any material respect of any Security Document”), if the Modification contemplated by such Unanimous Decision Modification is not materially adverse to the Holders, or in the case of item (k) above is more restrictive on the Company, in each case as set forth in a certificate of an Authorized Officer of the Company, upon which the Trustee may conclusively rely and will be fully protected in so relying, unless in any such case, such Unanimous Decision only applies to the Notes;

(5) the Trustee shall vote in conformity with the Secured Bank Debt Holders with respect to any Unanimous Decision set forth as item (g), (h) or (n) on Schedule 1 to the Intercreditor Agreement if the Modification contemplated by such Unanimous Decision does not result in the Notes receiving payments that are less than pari passu with the Secured Bank Debt (other than due to timing differences in when payments are due on the Notes in accordance with their terms) and does not result in a material adverse change (when considered together with all other Modifications to any particular item specified in this clause (5)), in each case, as set forth in a certificate of an Authorized Officer of the Company upon which the Trustee may conclusively rely and will be fully protected in so relying, in (A) the priority within clauses (i) through (viii) of the waterfall of payments under Section 5.03 of the Accounts Agreement of any payment of principal, interest or other amounts payable (whether by prepayment or otherwise) under the Notes or (B) the funding of the Senior Secured Notes Debt Service Reserve Account;

(6) the Trustee shall vote in conformity with the Secured Bank Debt Holders with respect to any Unanimous Decision set forth as item (i) on Schedule 1 to the Intercreditor Agreement (to the extent it affects actions in respect of any Unanimous Decision set forth as item (e) or (f) on Schedule 1 to the Intercreditor Agreement) if the Modification contemplated by such Unanimous Decision results in a Covered Action otherwise permitted by this Section 9.03;

(7) if there is no Secured Bank Debt outstanding, the Trustee shall vote in favor of any Covered Action with respect to any Unanimous Decision set forth as item (k) on Schedule 1 to the Intercreditor Agreement, if the Covered Action is either more restrictive on the Company than this Indenture or is not applicable, in each case as set forth in a certificate of an Authorized Officer of the Company upon which the Trustee may conclusively rely and will be fully protected in so relying;

(8) the Trustee shall vote in conformity with the Secured Bank Debt Holders with respect to any modification of the mandatory prepayment provisions of the Common Terms Agreement that permits a Secured Debt Instrument to provide a higher mandatory prepayment threshold than the applicable threshold in the Common Terms Agreement, including to conform the Common Terms Agreement to the mandatory prepayment thresholds set forth in this Indenture;

(9) notwithstanding the foregoing, in the event any Export Credit Agency provides or guarantees debt financing for the Company, the Trustee shall consent to any of the following which are approved by the Secured Bank Debt Holders (A) any amendments or other modifications to the Intercreditor Agreement or (ii) any amendments or other modifications to the Common Terms Agreement or the Accounts Agreement to provide (i) for a mandatory prepayment of the Indebtedness guaranteed by such Export Credit Agency if the guaranty (or similar financial accommodation) is terminated or (ii) for mandatory prepayment of the Indebtedness issued to or guaranteed by such Export Credit Agency if a Facility LNG Sale and Purchase Agreement with a counterparty from the country of origin of such Export Credit Agency, is terminated and in each case, that the Company indicates in a certificate of an Authorized Officer of the Company to the Trustee, upon which the Trustee may conclusively rely and will be fully protected in so relying, are required to induce such Export Credit Agency to make or guarantee such debt financing to the Company; and

(10) notwithstanding the foregoing, in the event that any Export Credit Agency provides or guarantees debt financing for the Company, the Trustee shall consent to any of the following which are approved by the Secured Bank Debt Holders: (A) any amendments to the Intercreditor Agreement or (B) any amendments to the Common Terms Agreement to provide that (i) if the Aggregate Secured Bank Debt then outstanding is less than 25% of the total Secured Debt then outstanding and the consent of the Majority Secured Debt Participants is required for any Majority Decision (as described above Section 4.1(iv) of the Intercreditor Agreement) and (ii) the Secured Debt held by any Export Credit Agency is at least 12% of the total Secured Debt then outstanding, the consent of such Export Credit Agency (or the Secured Debt Holder Group Representative of such Export Credit Agency) shall be required; provided, however, that the Company indicates in a certificate of an Authorized Officer of the Company to the Trustee, upon which the Trustee may conclusively rely and will be fully protected in so relying, that such amendments are required to induce such Export Credit Agency to make or guarantee such debt financing to the Company.

(b) Notwithstanding any provision of the Indenture or the Intercreditor Agreement to the contrary, if there is no Secured Bank Debt outstanding, the Trustee shall vote at the direction of a majority of the aggregate outstanding principal amount of the Notes with respect to any Unanimous Decision set forth as (A) item (a), (b), (c), (d), (k), (m) or (n) on Schedule 1 to the Intercreditor Agreement and (B) item (l) on such Schedule (to the extent of the phrase thereof which reads “any Modification in any material respect of any Security Document”).

(c) Notwithstanding any provision of the Indenture or the Intercreditor Agreement to the contrary, to the extent that a vote of the Holders of Notes is required in respect of any Covered Action with respect to any Unanimous Decision set forth as item (e), (g), (h) or (j) on Schedule 1 to the Intercreditor Agreement, the Trustee will act at the direction of the Holders of at least 75% in aggregate principal amount of the outstanding debt securities of each series affected by such Covered Action, including the Notes and any Additional Notes.

(d) Upon receipt of a certificate of an Authorized Officer of the Company and without the requirement of any vote or consent by the Holders of Notes, the Trustee shall consent to any Administrative Decisions pursuant to the Intercreditor Agreement.

(e) Prior to voting in accordance with this Section 9.03, the Trustee shall have received a certificate from an Authorized Officer of the Company, which certificate shall set forth (1) the vote or consent the Trustee is directed to make as required by this Section 9.03 in connection with any vote required by the Trustee as Secured Debt Holder Group Representative under the Intercreditor Agreement or any other Financing Document and (2) the relevant subsection of this Section 9.03 pursuant to which such vote is required.

Section 9.04    Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05    Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06    Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Directors of the General Partner approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01    Security.

(a) The payment of the Notes, when due, and the performance of all other Secured Debt are secured equally and ratably by liens upon the Company’s rights in the Collateral. The payment of the guarantees of each Guarantor and all other obligations of such Guarantor, when due, and the performance of all other obligations of such Guarantor with respect to Secured Debt under the Secured Debt Documents are secured equally and ratably by liens upon such Guarantor’s rights in the Collateral.

(b) The Company shall, and shall cause each of the Guarantors to, do or cause to be done all acts and things which may be required, or which the Common Security Trustee from time to time may reasonably request, to assure and confirm that the Common Security Trustee holds, for the benefit of the Holders and the other Secured Debt, duly created, enforceable and perfected Liens upon the Collateral as contemplated by this Indenture and the Security Documents, so as to render the same available for the security and benefit of this Indenture and of the Notes and Note Guarantees, according to the intent and purposes hereof expressed subject in each case to any express provisions of any Security Documents.

Section 10.02    Security Documents.

(a) The Notes, upon issuance, will be Secured Debt for purposes of the Common Terms Agreement and the Security Documents. The Trustee shall be the Secured Debt Holder Group Representative for the Notes. The Holders shall be Senior Debt Holders.

(b) Upon the execution and delivery of the Secured Debt Holder Group Representative Accession Agreement – Secured Debt Instrument (which document shall be substantially in the form attached as Schedule 2.7(a) to the Common Terms Agreement) (the “Accession Agreement”), each Holder of the Initial Notes, by its acceptance of the Initial Notes instructs and directs the Trustee to execute and deliver the Accession Agreement, to which the Trustee and the Common Security Trustee will be a party on the Notes Issue Date, the Notes will constitute additional New Secured Debt (as defined in the Accession Agreement) and Secured Debt that is pari passu with all other Secured Debt and will be secured by the Collateral equally and ratable with the all other Secured Debt.

Section 10.03    Collateral

(1) The Notes are secured, together with all other Secured Debt of the Company, equally and ratably by security interests granted to the Common Security Trustee in all of the assets of the Company; and

(2) each Guarantor’s subsidiary guarantees are secured, together with such Guarantor’s guarantee of all future Secured Debt of such Guarantor, equally and ratably by security interests granted to the Common Security Trustee in all assets of such Guarantor.

Section 10.04    Release of Security Interests

With respect to the Notes or each series of Notes, the Common Security Trustee’s Liens upon Collateral will no longer secure the Obligations with respect to the Notes or that series of Notes and the right of the Holders of such Obligations to the benefits and proceeds of the Common Security Trustee’s Liens on Collateral will terminate and be discharged:

(a) (1) upon satisfaction and discharge of this Indenture as set forth under in Section 12.01;

(2) upon a Legal Defeasance or Covenant Defeasance with respect to that series of Notes as set forth in Article 8; or

(3) upon payment in full in cash of the applicable Notes and all other related Note Obligations that are outstanding, due and payable at the time the Notes are paid in full in cash; and

(b) in accordance with the Common Terms Agreement and the Intercreditor Agreement.

Section 10.05    Release of Collateral.

(a) Notwithstanding any provision of this Indenture to the contrary, Collateral may only be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Intercreditor Agreement and the Security Documents.

(b) No certificate shall be required in connection with any sale, transfer or other disposition of Collateral if such sale, transfer or other disposition does not constitute an Asset Sale or is otherwise expressly permitted by the terms of any Security Document and such Security Document does not require delivery of such certificate and no instrument of release or other action of the Common Security Trustee is required in connection with such release.

(c) The release of any Collateral from the terms of this Indenture and the Security Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Security Documents and none of the certificate delivery requirements under Article 10 shall effect or impair the ability of the Company to obtain the release of any Collateral to the extent the Company complies with its obligations to obtain such release under the Security Documents, Common Terms Agreement and Intercreditor Agreement.

Section 10.06    Certificates of the Trustee.

In the event that the Company wishes to release Collateral in accordance with the Security Documents and has delivered the certificates and documents required by the Security Documents, the Trustee will determine whether it has received all documentation required under this Indenture in connection with such release and, will deliver a certificate to the Common Security Trustee setting forth such determination.

Section 10.07    Termination of Security Interest.

Upon the payment in full of all Obligations of the Company under this Indenture and the Notes, or upon Legal Defeasance, the Trustee will, at the request of the Company, deliver a certificate to the Common Security Trustee stating that such Obligations have been paid in full, and instruct the Common Security Trustee to release the Liens pursuant to this Indenture and the Security Documents (subject to the satisfaction of any release of Lien provisions set forth in the Security Documents).

ARTICLE 11

NOTE GUARANTEES

Section 11.01    Guarantee.

(a) Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. To the extent permitted by Applicable Law, each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, to the extent permitted by Applicable Law, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02    Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, and to the extent permitted by Applicable Law, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03    Execution and Delivery of Note Guarantee Notation.

To evidence its Note Guarantee set forth in Section 11.01, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit D hereto or such other form as may be provided in any Supplemental Indenture will be endorsed by an Authorized Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Authorized Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Authorized Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Domestic Subsidiary after the date of this Indenture, if required by Section 4.25, the Company will cause such Domestic Subsidiary to comply with the provisions of Section 4.25 and this Article 11, to the extent applicable.

Section 11.04    Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 11.05, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists;

(2) either:

(a)    subject to Section 11.05, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under this Indenture and its Note Guarantee on the terms set forth herein or therein, pursuant to a supplemental indenture, and appropriate Security Documents, in each case, in form and substance reasonably satisfactory to the Trustee; or

(b)    the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation, Section 4.09; and

(3) the Company shall have delivered to the Trustee a certificate from an Authorized Officer of the Company and an Opinion of Counsel, each stating that such consolidation or merger, or sale or disposition and such Supplemental Indenture and Security Documents, if any, comply with this Indenture and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5, and notwithstanding clauses 2(a) and (b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 11.05    Releases.

(a) In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) the Company or a Restricted Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including Section 4.09; and provided further that such release shall not become effective until all such applicable provisions of this Indenture have been complied with in full. Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including Section 4.09 the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee and any Security Documents to which it is a party.

(b) Upon designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture, such Guarantor will be released and relieved of any obligations under its Note Guarantee and any Security Documents to which it is a party.

(c) Upon Legal Defeasance in accordance with Article 8 or satisfaction and discharge of this Indenture in accordance with Article 12, each Guarantor will be released and relieved of any obligations under its Note Guarantee and any Security Documents to which it is a party.

Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 11.05 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01    Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(a)    all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b)    all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(3) such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(4) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(5) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver to the Trustee (a) an Officer’s Certificate stating that all conditions precedent set forth in clauses (1) through (5) of this Section 12.01 have been satisfied, and (b) an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and qualifications), stating that all conditions precedent set forth in clauses (3) and (5) of this Section 12.01 have been satisfied; provided that the Opinion of Counsel with respect to clause (3) of this Section 12.01 may be to the knowledge of such counsel.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 12.01, the provisions of Sections 12.02 and 8.06 will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02    Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium and Additional, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or Government Authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01    Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic mail or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Sabine Pass Liquefaction, LLC

c/o Cheniere Energy, Inc.

700 Milam Street, Suite 1900

Houston, TX 77002

Facsimile No.: (713) 375-6000

E-mail: Lisa.Cohen@cheniere.com

Attention: Treasurer

With a copy to (which copy shall be delivered as an accommodation and shall not be required to be delivered in satisfaction of any requirement hereof):

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Facsimile No.: 212-751-4864

E-mail: jonathan.rod@lw.com

Attention: Jonathan R. Rod

If to the Trustee:

The Bank of New York Mellon

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

Facsimile No.: (412) 234-8377

E-mail: margaret.brown@bnymellon.com

Attention: Corporate Trust Administration

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; at the time sent, if transmitted by electronic mail; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that all notices and communications to the Trustee shall not be deemed received by the Trustee unless actually received by the Trustee at its address, facsimile number or electronic mail address set forth above.

Any notice or communication to a Holder will be mailed by first class mail, or by certified or registered mail, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will send a copy to the Trustee and each Agent at the same time by any of the means described above with respect to notice or communication by the Company.

The Trustee shall have the right, but shall not be required, to rely upon and comply with notices, instructions, directions or other communications sent by electronic mail, facsimile and other similar unsecured electronic methods by persons believed by the Trustee to be authorized to give instructions and directions on behalf of the Company. The Trustee shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions or directions on behalf of the Company; and the Trustee shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the Company as a result of such reliance upon or compliance with such notices, instructions, directions or other communications. The Company agrees to assume all risks arising out of the use of such electronic methods to submit notices, instructions, directions or other communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties. The Company shall use all reasonable endeavors to ensure that any such notices, instructions, directions or other communications transmitted to the Trustee pursuant to this Indenture are complete and correct. Any such notices, instructions, directions or other communications shall be conclusively deemed to be valid instructions from the Company to the Trustee for the purposes of this Indenture.

Section 13.02    Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officer’s Certificate in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.03) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.03) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 13.03    Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 13.04    Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.05    No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, manager, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor (including without limitation, the General Partner and the Parent), as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Security Documents, the Financing Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.06    Governing Law; Waiver of Jury Trial; Jurisdiction.

(a) THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) Each of the Company, any Guarantors and the Trustee, and each Holder of a Note, by its acceptance thereof, hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any and all right it may have to trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Indenture, the securities or the transactions contemplated hereby or thereby.

(c) Each of the Company and each Guarantor, if any, irrevocably consents and submits, for itself and in respect of any of its assets or property, to the non-exclusive jurisdiction of any court of the State of New York or any United States federal court sitting, in each case, in the Borough of Manhattan, the City of New York, New York, United States of America, and any appellate court from any thereof in any suit, action or proceeding that may be brought in connection with this Indenture or the securities, and waives any immunity from the jurisdiction of such courts. Each of the Company and each Guarantor, if any, irrevocably waives, to the fullest extent permitted by law, any objection to any such suit, action or proceeding that may be brought in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the Company and each Guarantor, if any, agrees, to the fullest extent that it lawfully may do so, that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company and any Guarantor, if any, as applicable, and each of the Company and any Guarantor, if any, waives, to the fullest extent permitted by law, any objection to the enforcement by any competent court in the Company’s and the applicable Guarantor’s, as applicable, jurisdiction of organization of judgments validly obtained in any such court in New York on the basis of such suit, action or proceeding; provided, however, that neither the Company nor any Guarantor waive, and the foregoing provisions of this sentence shall not constitute or be deemed to constitute a waiver of, (i) any right to appeal any such judgment, to seek any stay or otherwise to seek reconsideration or review of any such judgment or (ii) any stay of execution or levy pending an appeal from, or a suit, action or proceeding for reconsideration of, any such judgment.

Section 13.07    No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.08    Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05.

Section 13.09    Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.10    Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or electronic format (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.

Section 13.11    Trustee’s Receipt of Funds to the Extent not Required to be Applied to Payment of the Notes

To the extent the Trustee receives any money from the Company or pursuant to any of the Financing Documents, and such money is not required to be used to redeem or repay the Notes as set forth in the certificate of an Authorized Officer of the Company, such moneys shall be deposited into the Account under the Accounts Agreement as specified by the Company in such certificate.

Section 13.12    Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated as of February 24, 2017

SABINE PASS LIQUEFACTION, LLC

By:	/s/ Michael J. Wortley
Name:	Michael J. Wortley
Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ John D. Bowman
Name:	John D. Bowman
Title:	Vice President

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES AND ADDITIONAL NOTES

Section 1.1    Definitions

Capitalized terms used but not defined in this Appendix A have the meanings given to them in the Indenture.

Section 2.1    Form and Dating.

(a) Definitive Notes. The Notes will be issued initially in Definitive Note form. Notes issued in Definitive Note form will be substantially in the form of Exhibit A-1 (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto) in an aggregate denomination equal to (i) in the case of the Initial Notes $800,000,000 and (ii) in the case of any Additional Notes the aggregate initial principal amount of such Notes.

(b) Global Notes. Except as otherwise provided in this Section 2.1, Notes issued in global form (and the Trustee’s certificate of authentication of such Notes) will be substantially in the form of Exhibit A-1 (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each such Note will be dated the date of its authentication. Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.3.

(c) Temporary Global Notes. If Notes are exchanged in accordance with Section 2.3(a) during the Restricted Period, any such Notes initially offered and sold in reliance on Regulation S will be issued in a denomination equal to the outstanding principal amount of such Notes in the form of Exhibit A-2. Such Notes will be deposited on behalf of the purchasers of the Notes represented thereby with or on behalf of, and registered in the name of, the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Restricted Period will be terminated upon the receipt by the Trustee of:

(1) a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the

Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in (A) a Global Note substantially in the form of Exhibit A-1, bearing the Global Note Legend and the Private Placement Legend, deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, and issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A or (B) a Global Note bearing the Global Note Legend and the Private Placement Legend, deposited with or on behalf of, and registered in the name of, the Depositary or the nominee of the Depositary, and issued in a denomination equal to the outstanding principal amount of Notes sold to Institutional Accredited Investors, all as contemplated by Section 2.3(c)); and

(2) an Officer’s Certificate from the Company.

Following the termination of the Restricted Period with respect to any Notes, beneficial interests in the Regulation S Temporary Global Note will be exchanged, pursuant to the Applicable Procedures, for beneficial interests in a permanent Global Note, which will be in the form of Exhibit A-1 bearing the Global Note Legend and the Private Placement Legend, deposited with or on behalf of, and registered in the name of, the Depositary or the nominee of the Depositary, and issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(3) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

(d) Additional Notes. Subject to compliance with the provisions of this Indenture, the Company may from time to time after the Issue Date issue Additional Notes as provided in Exhibit F, which is incorporated by reference in this Section 2.1(d).

Section 2.2    Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.3    Transfer and Exchange.

(a) Initial Exchange of Notes. A particular series of Notes, which will be initially issued in Definitive Note form, may be exchanged in aggregate for beneficial interests in Global Notes if requested by Holders of a majority in aggregate principal amount of such Notes then outstanding, voting as a single class.

Upon receipt of such request for exchange, the Trustee, in accordance with Section 7.02 of the Indenture will cancel such Notes and the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.04 of the Indenture, the Trustee will authenticate one or more Restricted Global Notes, Unrestricted Global Notes or Regulation S Temporary Global Notes, as applicable, in accordance with Section 2.1. Holders will receive beneficial interests in the aggregate principal amount of Restricted Global Notes, Unrestricted Global Notes or Regulation S Temporary Global Notes, as applicable.

(b) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary for the Global Notes or that it has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or

(3) there has occurred and is continuing an Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.11 of the Indenture. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.3 or Sections 2.08 or 2.11 of the Indenture, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.3(b), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.3(c), (d) or (g).

(c) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than the Initial Purchasers). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.3(c)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.3(c)(1), the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.3(c)(2) and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the Rule 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.3(c)(2) and the Registrar receives the following:

(i) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (1)(a) thereof; or

(ii) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.04 of the Indenture, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(d) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.3(i), and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.3(d) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.3(d)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.3(d)(1)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(i) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (1)(b) thereof; or

(ii) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.3(c)(2), the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.3(i), and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.3(d)(4) will be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.3(d)(4) will not bear the Private Placement Legend.

(e) Transfer and Exchange of Definitive Notes for Beneficial Interests.

Unless initially exchanged in accordance with Section 2.3(a), Definitive Notes may be transferred and exchanged for beneficial interests in Global Notes as follows:

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B , including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the Rule 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, in the case of clause (E) above, the IAI Global Note and in all other cases, the appropriate Unrestricted Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(i) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (1)(c) thereof; or

(ii) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.3(e)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2)(B), (2)(D) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.04 of the Indenture, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(f) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.3(f), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.3(f).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(i) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (1)(d) thereof; or

(ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(g) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture or any Supplemental Indenture governing Additional Notes.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY

STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL ‘‘ACCREDITED INVESTOR’’ WITHIN THE MEANING OF SUBPARAGRAPH (A)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE NOTES FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ‘‘ACCREDITED INVESTOR’’, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2), (e)(3) or (f) of this Section 2.3 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE

BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.3 OF APPENDIX A TO THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.3 OF APPENDIX A TO THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a Legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 of the Indenture or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.09, 3.06, 3.09, 4.09, 4.13, 4.14, 4.19 and 9.05 of the Indenture).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 of the Indenture and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding Payment Date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any

Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.04 of the Indenture.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.3 to effect a registration of transfer or exchange may be submitted by facsimile.

(9) None of the Trustee, the Paying Agent or the Registrar shall have any responsibility or obligation to any beneficial owner in a Global Note, an agent member of the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any agent member of the Depositary, with respect to any ownership interest in the Notes or with respect to the delivery to any agent member of the Depositary, Beneficial Owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee in the case of the Global Note). The rights of Beneficial Owners in the Global Note shall be exercised only through the Depositary subject to the Applicable Procedures. The Trustee, the Paying Agent and the Registrar shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners. The Trustee, the Paying Agent and the Registrar shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest, if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the Beneficial Owners thereof. None of the Trustee, the Paying Agent or the Registrar shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Note, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any agent member of the Depositary or between or among the Depositary, any such agent member of the Depositary and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

(10) Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Company, the Trustee, or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any Depositary (or its nominee), as a Holder, with respect to such Global Note or shall impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

(11) None of the Trustee, the Paying Agent or the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under Applicable Law with respect to any transfer of any interest in any security (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

APPENDIX B

PAYMENT SCHEDULE

Date	Principal Payment	Interest Payment	Total Payment	Outstanding Principal
2/24/2017	—	—	—	$800,000,000.00
3/15/2017	—	—	—	$800,000,000.00
9/15/2017	—	$22,333,333.33	$22,333,333.33	$800,000,000.00
3/15/2018	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2018	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
3/15/2019	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2019	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
3/15/2020	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2020	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
3/15/2021	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2021	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
3/15/2022	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2022	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
3/15/2023	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2023	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
3/15/2024	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2024	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
3/15/2025	—	$20,000,000.00	$20,000,000.00	$800,000,000.00

9/15/2025	$23,420,737.00	$20,000,000.00	$43,420,737.00	$776,579,263.00
3/15/2026	$24,006,255.00	$19,414,481.58	$43,420,736.58	$752,573,008.00
9/15/2026	$24,606,412.00	$18,814,325.20	$43,420,737.20	$727,966,596.00
3/15/2027	$25,221,572.00	$18,199,164.90	$43,420,736.90	$702,745,024.00
9/15/2027	$25,852,111.00	$17,568,625.60	$43,420,736.60	$676,892,913.00
3/15/2028	$26,498,414.00	$16,922,322.83	$43,420,736.83	$650,394,499.00
9/15/2028	$27,160,874.00	$16,259,862.48	$43,420,736.48	$623,233,625.00
3/15/2029	$27,839,896.00	$15,580,840.63	$43,420,736.63	$595,393,729.00
9/15/2029	$28,535,894.00	$14,884,843.23	$43,420,737.23	$566,857,835.00
3/15/2030	$29,249,291.00	$14,171,445.88	$43,420,736.88	$537,608,544.00
9/15/2030	$29,980,523.00	$13,440,213.60	$43,420,736.60	$507,628,021.00
3/15/2031	$30,730,036.00	$12,690,700.53	$43,420,736.53	$476,897,985.00
9/15/2031	$31,498,287.00	$11,922,449.63	$43,420,736.63	$445,399,698.00
3/15/2032	$32,285,744.00	$11,134,992.45	$43,420,736.45	$413,113,954.00
9/15/2032	$33,092,888.00	$10,327,848.85	$43,420,736.85	$380,021,066.00
3/15/2033	$33,920,210.00	$9,500,526.65	$43,420,736.65	$346,100,856.00
9/15/2033	$34,768,215.00	$8,652,521.40	$43,420,736.40	$311,332,641.00
3/15/2034	$35,637,421.00	$7,783,316.03	$43,420,737.03	$275,695,220.00
9/15/2034	$36,528,356.00	$6,892,380.50	$43,420,736.50	$239,166,864.00
3/15/2035	$37,441,565.00	$5,979,171.60	$43,420,736.60	$201,725,299.00
9/15/2035	$38,377,604.00	$5,043,132.48	$43,420,736.48	$163,347,695.00
3/15/2036	$39,337,045.00	$4,083,692.38	$43,420,737.38	$124,010,650.00
9/15/2036	$40,320,471.00	$3,100,266.25	$43,420,737.25	$83,690,179.00
3/15/2037	$41,328,482.00	$2,092,254.48	$43,420,736.48	$42,361,697.00
9/15/2037	$42,361,697.00	$1,059,042.43	$43,420,739.43	—

EXHIBIT A-1

[Face of Note]

CUSIP: 785592 A*7

5.00% Senior Secured Notes due 2037

No.	$

SABINE PASS LIQUEFACTION, LLC

promises to pay to                      or registered assigns, the principal sum of          DOLLARS and interest thereon in the pro rata amounts and on the Payment Dates provided for under Schedule I hereto.

Payment Dates: March 15 and September 15, commencing September 15, 2017

Record Dates: March 1 and September 1

Dated:             , 2017

SABINE PASS LIQUEFACTION, LLC

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

[Back of Note]

5.00% Senior Secured Notes due 2037

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) PRINCIPAL AND INTEREST. Sabine Pass Liquefaction, LLC, a Delaware limited liability company (the “Company”), promises to make payments of principal and interest in the pro rata amounts and on the Payment Dates provided for under Schedule I hereto. Interest on the Notes will accrue from the most recent Payment Date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Payment Date, interest shall accrue from such next succeeding Payment Date; provided further that the first Payment Date shall be September 15, 2017. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and interest thereon, if any, from time to time on demand at a rate that is 0.5% per annum in excess of the rate then in effect to the extent lawful (without regard to any applicable grace periods). Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will make payments (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the March 1 or September 1 next preceding the Payment Date, even if such Notes are canceled after such record date and on or before such Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Paying Agent or Registrar maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE AND SECURITY DOCUMENTS. The Company issued the Notes under an Indenture dated as of February 24, 2017 (the “Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company. The Notes are secured by a pledge of Collateral (as defined in the Indenture) pursuant to the Security Documents referred to in the Indenture. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

At any time or from time to time prior to March 15, 2037, the Company may, at its option, redeem all or a part of the Initial Notes or a particular series of Additional Notes at a redemption price equal to the Optional Redemption Price (subject to the right of Holders of record on the relevant record date to receive interest due on a payment date that is on or prior to the redemption date, without duplication).

“Optional Redemption Price” with respect to any Notes to be redeemed, means an amount equal to the greater of:

(1)	100% of the principal amount of such Notes; and

(2)	the Discounted Value of such Notes;

plus, in the case of both (1) and (2), accrued and unpaid interest on such Notes, if any, to the redemption date.

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid or has become or is declared to be immediately due and payable, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% and (y) the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second (2nd) Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% and (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second (2nd) Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” shall mean, with respect to any Called Principal, the number of years obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (1) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (2) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Settlement Date” means, with respect to the Called Principal of a Note, the date on which such Called Principal is to be redeemed or has become or is declared to be immediately due and payable.

The notice of redemption with respect to the foregoing redemption need not set forth the Optional Redemption Price but only the manner of calculation thereof. The Company will notify the Trustee of the Optional Redemption Price with respect to any redemption promptly after the calculation, and the Trustee shall not be responsible for such calculation.

(6) MANDATORY REDEMPTION.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a)    Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) of payment (a “Change of Control Payment”) to each Holder to repurchase all or any part (equal to $100,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). No later than 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)    The Company will be required to make Asset Sale Offers, Excess Proceeds Offers and Project Document Termination Payment Offers to the extent provided in Sections 4.09, 4.14 and 4.19, respectively, of the Indenture.

(8) NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $100,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $100,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(12) NO RECOURSE AGAINST OTHERS. No past, present or future director, manager, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor (including the General Partner and the Parent), as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees, the Security Documents, the Financing Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(13) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(14) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(15) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(16) GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Sabine Pass Liquefaction, LLC

c/o Cheniere Energy, Inc.

700 Milam Street, Suite 1900

Houston, TX 77002

Attention: Treasurer

Schedule I

PAYMENT SCHEDULE

Date	Principal Payment	Interest Payment	Total Payment	Outstanding Principal
2/24/2017	—	—	—	$800,000,000.00
3/15/2017	—	—	—	$800,000,000.00
9/15/2017	—	$22,333,333.33	$22,333,333.33	$800,000,000.00
3/15/2018	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2018	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
3/15/2019	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2019	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
3/15/2020	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2020	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
3/15/2021	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2021	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
3/15/2022	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2022	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
3/15/2023	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2023	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
3/15/2024	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2024	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
3/15/2025	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2025	$23,420,737.00	$20,000,000.00	$43,420,737.00	$776,579,263.00
3/15/2026	$24,006,255.00	$19,414,481.58	$43,420,736.58	$752,573,008.00
9/15/2026	$24,606,412.00	$18,814,325.20	$43,420,737.20	$727,966,596.00

3/15/2027	$25,221,572.00	$18,199,164.90	$43,420,736.90	$702,745,024.00
9/15/2027	$25,852,111.00	$17,568,625.60	$43,420,736.60	$676,892,913.00
3/15/2028	$26,498,414.00	$16,922,322.83	$43,420,736.83	$650,394,499.00
9/15/2028	$27,160,874.00	$16,259,862.48	$43,420,736.48	$623,233,625.00
3/15/2029	$27,839,896.00	$15,580,840.63	$43,420,736.63	$595,393,729.00
9/15/2029	$28,535,894.00	$14,884,843.23	$43,420,737.23	$566,857,835.00
3/15/2030	$29,249,291.00	$14,171,445.88	$43,420,736.88	$537,608,544.00
9/15/2030	$29,980,523.00	$13,440,213.60	$43,420,736.60	$507,628,021.00
3/15/2031	$30,730,036.00	$12,690,700.53	$43,420,736.53	$476,897,985.00
9/15/2031	$31,498,287.00	$11,922,449.63	$43,420,736.63	$445,399,698.00
3/15/2032	$32,285,744.00	$11,134,992.45	$43,420,736.45	$413,113,954.00
9/15/2032	$33,092,888.00	$10,327,848.85	$43,420,736.85	$380,021,066.00
3/15/2033	$33,920,210.00	$9,500,526.65	$43,420,736.65	$346,100,856.00
9/15/2033	$34,768,215.00	$8,652,521.40	$43,420,736.40	$311,332,641.00
3/15/2034	$35,637,421.00	$7,783,316.03	$43,420,737.03	$275,695,220.00
9/15/2034	$36,528,356.00	$6,892,380.50	$43,420,736.50	$239,166,864.00
3/15/2035	$37,441,565.00	$5,979,171.60	$43,420,736.60	$201,725,299.00
9/15/2035	$38,377,604.00	$5,043,132.48	$43,420,736.48	$163,347,695.00
3/15/2036	$39,337,045.00	$4,083,692.38	$43,420,737.38	$124,010,650.00
9/15/2036	$40,320,471.00	$3,100,266.25	$43,420,737.25	$83,690,179.00
3/15/2037	$41,328,482.00	$2,092,254.48	$43,420,736.48	$42,361,697.00
9/15/2037	$42,361,697.00	$1,059,042.43	$43,420,739.43	—

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably

appoint to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.09, 4.13, 4.14 or 4.19 of the Indenture, check the appropriate box below:

☐  Section 4.09                     ☐  Section 4.13                    ☐  Section 4.14                     ☐  Section 4.19

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.09 4.13, 4.14 or 4.19 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount [at maturity] of this Global Note	Amount of increase in Principal Amount [at maturity] of this Global Note	Principal Amount [at maturity] of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

EXHIBIT A-2

[Face of Regulation S Temporary Global Note]

CUSIP: 785592 A*7

5.00% Senior Secured Notes due 2037

No.	$

SABINE PASS LIQUEFACTION, LLC

promises to pay to                      or registered assigns, the principal sum of          DOLLARS and interest thereon in the pro rata amounts and on the Payment Dates provided for under Schedule I hereto.

Payment Dates: March 15 and September 15, commencing September 15, 2017

Record Dates: March 1 and September 1

Dated:             , 2017

SABINE PASS LIQUEFACTION, LLC

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

[Back of Regulation S Temporary Global Note]

5.00% Senior Secured Notes due 2037

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.3 OF APPENDIX A TO THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.3(a) OF APPENDIX A TO THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED,

TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL ‘‘ACCREDITED INVESTOR’’ WITHIN THE MEANING OF SUBPARAGRAPH (A)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE NOTES FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ‘‘ACCREDITED INVESTOR’’, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) PRINCIPAL AND INTEREST. Sabine Pass Liquefaction, LLC, a Delaware limited liability company (the “Company”), promises to make payments of principal and interest in the pro rata amounts and on the Payment Dates provided for under Schedule I hereto. Interest on the Notes will accrue from the most recent Payment Date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Payment Date, interest shall accrue from such next succeeding Payment Date; provided further that the first Payment Date shall be September 15, 2017. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and interest thereon, if any, from time to time on demand at a rate that is 0.5% per annum in excess of the rate then in effect to the extent lawful (without regard to any applicable grace periods). Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Until this Regulation S Temporary Global Note is exchanged for one or more Regulation S Permanent Global Notes, the Holder hereof shall not be entitled to receive payments of interest hereon; until so exchanged in full, this Regulation S Temporary Global Note shall in all other respects be entitled to the same benefits as other Notes under the Indenture.

(2) METHOD OF PAYMENT. The Company will make payments (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the March 1 and September 1 next preceding the Payment Date, even if such Notes are canceled after such record date and on or before such Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Paying Agent or Registrar maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE AND SECURITY DOCUMENTS. The Company issued the Notes under an Indenture dated as of February 24, 2017 (the “Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company. The Notes are secured by a pledge of Collateral (as defined in the Indenture) pursuant to the Security Documents referred to in the Indenture. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

At any time or from time to time prior to March 15, 2037, the Company may, at its option, redeem all or a part of the Initial Notes or a particular series of Additional Notes at a redemption price equal to the Optional Redemption Price (subject to the right of Holders of record on the relevant record date to receive interest due on a payment date that is on or prior to the redemption date, without duplication).

“Optional Redemption Price” with respect to any Notes to be redeemed, means an amount equal to the greater of:

(1) 100% of the principal amount of such Notes; and

(2) the Discounted Value of such Notes;

plus, in the case of both (1) and (2), accrued and unpaid interest on such Notes, if any, to the redemption date.

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid or has become or is declared to be immediately due and payable, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% and (y) the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second (2nd) Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b)

interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% and (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second (2nd) Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” shall mean, with respect to any Called Principal, the number of years obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (1) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (2) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Settlement Date” means, with respect to the Called Principal of a Note, the date on which such Called Principal is to be redeemed or has become or is declared to be immediately due and payable.

The notice of redemption with respect to the foregoing redemption need not set forth the Optional Redemption Price but only the manner of calculation thereof. The Company will notify the Trustee of the Optional Redemption Price with respect to any redemption promptly after the calculation, and the Trustee shall not be responsible for such calculation.

(6) MANDATORY REDEMPTION.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a)    Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) of payment (a “Change of Control Payment”) to each Holder to repurchase all or any part (equal to $100,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). No later than 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)    The Company will be required to make Asset Sale Offers, Excess Proceeds Offers and Project Document Termination Payment Offers to the extent provided in Sections 4.09, 4.14 and 4.19, respectively, of the Indenture.

(8) NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $100,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $100,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Payment Date.

This Regulation S Temporary Global Note is exchangeable in whole or in part for one or more Global Notes only (i) on or after the termination of the 40-day distribution compliance period (as defined in Regulation S) and (ii) upon presentation of certificates (accompanied by an Opinion of Counsel, if applicable) required by Article 2 of the Indenture. Upon exchange of this Regulation S Temporary Global Note for one or more Global Notes, the Trustee shall cancel this Regulation S Temporary Global Note.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(12) NO RECOURSE AGAINST OTHERS. No past, present or future director, manager, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor (including the General Partner and the Parent), as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees, the Security Documents, the Financing Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under federal securities laws.

(13) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(14) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(15) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(16) GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Sabine Pass Liquefaction, LLC

c/o Cheniere Energy, Inc.

700 Milam Street, Suite 1900

Houston, TX 77002

Attention: Treasurer

Schedule I

PAYMENT SCHEDULE

Date	Principal Payment	Interest Payment	Total Payment	Outstanding Principal
2/24/2017	—	—	—	$800,000,000.00
3/15/2017	—	—	—	$800,000,000.00
9/15/2017	—	$22,333,333.33	$22,333,333.33	$800,000,000.00
3/15/2018	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2018	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
3/15/2019	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2019	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
3/15/2020	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2020	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
3/15/2021	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2021	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
3/15/2022	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2022	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
3/15/2023	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2023	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
3/15/2024	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2024	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
3/15/2025	—	$20,000,000.00	$20,000,000.00	$800,000,000.00
9/15/2025	$23,420,737.00	$20,000,000.00	$43,420,737.00	$776,579,263.00
3/15/2026	$24,006,255.00	$19,414,481.58	$43,420,736.58	$752,573,008.00

9/15/2026	$24,606,412.00	$18,814,325.20	$43,420,737.20	$727,966,596.00
3/15/2027	$25,221,572.00	$18,199,164.90	$43,420,736.90	$702,745,024.00
9/15/2027	$25,852,111.00	$17,568,625.60	$43,420,736.60	$676,892,913.00
3/15/2028	$26,498,414.00	$16,922,322.83	$43,420,736.83	$650,394,499.00
9/15/2028	$27,160,874.00	$16,259,862.48	$43,420,736.48	$623,233,625.00
3/15/2029	$27,839,896.00	$15,580,840.63	$43,420,736.63	$595,393,729.00
9/15/2029	$28,535,894.00	$14,884,843.23	$43,420,737.23	$566,857,835.00
3/15/2030	$29,249,291.00	$14,171,445.88	$43,420,736.88	$537,608,544.00
9/15/2030	$29,980,523.00	$13,440,213.60	$43,420,736.60	$507,628,021.00
3/15/2031	$30,730,036.00	$12,690,700.53	$43,420,736.53	$476,897,985.00
9/15/2031	$31,498,287.00	$11,922,449.63	$43,420,736.63	$445,399,698.00
3/15/2032	$32,285,744.00	$11,134,992.45	$43,420,736.45	$413,113,954.00
9/15/2032	$33,092,888.00	$10,327,848.85	$43,420,736.85	$380,021,066.00
3/15/2033	$33,920,210.00	$9,500,526.65	$43,420,736.65	$346,100,856.00
9/15/2033	$34,768,215.00	$8,652,521.40	$43,420,736.40	$311,332,641.00
3/15/2034	$35,637,421.00	$7,783,316.03	$43,420,737.03	$275,695,220.00
9/15/2034	$36,528,356.00	$6,892,380.50	$43,420,736.50	$239,166,864.00
3/15/2035	$37,441,565.00	$5,979,171.60	$43,420,736.60	$201,725,299.00
9/15/2035	$38,377,604.00	$5,043,132.48	$43,420,736.48	$163,347,695.00
3/15/2036	$39,337,045.00	$4,083,692.38	$43,420,737.38	$124,010,650.00
9/15/2036	$40,320,471.00	$3,100,266.25	$43,420,737.25	$83,690,179.00
3/15/2037	$41,328,482.00	$2,092,254.48	$43,420,736.48	$42,361,697.00
9/15/2037	$42,361,697.00	$1,059,042.43	$43,420,739.43	—

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably

appoint to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.09, 4.13, 4.14 or 4.19 of the Indenture, check the appropriate box below:

☐  Section 4.09                     ☐  Section 4.13                    ☐  Section 4.14                     ☐  Section 4.19

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.09, 4.13, 4.14 or 4.19 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE REGULATIONS

TEMPORARY GLOBAL NOTE

The following exchanges of a part of this Regulation S Temporary Global Note for an interest in another Global Note, or exchanges of a part of another other Restricted Global Note for an interest in this Regulation S Temporary Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount [at maturity] of this Global Note	Amount of increase in Principal Amount [at maturity] of this Global Note	Principal Amount [at maturity] of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

The Bank of New York Mellon, as Trustee

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

cc:	Sabine Pass Liquefaction, LLC

c/o Cheniere Energy, Inc.

700 Milam Street, Suite 1900

Houston, TX 77002

Re:	5.00% Senior Secured Notes due 2037 issued by Sabine Pass Liquefaction, LLC

Reference is hereby made to the Indenture, dated as of February 24, 2017, (the “Indenture”), among Sabine Pass Liquefaction, LLC, as issuer (the “Company”), the Guarantors party thereto and The Bank of New York Mellon, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $         in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.	☐ Check if Transferee will take delivery of a beneficial interest in the Rule 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Rule 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2.	☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note, the Regulation S Permanent Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, (x) the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than the Initial Purchasers) and (y) the interest transferred will be held immediately thereafter through Euroclear or Clearstream. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3.	☐ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐  such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐  such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) ☐  such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐  such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit G to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4.	☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)    ☐  Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)    ☐  Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)    ☐  Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

	(a)	☐	a beneficial interest in the:

		(i)	☐ Rule 144A Global Note (CUSIP ), or

		(ii)	☐ Regulation S Global Note (CUSIP ); or

		(iii)	☐ IAI Global Note (CUSIP ); or

	(b)	☐	a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

	(a)	☐	a beneficial interest in the:

		(i)	☐ Rule 144A Global Note (CUSIP ), or

		(ii)	☐ Regulation S Global Note (CUSIP ); or

		(iii)	☐ IAI Global Note (CUSIP ); or

		(iv)	☐ Unrestricted Global Note (CUSIP ).

	(b)	☐	Restricted Definitive Note; or

	(c)	☐	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

The Bank of New York Mellon, as Trustee

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

cc:	Sabine Pass Liquefaction, LLC

c/o Cheniere Energy, Inc.

700 Milam Street, Suite 1900

Houston, TX 77002

Re:	5.00% Senior Secured Notes due 2037 issued by Sabine Pass Liquefaction, LLC

(CUSIP                     )

Reference is hereby made to the Indenture, dated as of February 24, 2017, (the “Indenture”), among Sabine Pass Liquefaction, LLC, as issuer (the “Company”), the Guarantors party thereto and The Bank of New York Mellon, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $         in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.    Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a)    ☐  Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)    ☐  Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)    ☐  Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)    ☐  Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.    Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a)    ☐  Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)    ☐  Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ Rule 144A Global Note or ☐ Regulation S Global Note or ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

[FORM OF NOTATION OF GUARANTEE]

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of February 24, 2017 (the “Indenture”) among Sabine Pass Liquefaction, LLC (the “Company”), the Guarantors party thereto and The Bank of New York Mellon, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee. Each Holder of a Note, by accepting the same, agrees to and shall be bound by such provisions.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[NAME OF GUARANTOR(S)]

By:
Name:
Title:

EXHIBIT E

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of             , 20    , among                      (the “Guaranteeing Subsidiary”), a subsidiary of Sabine Pass Liquefaction, LLC (or its permitted successor), a Delaware limited liability company (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 24, 2017 providing for the issuance of 5.00% Senior Secured Notes due 2037 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 2.1(d) of Appendix A to the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 11 thereof.

3.    NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4.    NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

5.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:             , 20

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

SABINE PASS LIQUEFACTION, LLC

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON as Trustee

By:
Authorized Signatory

EXHIBIT F

Additional Notes and Supplemental Indentures for Additional Notes

Reference is made in this Exhibit F to the Indenture dated as of February 24, 2017 (the “Indenture”) among Sabine Pass Liquefaction, LLC, (the “Company”), the Guarantors party thereto and The Bank of New York Mellon, as trustee (the “Trustee”).

(a)    After the Notes Issue Date, subject to compliance with the Indenture, including Section 4.08 thereof, Section 2.1 of Appendix A and this Exhibit F, the Company may issue Additional Notes, in one or more series, under this Indenture or under one or more Supplemental Indentures that comply with the provisions of this Indenture. Additional Notes may be issued as a separate series or the same series as the Initial Notes or other Additional Notes, as shall be specified in the form of the Additional Note or in any Supplemental Indenture governing the terms of the Additional Notes permitted to be issued by this Indenture. Additional Notes may be issued in accordance with the following provisions, which are deemed to be part of Section 2.1(d) of Appendix A to the Indenture:

(b)    Capitalized terms used and not otherwise defined in this Exhibit F which are defined in Section 2.1(b) of Appendix A or other Sections of the Indenture have the meanings set forth therein and the following terms have the meanings set forth below:

“Board Resolution” means a resolution duly adopted by (1) the Board of Directors of the Company or (2) any pricing or other committee of the Board of Directors of the Company duly authorized to act for it hereunder, a copy of which is delivered to the Trustee, accompanied by an Officer’s Certificate that such resolution has been duly adopted, has not been amended, modified, supplemented or rescinded and is in full force and effect.

“Registered Additional Note” means any Additional Note registered on the Additional Note Register maintained by the Company pursuant to Section 3.01 below.

1.01. Terms of Additional Notes. (a) The terms and conditions of any Additional Notes shall be established in or pursuant to a Board Resolution, and set forth in an Officer’s Certificate, or established in one or more Supplemental Indentures approved pursuant to a Board Resolution, and as set forth in an Officer’s Certificate, prior to the issuance of Additional Notes of any series, which shall include, as applicable:

(i)    the title of the Additional Notes of the series (which shall distinguish the Additional Notes of the series from all other Notes);

(ii)    any limit upon the aggregate principal amount of the Additional Notes of the series which may be authenticated and delivered under the Indenture (except for Additional Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Additional Notes of the series) which amount must be in compliance with the Indenture;

(iii)    the date or dates (or the manner of determining the same) on which the principal of the Additional Notes of the series is payable (which, if so provided in or pursuant to such Board Resolution or in any Supplemental Indenture, may be determined by the Company from time to time and set forth in the Additional Notes of the series issued from time to time);

(iv)    the rate or rates (or the method of determining the same) at which the Additional Notes of the series shall bear interest, if any, and the date or dates from which such interest shall accrue (which, in the case of either or both, if so provided in or pursuant to such Board Resolution or in any Supplemental Indenture, may be determined by the Company from time to time and set forth in the Additional Notes of the series issued from time to time), the dates (or the manner of determining the same) on which such principal and interest, if any, shall be payable, the record dates (or the manner of determining the same), if any, for the determination of Holders to whom principal and interest is payable on any payment date;

(v)    the place or places where, subject to the Indenture, the principal of (and premium, if any) and interest, if any, on Additional Notes of the series shall be payable, any Additional Notes of the series may be surrendered for registration of transfer and Additional Notes of the series may be surrendered for exchange and the place or places where notices or demands to or upon the Company in respect of the Additional Notes of the series may be served;

(vi)    the period or periods within which, the price or prices at which, and the terms and conditions upon which Additional Notes of the series may be redeemed, in whole or in part, at the option of the Company, pursuant to any sinking fund or otherwise;

(vii)    the obligation, if any, of the Company to redeem, repay, prepay or purchase Additional Notes of the series pursuant to any mandatory prepayment, purchase or redemption provision, sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which Additional Notes of the series shall be redeemed, repaid, prepaid or purchased, in whole or in part, pursuant to such obligation, or at the option of a Holder thereof;

(viii)    if other than denominations of U.S. $1,000 and any integral multiple thereof, the denominations in which Additional Notes of the series shall be issuable;

(ix)    if other than the principal amount thereof, the portion of the principal amount of Additional Notes of the series which shall be payable upon declaration of acceleration of the maturity thereof or the method by which such portion shall be determined;

(x)    if the amount of payments of principal of (or any premium) or any interest on the Additional Notes of the series may be determined with reference to an index, the manner in which such amounts shall be determined;

(xi)    whether the Additional Notes of the series shall be issued in whole or in part in the form of a Global Additional Note or Notes and, in such case, the Depositary for such Global Additional Note or Notes, if other than DTC, whether such global form shall be permanent or temporary and, if so, whether beneficial owners of interests in any such Global Additional Note may exchange such interests for Additional Notes of such series in certificated form and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in this Indenture;

(xii)    in the case of any Global Additional Note that may be exchanged for other Additional Notes, the manner and procedures for effecting such exchange;

(xiii)    whether and under what circumstances, and the terms and conditions on which, the Company will pay additional amounts on the Additional Notes of the series in respect of any tax, assessment or governmental charge withheld or deducted and whether the Company will have the option to redeem such Additional Notes rather than pay such additional amounts or to redeem such Additional Notes in the event of the imposition of any certification, documentation, information or other reporting requirement and, if so, under what circumstances and the terms and conditions on which the Company may exercise such option; and

(xiv)    any other terms of the series of Additional Notes which terms must be consistent with the provisions of the Indenture and, with respect to the matters set forth in Articles 4, 5, 6, 9, 10 (if any Additional Note is secured by any Collateral) and 11 (if any Additional Note is guaranteed by any guarantor of the Notes) (and any defined terms used therein) must be the same as those provisions (and any defined terms used therein).

(b)    All Additional Notes of any one series shall be substantially identical except that such Additional Notes may differ as to date of issue and the date from which interest, if any, shall accrue. The terms of such Additional Notes, as set forth above, may be determined by the Company from time to time if so provided in or pursuant to such Board Resolution or in any Supplemental Indenture for Additional Notes. All Additional Notes of any one series need not, but may, be issued at the same time.

(c)    If any terms of any series of Additional Notes are established by action taken pursuant to a Board Resolution, a copy of an appropriate record of such action shall be certified by the Secretary or an Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate setting forth the terms of the series.

1.02. Issuance of Additional Notes. (a) When authorized by a Board Resolution, Additional Notes may be issued either pursuant to the Indenture or pursuant to a Supplemental Indenture, in each case, without the consent of the Holders of any Notes, subject to compliance with the provisions of this Indenture.

(b) In authenticating or delivering any Additional Notes under the Indenture, or in executing, or accepting the additional trusts created by, any Supplemental Indenture for Additional Notes permitted by the Indenture, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, and the Company shall cause to be provided, an Opinion of Counsel that (subject to customary exceptions and assumptions):

(i)     the form or forms of such Additional Notes and any Supplemental Indenture for Additional Notes have been established in conformity with, and comply with, the provisions of the Indenture;

(ii)     the terms of such Additional Notes and any Supplemental Indenture for Additional Notes have been established in conformity with, and comply with, the provisions of the Indenture;

(iii)    such Additional Notes, when authenticated and delivered by the Trustee and issued by the Company in the manner and subject to any conditions specified in such opinion of counsel, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles; and

(iv)     the execution and delivery by the Company of such Additional Notes and any Supplemental Indenture for Additional Notes (A) have been duly authorized by all necessary limited liability company, managing member or other action on the part of the Company or its members and (B) will not violate the limited liability company agreement, certificate of formation or other organizational documents of the Company, any law binding on the Company, or the Indenture and the other Financing Documents.

In executing any amendment, modification or supplement of any Additional Notes or any Supplemental Indenture for Additional Notes, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, and the Company shall cause to be provided, an Opinion of Counsel stating that the amendment, modification or supplement of any Additional Notes or Supplemental Indenture for Additional Notes is authorized or permitted by the Indenture.

(c)    The Trustee and the Company, at any time and from time to time, may enter into one or more Supplemental Indentures, in form satisfactory to the Trustee, (i) to establish the forms or terms of Additional Notes of any series permitted by this Indenture or (ii) to amend such forms or terms in any manner, solely to the extent such amendment is permitted by the terms of this Indenture. The Trustee may, but shall not be obligated to, enter into any such Supplemental Indenture for Additional Notes which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

(d)    Upon the execution of any Supplemental Indenture for Additional Notes, any such Supplemental Indenture shall form a part of this Indenture for purposes of such Additional Notes and upon the execution of any amendment, modification or supplement of any Supplemental Indenture for Additional Notes in accordance with this Indenture, the Holders of Additional Notes of any series affected thereby theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

(e)    Additional Notes of any series authenticated and delivered after the execution of any Supplemental Indenture for Additional Notes may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such Supplemental Indentures. If the Company shall so determine, new Additional Notes of any series, so modified as to conform, in the opinion of the Trustee and the Board of Directors, to any such Supplemental Indenture for Additional Notes may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for outstanding Additional Notes of such series.

2.01 Form of Additional Notes. (a) Any Additional Notes of the same series as the Initial Notes will be in the form or forms provided in Sections 2.1 (b), (c) or (d), as applicable, of Appendix A to the Indenture.

(b)    Any Additional Notes of a separate series from the Initial Notes will be in such form or forms, subject to the compliance with all other provisions of this Indenture, as shall be established in or pursuant to a Board Resolution (and set forth in a Board Resolution or, to the extent established pursuant to (rather than as set forth in) such Board Resolution, in an Officer’s Certificate as to such establishment) or in one or more Supplemental Indentures for the Additional Notes permitted to be issued by this Indenture approved pursuant to a Board Resolution

(c)    Except as provided in Section 2.01(b) above, the Additional Notes of each series shall be issued as (i) Registered Additional Notes or (ii) Global Additional Notes.

(d)    Additional Notes may be issued, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture or any Supplemental Indenture for Additional Notes, shall have such legends as may be required by Applicable Law, and may have such letters, numbers or other marks of identification and such other legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange, Depositary or clearing organization, or to conform to usage, as may, consistently herewith, be determined by the officers of the Company executing such Additional Notes, as evidenced by their execution of such Additional Notes.

(e)    Each Additional Note (including a Global Additional Note) shall be dated the date of its authentication.

(d)    The Company in issuing the Additional Notes may use “CUSIP,” “CINS,” “ISIN” and other reference numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP,” “CINS,” “ISIN” and other such reference numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Additional Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Additional Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any changes in the “CUSIP,” “CINS,” “ISIN” or the other such reference numbers.

2.02 Form of Trustee Authentication for Additional Notes.

(a)    The Trustee’s Certificate of Authentication on all Additional Notes shall be in substantially the following form:

“This is one of the Additional Notes of the series designated therein referred to in the within-mentioned Indenture.

[INSERT NAME OF TRUSTEE], as Trustee

By
Authorized Officer”

3.01 Registration, Registration of Transfer and Exchange. (a) If the Additional Notes of or within a series are issuable as a Global Additional Note, the provisions of Section 2.3 of Appendix A to the Indenture shall apply to the transfer and exchange of the Global Additional Note.

(b)    If the Additional Notes of or within a series are issuable as a Registered Additional Note that is not a Global Additional Note, the Company shall cause to be kept a register or registers in respect of each series of Additional Notes (herein sometimes referred to as the “Additional Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Registered Additional Notes of such series and the registration of transfers of Registered Additional Notes of such series.

(b)    Upon surrender for registration of transfer of any Registered Additional Note of any series at the office or agency of the Company maintained for such purpose in respect of such series, but subject to any restrictions thereon, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Registered Additional Notes of such series of any authorized denominations, of a like stated maturity and aggregate principal amount and with like terms and conditions.

(c)    At the option of the Holder, Registered Additional Notes of any series may be exchanged for one or more other Registered Additional Notes of such series of any authorized denominations, of a like stated maturity and aggregate principal amount and with like terms and conditions, upon surrender of the Registered Additional Notes to be exchanged at any such office or agency.

(d)    Whenever any Registered Additional Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Additional Notes which the Holder making the exchange is entitled to receive.

(f)    All Additional Notes issued upon any registration of transfer or exchange of Additional Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Additional Notes surrendered upon such registration of transfer or exchange.

(g)    Every Registered Additional Note of a series presented or surrendered for registration of transfer or exchange shall (if so required by the Company or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company, the Trustee and the Additional Note Registrar in respect of such series duly executed, by the Holder thereof or such Holder’s attorney duly authorized in writing.

(h)    No service charge shall be made for any registration of transfer or exchange of Additional Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Additional Notes.

(i)    The Company shall not be required (A) to issue, register the transfer of or exchange any Additional Note of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Additional Notes of such series selected for redemption hereunder and ending at the close of business on the day of such mailing or (B) to register the transfer of or exchange any Registered Additional Note of such series so selected for redemption in whole or in part, except the unredeemed portion of any Registered Additional Note being redeemed in part.

3.02 Persons Deemed Owners. (a) The Company, the Trustee and any paying agent, the Additional Note registrar and any other agent of the Company or the Trustee in respect of the Additional Notes of any series may treat the Person in whose name any Registered Additional Note of such series is registered as the owner of such Registered Additional Note for the purpose of receiving payment of principal of (and premium, if any) and interest, if any, on such Registered Additional Note and for all other purposes whatsoever, whether or not such Registered Additional Note be overdue, and neither the Company nor the Trustee nor any paying agent, Additional Note registrar or other agent of the Company or the Trustee in respect of the Registered Additional Notes of such series shall be affected by notice to the contrary.

(b)    None of the Company, the Trustee and any paying agent, the Additional Note registrar and any other agent of the Company or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Additional Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(c)    Notwithstanding the foregoing, with respect to any Global Additional Note, nothing herein shall prevent the Company, the Trustee, or any agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by any Depositary, as a Holder, with respect to such Global Additional Note or impair, as between such Depositary and owners of beneficial interests in such Global Additional Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Additional Note.

EXHIBIT G

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

The Bank of New York Mellon, as Trustee

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

cc:	Sabine Pass Liquefaction, LLC

c/o Cheniere Energy, Inc.

700 Milam Street, Suite 1900

Houston, TX 77002

Re:	5.00% Senior Secured Notes due 2037 issued by Sabine Pass Liquefaction, LLC

Reference is hereby made to the Indenture, dated as of February 24, 2017 (the “Indenture”), among Sabine Pass Liquefaction, LLC, as issuer (the “Company”), the guarantors party thereto and The Bank of New York Mellon, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $          aggregate principal amount of:

(a)	☐ a beneficial interest in a Global Note, or

(b)	☐ a Definitive Note,

we confirm that:

1.    We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2.    We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities

Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3.    We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.    We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.    We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated: